Exhibits 10.13

Execution Version

CREDIT AGREEMENT

among

STEINER LEISURE LIMITED,

as Holdings

STEINER U.S. HOLDINGS, INC.,

as Lead Borrower

Each of the other Borrowers party hereto

Each of the Guarantors party hereto

VARIOUS LENDERS,

PNC BANK, NATIONAL ASSOCIATION,

as ADMINISTRATIVE AGENT and COLLATERAL AGENT

Dated as of December 9, 2015

i

SECTION 5.	TAXES		105

	5.01	Net Payments	105

SECTION 6.	CONDITIONS PRECEDENT TO CREDIT EVENTS ON THE CLOSING DATE		108

	6.01	Closing Date; Credit Documents	108
	6.02	Officer’s Certificate	108
	6.03	Opinions of Counsel	108
	6.04	Corporate Documents; Proceedings, etc.	108
	6.05	Fund Guaranty	108
	6.06	Equity Financing; Consummation of the Acquisition; Refinancing	109
	6.07	Company Material Adverse Effect	109
	6.08	Collateral and Guarantee Requirement	109
	6.09	[Reserved]	110
	6.10	[Reserved]	110
	6.11	Financial Statements; Pro Forma Balance Sheets	110
	6.12	Solvency Certificate	110
	6.13	Fees, etc.	110
	6.14	Representation and Warranties	110
	6.15	Patriot Act	110
	6.16	Borrowing Notice	111
	6.17	Borrowing Base Certificate	111
	6.18	Availability	111
	6.19	Term Loan Facility	111
	6.20	Intercreditor Agreement	111

SECTION 7.	CONDITIONS PRECEDENT TO ALL CREDIT EVENTS AFTER THE CLOSING DATE		111

	7.01	Borrowing Notice	111
	7.02	Availability	111
	7.03	No Default	111
	7.04	Representations and Warranties	111

SECTION 8.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS		112

	8.01	Organizational Status	112
	8.02	Power and Authority; Enforceability	112
	8.03	No Violation	112
	8.04	Approvals	113
	8.05	Financial Statements; Financial Condition; Projections	113
	8.06	Litigation	114
	8.07	True and Complete Disclosure	114
	8.08	Use of Proceeds; Margin Regulations	114

	8.09	Tax Returns and Payments	115
	8.10	ERISA	115
	8.11	The Security Documents	116
	8.12	Properties	117
	8.13	Capitalization	118
	8.14	Subsidiaries	118
	8.15	Compliance with Statutes, OFAC Rules and Regulations; Patriot Act; FCPA	118
	8.16	Investment Company Act	118
	8.17	[Reserved]	119
	8.18	Environmental Matters	119
	8.19	Labor Relations	119
	8.20	Intellectual Property	119
	8.21	Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc.	120
	8.22	Borrowing Base Certificate	120
	8.23	Senior Debt	120

SECTION 9.	AFFIRMATIVE COVENANTS		120

	9.01	Information Covenants	120
	9.02	Books, Records and Inspections	124
	9.03	Maintenance of Property; Insurance	126
	9.04	Existence; Franchises	127
	9.05	Compliance with Statutes, etc.	127
	9.06	Compliance with Environmental Laws	127
	9.07	ERISA	128
	9.08	Additional Subsidiaries	128
	9.09	Payment of Taxes	129
	9.10	Use of Proceeds	129
	9.11	Additional Security; Further Assurances; etc.	129
	9.12	Post-Closing Actions	130
	9.13	Permitted Acquisitions	130
	9.14	Designation of Subsidiaries	131
	9.15	Collateral Monitoring and Reporting	131
	9.16	Anti-Terrorism Laws	134

SECTION 10.	NEGATIVE COVENANTS		134

	10.01	Liens	134
	10.02	Consolidation, Merger, or Sale of Assets, etc.	140
	10.03	Dividends	144
	10.04	Indebtedness	148
	10.05	Advances, Investments and Loans	152
	10.06	Transactions with Affiliates	156

	10.07	Limitations on Payments of Permitted Junior Debt; Modifications of Term Loan Credit Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.	158
	10.08	Limitation on Certain Restrictions on Subsidiaries	159
	10.09	Business	161
	10.10	Negative Pledges	161
	10.11	Financial Covenants	163

SECTION 11.	EVENTS OF DEFAULT		164

	11.01	Payments	164
	11.02	Representations, etc.	164
	11.03	Covenants	164
	11.04	Default Under Other Agreements	165
	11.05	Bankruptcy, etc.	165
	11.06	ERISA	165
	11.07	Credit Documents	166
	11.08	Guaranties	166
	11.09	Judgments	166
	11.10	Change of Control	166
	11.11	Intercreditor Agreement, etc.	166
	11.12	Anti-Money-Laundering/International Trade Law Compliance	167
	11.13	Application of Funds	167

SECTION 12.	THE ADMINISTRATIVE AGENT		169

	12.01	Appointment and Authorization	169
	12.02	Delegation of Duties	170
	12.03	Liability of Agents	170
	12.04	Reliance by the Agents	172
	12.05	Notice of Default	173
	12.06	Credit Decision; Disclosure of Information by the Agents	173
	12.07	Indemnification of the Agents	174
	12.08	Administrative Agent in Its Individual Capacity	174
	12.09	Successor Administrative Agent	175
	12.10	Administrative Agent May File Proofs of Claim	175
	12.11	Collateral and Guaranty Matters	176
	12.12	Bank Product Providers	177
	12.13	Administrative Agent and the Collateral Agent	177
	12.14	Withholding Taxes	177

SECTION 13.	MISCELLANEOUS		178

	13.01	Payment of Expenses, etc.	178
	13.02	Right of Setoff	180
	13.03	Notices	181
	13.04	Benefit of Agreement; Assignments; Participations, etc.	182

	13.05	No Waiver; Remedies Cumulative	184
	13.06	Reserved	185
	13.07	Calculations; Computations	185
	13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL; ETC.	186
	13.09	Counterparts	187
	13.10	[Reserved]	187
	13.11	Headings Descriptive	187
	13.12	Amendment or Waiver; etc.	187
	13.13	Survival	190
	13.14	Domicile of Loans	190
	13.15	Register	190
	13.16	Confidentiality	191
	13.17	USA Patriot Act Notice	192
	13.18	Special Provisions Regarding Pledges of Equity Interests in Persons Not Organized in Qualified Jurisdictions	192
	13.19	Waiver of Sovereign Immunity	193
	13.20	[Reserved]	193
	13.21	INTERCREDITOR AGREEMENT	193
	13.22	Absence of Fiduciary Relationship	194
	13.23	Electronic Signatures	194
	13.24	Judgment Currency	194

SECTION 14.	CREDIT PARTY GUARANTY		195

	14.01	The Guaranty	195
	14.02	Bankruptcy	195
	14.03	Nature of Liability	195
	14.04	Independent Obligation	196
	14.05	Authorization	196
	14.06	Reliance	197
	14.07	Subordination	197
	14.08	Waiver	198
	14.09	Maximum Liability	198
	14.10	Payments	199
	14.11	Keepwell	199
	14.12	Information	199

v

SCHEDULE 1.01A	Existing Letters of Credit
SCHEDULE 1.01B	Unrestricted Subsidiaries
SCHEDULE 2.01	Commitments
SCHEDULE 8.12	Real Property
SCHEDULE 8.14	Subsidiaries
SCHEDULE 8.18	Environmental Matters
SCHEDULE 8.19	Labor Matters
SCHEDULE 8.21	Legal Names; Types of Organization (and Whether Registered Organization); Jurisdiction of Organization, etc.
SCHEDULE 9.13	Post-Closing Actions
SCHEDULE 9.17	Deposit Accounts
SCHEDULE 10.01(iii)	Existing Liens
SCHEDULE 10.04(vii)	Existing Indebtedness
SCHEDULE 10.05(iii)	Existing Investments
SCHEDULE 10.06(x)	Affiliate Transactions

EXHIBIT A	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Revolving Note
EXHIBIT B-2	Form of Swingline Note
EXHIBIT C	Form of U.S. Tax Compliance Certificate
EXHIBIT D	Form of Pledge Agreement
EXHIBIT E-1	Form of U.S. Security Agreement
EXHIBIT E-2	Form of Bahamian Security Agreement
EXHIBIT E-3	Form of English Security Agreement
EXHIBIT F	Form of Solvency Certificate
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Assignment and Assumption Agreement
EXHIBIT I	Form of Intercreditor Agreement

i

THIS CREDIT AGREEMENT, dated as of December 9, 2015 among STEINER LEISURE LIMITED, an international business company incorporated under the laws of the Commonwealth of the Bahamas (“Holdings”), STEINER U.S. HOLDINGS, INC., a Florida corporation, as the Lead Borrower (the “Lead Borrower”), each of the Subsidiaries of Holdings party hereto as Borrowers, each of the Subsidiaries of Holdings party hereto as Guarantors, the Lenders party hereto from time to time and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as the Administrative Agent (in such capacity the “Administrative Agent”) and Collateral Agent (in such capacity, the “Collateral Agent”). All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, pursuant to that Agreement and Plan of Merger, dated as of August 20, 2015 (the “Acquisition Agreement”), among Holdings, Nemo Parent, Inc., an international business company incorporated under the laws of the Commonwealth of the Bahamas, (“Parent”) and Nemo Merger Sub, Inc. (“Merger Sub”), Parent intends to acquire indirectly all of the issued and outstanding stock of Holdings through a merger transaction in accordance with the terms and conditions set forth in the Acquisition Agreement, and Merger Sub will merge with and into Holdings (such merger, the “Acquisition”), with Holdings as the surviving entity.

WHEREAS, (a) the Borrowers have requested that the Lenders extend credit in the form of Revolving Loans in an aggregate principal amount at any time outstanding not to exceed $50,000,000 (as such amount may be increased after the date hereof pursuant to Section 2.15) and (b) the Borrowers have requested that the Issuing Banks issue Letters of Credit in an aggregate stated amount at any time outstanding not to exceed $25,000,000 and (c) the Borrowers have requested the Swingline Lender to extend credit in the form of Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $5,000,000.

WHEREAS, in connection with the Transaction, on the Closing Date, the Lead Borrower also intends to enter into a senior secured term loan facility, pursuant to which the Lead Borrower will incur term loan indebtedness in an aggregate amount of $600,000,000 (as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time in accordance with the Intercreditor Agreement (as defined below), the “Term Loan Facility”).

NOW THEREFORE, the Lenders are willing to extend such credit to the Borrowers, the Swingline Lender is willing to make Swingline Loans to the Borrowers and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrowers on the terms and subject to the conditions set forth herein.

Section 1. Definitions and Accounting Terms.

1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accounts” shall mean all “accounts,” as such term is defined in the UCC in which any Person now or hereafter has rights, including all rights to payment for goods sold or leased or for services rendered.

“Account Debtor” shall mean any Person who may become obligated to another Person under, with respect to, or on account of, an Account, Chattel Paper, or General Intangible.

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division, product line, manufacturing facility or distribution facility of any Person not already a Subsidiary of Holdings or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the respective acquisition, become a Wholly-Owned Subsidiary of Holdings (or shall be merged or amalgamated with and into Holdings or a Wholly-Owned Subsidiary of Holdings).

“Acquisition” shall have the meaning set forth in the recitals hereto.

“Acquisition Agreement” shall have the meaning set forth in the recitals hereto.

“Acquisition Agreement Representations” shall mean those representations made by Holdings in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Parent (or its Affiliates) has the right to terminate its obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement.

“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement and all other agreements and documents relating to the Acquisition, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Additional Covered Jurisdiction” shall mean any jurisdiction as designated by the Lead Borrower in a written notice to the Administrative Agent and as agreed by the Administrative Agent in such Agent’s Permitted Discretion, in which the Lead Borrower may cause a Subsidiary (including any consolidated Affiliate in which Holdings and its Subsidiaries own no Equity Interests) of Holdings located outside of a Covered Jurisdiction to become a Guarantor.

“Additional Intercreditor Agreement” shall mean an intercreditor agreement among the Administrative Agent, the Collateral Agent and one or more Junior Representatives for holders of Permitted Junior Debt providing that, inter alia, the Liens on the Collateral (as defined in the Security Documents) in favor of the Collateral Agent (for the benefit of the Secured Creditors) shall be senior to such Liens in favor of the Junior Representatives (for the benefit of the holders of Permitted Junior Debt), as such intercreditor agreement may be amended, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof. An Additional Intercreditor Agreement shall be in a form customary for transactions of the type contemplated thereby and otherwise reasonably satisfactory in form and substance to the Administrative Agent.

“Additional Security Documents” shall have the meaning provided in Section 9.11(a).

“Adjustment Date” shall mean the first day of January, April, July and October of each fiscal year of Holdings and its Subsidiaries.

“Administrative Agent” shall mean PNC, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Administrative Agent Fees” shall have the meaning provided in Section 2.05(c).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Agents, or any Lender (nor any Affiliate of any thereof) shall be considered an Affiliate of any Credit Party or any Subsidiary thereof as a result of this Agreement or any other Credit Document (or the enforcement hereof or thereof), the extensions of credit hereunder or its actions in connection herewith or therewith.

“Agents” shall mean the Administrative Agent, the Collateral Agent and any other agent with respect to the Credit Documents.

“Agent-Related Persons” shall mean the Administrative Agent, the Collateral Agent, their respective affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent, the Collateral Agent and their respective affiliates.

“Aggregate Commitments” shall mean $50,000,000.

“Aggregate Exposures” shall mean, at any time, the sum of (a) the aggregate Outstanding Amount of all Loans plus (b) the LC Exposure, each determined at such time.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Agreement Currency” shall have the meaning provided in Section 13.24.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Alternate Source” shall have the meaning set forth in the definition of “Federal Funds Open Rate”.

“Anti-Terrorism Laws” shall mean any Laws applicable to a Covered Entity relating to terrorism, trade sanctions programs and embargoes, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Margin” shall mean with respect to any Type of Revolving Loan, the per annum margin set forth below, as determined by the Average Availability as of the most recent Adjustment Date:

Level	Average Availability (percentage of Line Cap)	Base Rate Loans	LIBOR Rate Loans
I	≥ 66.7%	0.00%	1.50%
II	< 66.7% but > 33.3%	0.25%	1.75%
III	≤ 33.3%	0.50%	2.00%

Prior to the first Adjustment Date after the Closing Date, the Applicable Margin shall be determined as if Level II were applicable. Thereafter, the Applicable Margin shall be adjusted from time to time on each Adjustment Date based on Average Availability, as determined by the Administrative Agent’s system of record, and each such increase or decrease in the Applicable Margin shall be effective on the Adjustment Date occurring immediately after the last day of the fiscal quarter most recently ended. If the Borrowers fail to deliver any Borrowing Base Certificate on or before the date required for delivery thereof, then, at the option of the Required Lenders, the Applicable Margin shall be determined if Level III were applicable, from the first day of the calendar month following the date such Borrowing Base Certificate was required to be delivered until the date of delivery of such Borrowing Base Certificate. Any increase in interest rates payable by Borrowers under this Agreement and the other Credit Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or other fees resulting from the occurrence of any Event of Default and/or the effectiveness of the Default Rate provisions of Section 2.06(f) or the default fee rate provisions of Section 2.05.

“Application Date” shall have the meaning provided for in Section 2.10(a).

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the StuckyNet System©, or any other equivalent electronic service agreed to by the Administrative Agent, whether owned, operated or hosted by any Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to this Agreement or any other Credit Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that the Administrative Agent specifically instructs a Person to deliver in physical form.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit H (appropriately completed) or such other form as shall be acceptable to the Administrative Agent.

“Available Amount” shall have the meaning set forth in the Term Loan Credit Agreement, as in effect on the date hereof.

“Availability” shall mean, as of any applicable date, the amount by which the Line Cap at such time exceeds the Aggregate Exposures on such date.

“Average Availability” shall mean, at any Adjustment Date, the average daily Availability for the calendar quarter immediately preceding such Adjustment Date, or such other period of days as the context may require.

“Average Usage” shall mean the average utilization of Revolving Commitments during the immediately preceding fiscal quarter of Holdings and its Subsidiaries.

“Bahamas” shall mean the Commonwealth of the Bahamas and any political subdivision thereof.

“Bahamian Collateral” (or equivalent term) as defined in each Bahamian Security Agreement and all other property (whether real, personal or otherwise) with respect to which any security interests or Liens have been granted (or purported to be granted) pursuant to any Bahamian Security Agreement, and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document governed by the laws of the Bahamas.

“Bahamian Security Agreements” means, collectively, (a) the debenture dated on or about the date of this Agreement, in form and substance satisfactory to the Collateral Agent, executed and delivered by the Credit Parties party thereto and the Collateral Agent substantially in the form of Exhibit E-3, as may be amended, restated, supplemented or otherwise modified from time to time, (b) the Bahamian Share Pledge and (c) each other debenture, share charge or similar security document executed and delivered pursuant to the Collateral and Guarantee Requirement to secure any of the Obligations.

“Bahamian Share Pledge” means the share pledge dated on or about the date of this Agreement, in form and substance satisfactory to the Collateral Agent, executed and delivered by the Credit Parties party thereto and to the Collateral Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Bank Product Reserve” shall mean the aggregate amount of reserves established by the Administrative Agent from time to time in its discretion in respect of (a) all Hedge Liabilities and (b) all Cash Management Liabilities.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Base Rate Loan” shall mean each Revolving Loan that bears interest based upon the Alternate Base Rate.

“Benefited Lender” shall have the meaning provided in Section 2.14(d).

“Board” shall mean the Board of Governors of the Federal Reserve System (or any successor).

“Borrower Materials” shall mean Borrowing Base Certificates, Compliance Certificates and other information, reports, financial statements and other materials delivered by the Credit Parties hereunder, as well as other Reports, documents, certificates, and information provided by the Administrative Agent to Lenders.

“Borrowers” shall mean (i) the Lead Borrower and (ii) any Subsidiary of Holdings organized under a Covered Jurisdiction (other than the Bahamas) that becomes a Borrower hereunder in accordance with the terms hereof.

“Borrowing” shall mean the borrowing of the same Type of Revolving Loan by the Borrowers from all the Lenders having Commitments on a given date (or resulting from a conversion or conversions on such date), having in the case of LIBOR Rate Loans, the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 3.01 shall be considered part of the related Borrowing of LIBOR Rate Loans.

“Borrowing Base” shall mean at any time of calculation, an amount equal to the sum of the Dollar Equivalent of, without duplication:

(a) the book value of Eligible Accounts multiplied by 85%, plus

(b) the net book value of Eligible Inventory multiplied by 55%; provided, that (x) prior to the termination of the Fund Guaranty, advances against Eligible Inventory shall not exceed $25,000,000 in the aggregate, or (y) at any time thereafter, advances against Eligible Inventory shall not exceed $30,000,000 in the aggregate, plus

(c) 100% of Qualified Cash; minus

(d) any Reserves established from time to time by the Administrative Agent in its Permitted Discretion in accordance with the terms hereof.

The Borrowing Base or any component thereof at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered by the Lead Borrower to the Administrative Agent pursuant to Section 9.15(a) (subject to any adjustment made by the Administrative Agent pursuant to such Section).

The Administrative Agent shall (i) promptly notify the Lead Borrower in writing (including via e-mail) whenever it determines that the Borrowing Base set forth on a Borrowing Base Certificate differs from the Borrowing Base, (ii) discuss the basis for any such deviation and any changes proposed by the Lead Borrower, including the reasons for any impositions of or changes in Reserves or any change in advance rates with respect to Eligible Accounts (in the Administrative Agent’s Permitted Discretion and subject to the definition thereof) or eligibility criteria, with the Lead Borrower, (iii) consider, in the exercise of its Permitted Discretion, any additional factual information provided by the Lead Borrower relating to the determination of the Borrowing Base and (iv) promptly notify the Lead Borrower of its decision with respect to any changes proposed by the Lead Borrower. Pending a decision by the Administrative Agent to make any requested change, the initial determination of the Borrowing Base by the Administrative Agent shall continue to constitute the Borrowing Base.

“Borrowing Base Certificate” shall mean a certificate of the chief executive officer, president or chief financial officer of the Lead Borrower in form and substance satisfactory to the Administrative Agent.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with U.S. GAAP and, without duplication, the amount of Capital Expenditures incurred by such Person; provided that Capital Expenditures shall not include (i) the purchase price paid in connection with the Acquisition or a Permitted Acquisition, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time, (iii) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (iv) expenditures to the extent that they are actually paid for by a third party (excluding any Credit Party or any of its Restricted Subsidiaries) and for which no Credit Party or any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period) and (v) property, plant and equipment taken in settlement of accounts.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person to the extent such obligations, under U.S. GAAP in effect on the date hereof, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with U.S. GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with U.S. GAAP immediately prior to the Closing Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in U.S. GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent for deposit into the LC Collateral Account, for the benefit of the Administrative Agent, the Issuing Banks or the Swingline Lender (as applicable) and the Lenders, cash as collateral for the LC Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), in accordance with Section 2.13(s). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean:

(i)

U.S. Dollars, Canadian Dollars, pounds sterling, euros, the national currency of any Participating Member State or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(ii)

readily marketable direct obligations of any member of the European Union or any political subdivision thereof, Switzerland, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA by S&P;

(iii)

marketable general obligations issued by any state of the United States, any province of Canada, or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state or province, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA by S&P;

(iv)

securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by the United States government or the Canadian government or any agency or instrumentality of the United States or Canadian government (provided that the full faith and credit of the United States or Canada is pledged in support of those securities), in such case having maturities of not more than twelve months from the date of acquisition;

(v)

certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any Lender party to this Agreement or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s;

(vi)

repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (iv) and (v) above entered into with any financial institution meeting the qualifications specified in clause (v) above;

(vii)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within twelve (12) months after the date of acquisition; and

(viii)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition.

“Cash Management Documents” shall mean any and all agreements, instruments and documents and all other writings heretofore, now or hereafter executed by any Credit Party and/or delivered any Secured Creditor in respect of or evidencing any Cash Management Liabilities, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Cash Management Products and Services” shall mean agreements or other arrangements under which an Agent or any Lender or any Affiliate of an Agent or a Lender provides any of the following products or services to any Borrower: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Credit Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, Guaranteed Obligations under the Guaranty and otherwise treated as Obligations for purposes of each of the other Credit Documents. The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Credit Documents, subject to the express provisions of Section 11.13.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services”.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“CFC” shall mean a Foreign Subsidiarity of Holdings that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFTC” shall mean the Commodity Futures Trading Commission (or any successor).

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any applicable Law; (b) any change in any applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and

Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean, at any time and for any reason whatsoever, (a) Holdings shall fail to directly or indirectly own 100% on a fully diluted basis of the Lead Borrower’s Equity Interests, (b) prior to any Initial Public Offering, (i) Permitted Holders shall fail to have, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act) in the aggregate of at least 50.1% on a fully diluted basis of voting interests in Holdings’ Equity Interests or (ii) Sponsor and Sponsor Affiliates shall fail to collectively have, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act) in the aggregate of at least 35% on a fully diluted basis of voting interests in Holdings’ Equity Interests, (c) on and after an Initial Public Offering, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act), other than one or more Permitted Holders (or any one or more Parent Companies in which the Sponsor and its Sponsor Affiliates, directly or indirectly, owns the largest percentage of such Parent Company’s voting Equity Interests and in which no other such “person” or “group,” directly or indirectly, owns or controls (by ownership, contract or otherwise) more voting Equity Interests of such Parent Company than are owned by Sponsor and its Sponsor Affiliates), shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act) of Equity Interests having more, directly or indirectly, than 35% of the total voting power of all outstanding Equity Interests of Holdings in the election of directors, unless at such time the Permitted Holders (or any one or more Parent Companies in which the Sponsor and its Sponsor Affiliates, directly or indirectly, owns the largest percentage of such Parent Company’s voting Equity Interests and in which no other such “person” or “group,” directly or indirectly, owns or controls (by ownership, contract or otherwise) more voting Equity Interests of such Parent Company than owned by Sponsor and its Sponsor Affiliates) are direct or indirect “beneficial owners” (as so defined) of Equity Interests of Holdings having a greater percentage of the total voting power of all outstanding Equity Interests of Holdings in the election of directors than that owned by each other “person” or “group” described above, (d) after an Initial Public Offering has occurred, the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors or (e) a “change of control” or similar event shall occur as provided in (I) the Term Loan Credit Agreement or any refinancing of the Term Loan Credit Agreement, or (II) any Permitted Junior Debt or (III) any other debt instrument of a Credit Party, in each case of this clause (II) and (III), with an aggregate principal amount in excess of $30,000,000.

“Chattel Paper” shall have the meaning set forth in Section 1.03.

“Closing Date” shall mean December 9, 2015.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agent” shall mean PNC, in its capacity as collateral agent for the Secured Creditors hereunder and under the other Credit Documents and, with respect to any Security Agreement governed by English law, in its capacity as security trustee for the Secured Creditors and, shall include any successor to the Collateral Agent appointed pursuant to Section 12.09.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from (i) Holdings, the Borrowers and the other Credit Parties either (x) a counterpart of the applicable Security Document duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Credit Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the applicable Security Document (or, in the case of any English Security Agreement or Bahamian Security Agreement, shall enter into a new English Security Agreement or Bahamian Security Agreement, as applicable pursuant to which such Person becomes a party thereto), in each case in substantially the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Credit Documents executed and delivered after the Closing Date, to the extent reasonably requested by the Collateral Agent, opinions and documents of the type referred to in Sections 6.03 and 6.04;

(b) all outstanding Equity Interests of the Borrowers and the other Restricted Subsidiaries (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Credit Party, shall have been pledged pursuant to the applicable Security Document, Pledge Agreement or other collateral document, and the Collateral Agent shall have received certificates, if any, or other instruments, if any, representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) if any Indebtedness for borrowed money of Holdings, the Borrowers or any other Subsidiary of Holdings in a principal amount of $1,000,000 or more is owing by such obligor to any Credit Party and such Indebtedness shall be evidenced by a promissory note, such promissory note shall be pledged pursuant to the applicable Security Agreement, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that the foregoing delivery requirement with respect to any intercompany indebtedness may be satisfied by delivery of an omnibus or global intercompany note executed by all Credit Parties as payees and all such obligors as payors;

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and intellectual property security agreements required by this Agreement, the Security Documents, Requirements of Law and reasonably requested by the Collateral Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording; provided that any Security Documents required to be registered in England and Wales shall only be required to be registered in accordance with the deadlines prescribed by law and shall not be required to be so registered prior to the Closing Date; and

(e) except in each case as otherwise agreed by the Collateral Agent, the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property (to the extent such Mortgage is not included within the applicable Security Agreement) duly executed and delivered by the record owner of such Mortgaged Property (if the Mortgaged Property is in a jurisdiction that imposes a mortgage recording or similar tax is imposed on the amount secured by such Mortgage, then the amount secured by such Mortgage shall be limited to the fair market value of such Mortgaged Property, as reasonably determined by Holdings), (ii) to the extent applicable in the relevant jurisdiction, a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a second priority Lien on the Mortgaged Property described therein (except as otherwise agreed), free of any other Liens except Permitted Encumbrances, together with such endorsements (other than a creditor’s rights endorsement) as the Collateral Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (it being agreed that the Collateral Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies, provided that, each such zoning report shall reflect the Mortgaged Property as conforming or legal non-conforming as to all matters which would not constitute Permitted Encumbrances), in an amount equal to the fair market value of such Mortgaged Property or as otherwise reasonably agreed by the parties; provided that in no event will the Lead Borrower be required to obtain independent appraisals of such Mortgaged Properties, unless required by FIRREA, (iii) to the extent applicable in the relevant jurisdiction, a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property, and if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be located in special flood hazard area, a duly executed notice about special flood hazard area status and flood disaster assistance and evidence of such flood insurance as provided in Section 9.03(b), (iv) opinions, addressed to the Collateral Agent and the Secured Parties, from counsel qualified to opine in each jurisdiction (i) where a Mortgaged Property is located regarding the enforceability of the Mortgage, that either no mortgage taxes are due and payable in connection with such Mortgage, or if due and payable, the amount so due and payable, and such other matters as may be reasonably requested by Administrative Agent, and (ii) where the applicable Credit Party granting the Mortgage on said Mortgaged Property is organized, regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other matters as may be in form and substance reasonably satisfactory to the Collateral Agent, (v) to the extent applicable in the relevant jurisdiction, a survey or existing survey together with a no change affidavit of such Mortgaged Property, in compliance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys certified to the Collateral Agent, and (vi) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings in appropriate county land office(s).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Credit Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Credit Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Collateral Agent and the Lead Borrower reasonably agree in writing that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse tax consequences to Holdings and its Affiliates (including the imposition of withholding or other material taxes)), outweighs the benefits to be obtained by the Lenders therefrom; (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents; (c) reserved; (d) in no event shall any Credit Party be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside of a Covered Jurisdiction, and no actions in any non-Covered Jurisdiction or required by the laws of any non-Covered Jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of any Covered Jurisdiction (including any Equity Interests of Subsidiaries organized outside of a Covered Jurisdiction and any Intellectual Property governed by or arising or existing under the laws of any jurisdiction other than a Covered Jurisdiction) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-Covered Jurisdiction); (e) in no event shall any Credit Party be required to complete any filings or other action with respect to perfection of security interests in assets subject to certificates of title beyond the filing of UCC financing statements (or analogous filings, actions or procedures or delivery of customary notices and acknowledgments under applicable laws of a Covered Jurisdiction); (f) other than the filing of UCC financing statements (or analogous filings or procedures or delivery of customary notices and acknowledgments under applicable laws of a Covered Jurisdiction), no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $1,000,000; (g) in no event shall any Credit Party be required to complete any filings or other action with respect to security interests in Intellectual Property beyond the filing of “short form” Intellectual Property security agreements with the United States Patent and Trademark Office, the United States Copyright Office or the English Intellectual Property Office (or analogous filings, actions or procedures or delivery of customary notices and acknowledgments under applicable laws of a Covered Jurisdiction); (h) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements or analogous actions or procedures or delivery of customary notices and acknowledgments under applicable laws of a Covered Jurisdiction); (i) in no event shall the Collateral include any Excluded Assets (except for any Collateral that is the subject of a floating charge under the English Security Agreements, in which case such Collateral will only exclude any assets that are described in subclauses (f), (g) and (i) in the definition of “Excluded Assets”) and (j) all Guarantees by any Subsidiary of Holdings incorporated under English law or any non-Covered Jurisdiction shall be subject to applicable maintenance of capital, corporate benefit, financial assistance and similar laws, rules and regulations, it being understood that Holdings and its Subsidiaries shall pursue any “whitewash” or similar procedures available in connection with such laws, rules and regulations in jurisdictions in a manner to be mutually and reasonably agreed between the Collateral Agent and the Lead Borrower and (k) the Collateral and Guarantee Requirement shall not apply to, and the Collateral shall exclude, any Equity Interests in excess of 65% of the issued and outstanding Equity Interests of any Foreign Subsidiary that is a CFC and of each FSHCO that are directly held by the Lead Borrower. The Administrative Agent in its sole discretion may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) and any other obligations under this definition where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement (including as set forth on Schedule 9.12) or the Security Documents.

“Collection Account” shall mean any Deposit Account into which payments with respect to Accounts or Inventory are received by any Borrower.

“Commercial Tort Claim” shall have the meaning set forth in Section 1.03.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, LC Commitment or Swingline Commitment, or any Extended Revolving Loan Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Material Adverse Effect” shall have the same meaning assigned to such term in the Acquisition Agreement as in effect on the Closing Date.

“Compliance Certificate” shall mean a certificate of the chief executive officer, president or chief financial officer of Holdings substantially in the form of Exhibit G hereto, and in any case, in form and substance reasonably satisfactory to the Administrative Agent.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including (i) amortization of deferred financing fees, (ii) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits and (iii) amortization of intangibles (including goodwill and organizational costs) (excluding any such adjustment to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such adjustment is subsequently reversed), in each case of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with U.S. GAAP.

“Consolidated EBITDA” shall mean, for any period, (w) Consolidated Net Income for Holdings and its Restricted Subsidiaries for such period; plus (x) all of the following with respect to Holdings and its Restricted Subsidiaries, in each case as determined without duplication in accordance with Section 13.07(a) and, except with respect to clause (ix), to the extent deducted in calculating Consolidated Net Income for such period:

(i)	Interest Expense;

(ii)

provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, federal, foreign, state, franchise and similar taxes and foreign withholding taxes of Holdings and its Restricted Subsidiaries paid or accrued during such period, and, without duplication, (A) any payments made pursuant to any tax sharing agreements or arrangements among Holdings, any Restricted Subsidiaries and any Parent Company (so long as such tax sharing payments are attributable to the income of Holdings and any Restricted Subsidiaries) and (B) an amount equal to the Tax distributions actually made to any Parent Company in respect of such period in accordance with Section 10.03 as though such amounts had been paid as taxes based on income or profits or capital directly by Holdings, the Lead Borrower or any Restricted Subsidiaries for such period;

(iii)	Consolidated Depreciation and Amortization Expense of such Persons for such period;

(iv)

other costs or expenses pursuant to any management equity plan, supplemental executive retirement plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings, the Lead Borrower or a Restricted Subsidiary or net cash proceeds of an issuance of common Equity Interests of Holdings, the Lead Borrower or a Restricted Subsidiary or Qualified Preferred Stock;

(v)

any compensation expense (whether cash or non-cash) resulting from the repurchase of any Equity Interests of Holdings from employees, directors or consultants of Holdings, the Lead Borrower or any Restricted Subsidiaries, in each case pursuant to the provisions of clause (iii) of Section 10.03;

(vi)

any up-front fees, transaction costs, commissions, expenses, premiums or charges related to any equity offering, permitted investment, acquisition, disposal or incurrence, repayment, amendment or modification of Indebtedness permitted by this Agreement (whether or not successful) and up-front or financing fees, transaction costs, commissions, expenses, premiums or charges related to the Transaction (including fees paid to the Sponsor and/or its Affiliates in connection with the Acquisition) and any nonrecurring merger, amalgamation, business acquisition or disposition transaction costs incurred during such period (in each case whether or not successful);

(vii)

cash restructuring charges or reserves and business optimization expenses, including any restructuring costs and integration costs incurred in connection with the Acquisition or Permitted Acquisitions or other Investments whether before or after the Closing Date, costs related to the opening and closure and/or consolidation of facilities, retention charges, contract termination costs, retention, recruiting, relocation, severance and signing bonuses and expenses, transaction fees and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges, consulting fees and any one-time expense relating to enhanced accounting function, or costs associated with becoming a public company or any other costs incurred in connection with any of the foregoing; provided that (a) the aggregate amount of add backs made pursuant to this clause (vii) for any period of four consecutive fiscal quarters, when added to the aggregate amount of add backs made pursuant to clause (ix) below for such period of four consecutive fiscal quarters and aggregated with any Non-Recurring Expenses for such period of four consecutive fiscal quarters, shall not exceed an amount equal to 15% of Consolidated EBITDA for such period of four consecutive fiscal quarters (without giving effect to any adjustments pursuant to this clause (vii) or clause (ix) below or any such Non-Recurring Expenses) and (b) the aggregate amount of addbacks made pursuant to clause (a) of this proviso when aggregated with any Pro Forma Adjustments for such period of four consecutive fiscal quarters shall not exceed 17.5% of Consolidated EBITDA for such period of four consecutive fiscal quarters (without giving effect to any adjustments pursuant to this clause (vii) or clause (ix) below or any such Non-Recurring Expense or Pro Forma Adjustments);

(viii)	all payments of fees and expenses pursuant to the Sponsor Agreement (as in effect on the Closing Date);

(ix)

the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by the Lead Borrower in good faith to be realized during such period (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with the Transaction or any acquisition or disposition or operational change by Holdings, the Lead Borrower or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions, provided that (A) a duly completed certificate signed by a Responsible Officer of the Lead Borrower shall be delivered to the Administrative Agent with the Compliance Certificate required to be delivered pursuant to Section 9.01(e), certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably expected and factually supportable in the good faith judgment of the Lead Borrower, and (y) such actions are to be taken within (I) in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with the Transaction, 18 months after the Closing Date and (II) in all other cases, within 18 months after the consummation of the acquisition, disposition, restructuring or the implementation of an initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies and (B) no cost savings, operating expense reductions, other operating improvements and synergies shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (C) to the extent that any cost savings, operating expense reductions, other operating improvements and synergies are not associated with the Transaction or any other specified transaction, all steps shall have been taken for realizing such savings, (D) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (ix) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies and (E)(1) the aggregate amount of add-backs made pursuant to this clause (ix) for any period of four consecutive fiscal quarters, when added to the aggregate amount of add backs made pursuant to clause (vii) above for such period of four consecutive fiscal quarters and aggregated with any Non-Recurring Expenses for such period of four consecutive fiscal quarters, shall not exceed an amount equal to 15% of Consolidated EBITDA for such period of four consecutive fiscal quarters (without giving effect to any adjustments pursuant to this clause (ix) or clause (vii) above or any such Non-Recurring Expenses) and (2) the aggregate amount of add-backs made pursuant to clause (E)(1) for any period of four consecutive fiscal quarters when added with any Pro Forma Adjustments shall not exceed an amount equal to 17.5% of Consolidated EBITDA for such period of four consecutive fiscal quarters (without giving effect to any adjustments pursuant to this clause (ix) or clause (vii) above or any such Non-Recurring Expenses and Pro Forma Adjustments);

(x)

to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as the Lead Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption;

(xi)

expenses to the extent covered by contractual indemnification or refunding provisions in favor of the Lead Borrower or a Restricted Subsidiary and actually paid or refunded, or, so long as the Lead Borrower has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing within 90 days and (B) in fact reimbursed or otherwise paid within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 180 days);

(xii)	the amount of any minority expense;

(xiii)	to the extent deducted in calculating Consolidated Net Income for such period, payments in respect of earn-outs and other contingent payments in respect of any acquisition;

(xiv)

all non-cash charges and non-cash losses which were included in arriving at Consolidated Net Income for such period (excluding any such non-cash charges or non-cash losses to the extent that they represent an accrual or reserve for potential cash charges or losses in any future period or amortization of a prepaid cash charge or loss that was paid in a prior period); and

(xv)	GAAP Revenue to Cash Revenue Adjustment;

minus all non-cash gains to the extent included in Consolidated Net Income for such period (excluding any non-cash gains to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period);

(xvi) any gains realized upon the disposition of property outside of the ordinary course of business to the extent included in calculating Consolidated Net Income for such period;

(xvii) all non recurring or unusual gains or income in accordance with U.S. GAAP to the extent included in calculating Consolidated Net Income for such period;

(xviii) to the extent not already excluded in determining Consolidated Net Income, the amount of income consisting of or associated with losses of any Restricted Subsidiary attributable to non-controlling interests or minority interests of third parties; and

(xix) income tax refunds received, in excess of income tax liabilities for such period;

provided that, notwithstanding the foregoing:

(1) to the extent that any non-cash charge added back to Consolidated Net Income pursuant to any of the foregoing provisions for any period shall become a cash event during any subsequent period, the amount thereof shall be deducted from Consolidated Net Income in determining Consolidated EBITDA for such subsequent period, except, (x) in the case of compensation expense resulting from the repurchase of any Equity Interests of any Parent Company from employees of Holdings, the Lead Borrower or any Restricted Subsidiary, to the extent permitted to be added in determining Consolidated EBITDA pursuant to the foregoing clause (v), and (y) in the case of restructuring charges, to the extent permitted to be added in determining Consolidated EBITDA pursuant to the foregoing clause (vii);

(2) in determining the Consolidated Fixed Charge Coverage Ratio, the Total Net Leverage Ratio and the Total Secured Net Leverage Ratio, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis to give effect to any Acquired Entity or Business (other than any Unrestricted Subsidiary redesignated as a Restricted Subsidiary) acquired during such period pursuant to a Permitted Acquisition and not subsequently sold or otherwise disposed of by Holdings, the Lead Borrower or any Restricted Subsidiary during such period;

(3) in determining the Consolidated Fixed Charge Coverage Ratio, the Total Net Leverage Ratio and the Total Secured Net Leverage Ratio, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis to give effect to any disposition of assets constituting a business, division, product line, manufacturing facility or distribution facility of any Subsidiary of Holdings or the Lead Borrower or of the Equity Interests of any Subsidiary of Holdings during such period and not subsequently reacquired by the Lead Borrower or any Restricted Subsidiary during such period; and

(4) Consolidated EBITDA shall be deemed to be $27,200,000 for the fiscal quarter ended March 31, 2015, $22,600,000 for the fiscal quarter ended June 30, 2015, and $20,800,000 for the fiscal quarter ended September 30, 2015.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period of four consecutive fiscal quarters for which financial statements were required to have been delivered in accordance with Section 9.01, the ratio of (a) Consolidated EBITDA for such period, minus (x) Capital Expenditures paid in cash (excluding the proceeds of any Indebtedness (other than Indebtedness hereunder)) for such period, (y) the amount of cash payments made during such period by Holdings and its Restricted Subsidiaries in respect of federal, state, local and foreign income taxes during such period and (z) Dividends permitted by Section 10.03(xiii) or (xv) paid in cash for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” shall mean, for any period of four consecutive fiscal quarters for which financial statements were required to have been delivered in accordance with Section 9.01, for Holdings and its Restricted Subsidiaries on a consolidated basis, the sum, without duplication, of (a) Consolidated Interest Charges for such period to the extent paid in cash (or accrued and payable on a current basis in cash) and (b) the aggregate amount of scheduled amortization payments of principal paid or payable during such period in respect of long-term Consolidated Indebtedness of Holdings and its Restricted Subsidiaries. Notwithstanding the foregoing, for purposes of calculating Consolidated Fixed Charges (i) for any period that includes a fiscal quarter (or portion thereof) prior to the Closing Date, Consolidated Fixed Charges shall be calculated from the period from the Closing Date to the date of determination divided by the number of days in such period and multiplied by 365 and (ii) payments in respect of earn-outs and other contingent payments in respect of any acquisition shall not be included in Consolidated Fixed Charges.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of capital lease obligations, Indebtedness for borrowed money, unreimbursed drawings under letters of credit, purchase money debt and third party debt obligations evidenced by promissory notes or similar instruments of Holdings and its Restricted Subsidiaries determined on a consolidated basis in accordance with U.S. GAAP on such date, less unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries on such date.

“Consolidated Interest Charges” shall mean, for any period of four consecutive fiscal quarters for which financial statements were required to have been delivered in accordance with Section 9.01, for Holdings and its Restricted Subsidiaries on a consolidated basis, all cash interest, premium payments, debt discount, charges and related fees and expenses, net of interest income, of Holdings and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with U.S. GAAP, excluding (a) up-front or financing fees, transaction costs, commissions, expenses, premiums or charges, in each case, in connection with the Transactions, (b) costs associated with obtaining, or breakage costs in respect of swap or hedging agreements and (c) amortization of deferred financing costs. Notwithstanding the foregoing, for purposes of calculating Consolidated Interest Charges for any period that includes a fiscal quarter (or portion thereof) prior to the Closing Date (other than as a component of Consolidated EBITDA), Consolidated Interest Charges shall be calculated from the period from the Closing Date to the date of determination divided by the number of days in such period and multiplied by 365.

“Consolidated Net Income” shall mean, for any period, the aggregate of the net income (or loss) of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests) and otherwise determined in accordance with U.S. GAAP, provided that:

(i)

in determining Consolidated Net Income, the net income (or loss) of any other Person which is not a Restricted Subsidiary or is accounted for by Holdings by the equity method of accounting shall be included (x) in the case of net income, only to the extent of the payment of dividends, distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such other Person to Holdings or a Restricted Subsidiary during such period, or (y) in the case of net loss, only to the extent of any losses actually funded (through Investments or otherwise) by Holdings or a Restricted Subsidiary during such period;

(ii)

(A) any net after-tax effect (using a reasonable estimate based on applicable tax rates) of extraordinary gains or losses or non-recurring or unusual gains or losses (less all fees and expenses relating thereto) shall be excluded and (B) any net after-tax effect (using a reasonable estimate based on applicable tax rates) of non-recurring or unusual losses (less all fees and expenses related thereto) or expenses (including relating to the Transaction and any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses) (this clause (B) collectively, the “Non-Recurring Expenses”) shall be excluded, provided that (a) the Non-Recurring Expenses excluded pursuant to this clause (ii)(B), when added to the aggregate amount of add backs made pursuant to clause (vii) in the definition of EBITDA above for such period of four consecutive fiscal quarters and aggregated with the aggregate amount of add backs made pursuant to clause (ix) in the definition of EBITDA above for such period of four consecutive fiscal quarters, shall not exceed an amount equal to 15% of Consolidated EBITDA for such period of four consecutive fiscal quarters (without giving effect to any adjustments pursuant to clause (vii) or clause (ix) in the definition of EBITDA above or any such Non-Recurring Expenses) and (b) the aggregate amount of exclusions and addbacks made pursuant to clause (a) of this proviso when aggregated with any Pro Forma Adjustments for such period of four consecutive fiscal quarters shall not exceed 17.5% of Consolidated EBITDA for such period of four consecutive fiscal quarters (without giving effect to any adjustments pursuant to this clause (ii) or clause (vii) or (ix) above or any such Non-Recurring Expense or Pro Forma Adjustments);

(iii)

the net income or loss for such period shall not include the cumulative effect of a change in accounting principles, whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with U.S. GAAP;

(iv)

any net after-tax effect (using a reasonable estimate based on applicable tax rates) from disposed, abandoned or discontinued operations and any net after-tax gains or losses (less all fees and expenses relating thereto) on disposal of disposed, abandoned or discontinued operations shall be excluded;

(v)

any net after-tax effect (using a reasonable estimate based on applicable tax rates) of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Lead Borrower, shall be excluded;

(vi)

any effects of purchase accounting (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in component amounts required or permitted by U.S. GAAP, resulting from the application of purchase accounting in relation to the Transaction or any Permitted Acquisition or Investment that is consummated after the Closing Date, net of taxes, or the amortization or write-up, write-down or write-off of any amounts thereof, net of taxes, shall be excluded;

(vii)	any net after-tax effect (using a reasonable estimate based on applicable tax rates) from the early extinguishment of Indebtedness or Bank Products or other derivative obligations shall be excluded;

(viii)

any net after-tax gain or loss resulting from Bank Products or other derivative instruments and the application of Accounting Standards Codification No. 815 and their respective related pronouncements and interpretations shall be excluded;

(ix)

any net after-tax effect (using a reasonable estimate based on applicable tax rates) of any impairment charge or asset write-off, write-up or write-down pursuant to ASC 350 and Financial Accounting Standards Codification No. 360—Impairment and Disposal of Long-Lived Assets (ASC 360) (formerly Financial Accounting Standard Board Statement Nos. 142 and 144, respectively) and the amortization of intangibles arising pursuant to ASC 805 shall be excluded;

(x)

any net after-tax effect (using a reasonable estimate based on applicable tax rates) of noncash compensation expense recorded from grants or periodic remeasurements of stock appreciation or similar rights, stock options, restricted stock or other rights or any other issuance of Equity Interests to employees, directors or consultants of Holdings or any Restricted Subsidiary or any compensation expense arising out of Holdings’ existing supplemental executive retirement plans shall be excluded;

(xi)

any adjustments attributable to foreign currency translations, including those relating to mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of U.S. GAAP, including ASC No. 830, shall be excluded;

(xii)

accruals and reserves that are established within 12 months after the Closing Date that are required to be established as a result of the Transaction in accordance with U.S. GAAP shall be excluded; and

(xiii)

all Dividends paid (or deemed paid pursuant to the last sentence of Section 10.03) during such period pursuant to clauses (iv), (v), (vi), (vii) and (viii) of Section 10.03 shall reduce Consolidated Net Income (except to the extent (x) the amount paid with such Dividends by Holdings would not, if the respective expense or other item had been incurred directly by Holdings, have reduced Consolidated Net Income or (y) such Dividend is paid by Holdings in respect of an expense or other item that has resulted in, or will result in, a reduction of Consolidated Net Income, in each case as calculated pursuant to the provisions of this definition).

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with U.S. GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of Holdings and the Restricted Subsidiaries at such date.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of Holdings on the date of consummation of an Initial Public Offering, and each other director if, in each case, such other director’s nomination for election to the board of directors of Holdings or the Relevant Public Company, as the case may be, is recommended by at least a majority of the then Continuing Directors or such other director receives the affirmative vote or consent of, or is appointed or otherwise approved by, the Sponsor or any Sponsor Affiliate, or those Permitted Holders which then hold a majority of the voting Equity Interests in Holdings or the Relevant Public Company, as the case may be, then held by all Permitted Holders, in his or her election by the shareholders of Holdings or the Relevant Public Company, as the case may be.

“Contract Rate” shall have the meaning provided in Section 2.06(b).

“Corresponding Debt” shall have the meaning provided in Section 13.06.

“Covered Entity” shall mean (a) each Credit Party, each Credit Party’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Covered Jurisdiction” means each of (a) the United States (or any state, commonwealth or territory thereof or the District of Columbia), (b) England and Wales, (c) the Bahamas and (d) any Additional Covered Jurisdiction.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Security Document, the Intellectual Property Security Agreements, the Intercreditor Agreement, any Additional Intercreditor Agreement, the Fund Guaranty and each Incremental Revolving Commitment Agreement.

“Credit Event” shall mean the making of any Loan.

“Credit Extension” shall mean, as the context may require, (i) a Credit Event or (ii) an LC Credit Extension; provided that “Credit Extensions” shall not include conversions and continuations of outstanding Loans.

“Credit Parties” shall mean, collectively, Borrowers and Guarantors.

“Credit Party Guaranty” shall mean the guaranty of each Credit Party pursuant to Section 14.

“Customs” shall have the meaning provided in Section 2.13(g).

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(f).

“Defaulting Lender” shall mean any Lender that (a) has failed to perform any funding obligations hereunder, or that has failed to pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) and, in each case, such failure is not cured within three Business Days; (b) has notified the Administrative Agent or the Lead Borrower in writing that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to the effect (unless such writing indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied); (c) has failed, within three Business Days following request by the Administrative Agent or any Borrower, to confirm in a manner satisfactory to the Administrative Agent and the Borrowers that such Lender will comply with its funding obligations hereunder; provided, however, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Administrative Agent’s, Issuing Bank’s, Swingline Lender’s or any other Lender’s receipt of such confirmation that such Lender will comply with its funding obligations in form and substance satisfactory to it and the Administrative Agent; or (d) has, or has a direct or indirect parent company that has, become the subject of an insolvency proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority); provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of any equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

“Deposit Account” shall have the meaning assigned thereto in Article 9 of the UCC and include, with respect to any bank account located outside of the United States, any bank account with a deposit function.

“Deposit Account Control Agreement” shall mean a Deposit Account control agreement to be executed by each institution maintaining a Deposit Account (other than an Excluded Deposit Account) for a Borrower or any other Credit Party, in each case as required by and in accordance with the terms of Section 9.14 and in form and substance reasonably satisfactory to the Collateral Agent.

“Designated Jurisdiction” shall mean a country or territory that is the subject of a Sanction.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Lead Borrower or one of the Restricted Subsidiaries in connection with a sale of assets that is so designated as Designated Non-Cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Dilution” shall mean for any period with respect to any Credit Party, the fraction, expressed as a percentage, the numerator of which is the aggregate amount of reductions in the Accounts of such Credit Party for such period other than by reason of dollar for dollar cash payment and the denominator of which is the aggregate dollar amount of the sales of such Credit Party for such period.

“Dilution Reserve” means, as of any date of determination, an amount (initially $0) sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point (or fraction thereof, rounding to the nearest one-tenth of 1 percentage point) for each percentage point (or fraction thereof, rounding to the nearest one-tenth of 1 percentage point) by which Dilution is in excess of 5%.

“Disqualified Lenders” means (i) such Persons that have been specified in writing to the Administrative Agent by the Lead Borrower prior to the Closing Date, (ii) competitors of the Holdings and its Subsidiaries that have been specified in writing to the Administrative Agent from time to time by the Lead Borrower and (iii) any of their Affiliates (other than in the case of clause (ii), Affiliates that are bona fide debt funds) that are (x) identified in writing from time to time to the Administrative Agent by the Lead Borrower or (y) clearly identifiable on the basis of such Affiliates’ name. The schedule of Disqualified Lenders shall be maintained with the Administrative Agent and may be communicated to a Lender upon request to the Administrative Agent (with concurrent notice to the Lead Borrower) but shall not otherwise be posted or made available to Lenders.

“Distribution Conditions” shall mean as to any relevant action contemplated in this Agreement, (i) no Event of Default has then occurred and is continuing or would result from any action, (ii)(a)(I) Availability on a Pro Forma Basis immediately after giving effect to such action would be at least equal to $10,000,000 at such time, (II) over the 30 consecutive days prior to consummation of such action, Availability on a Pro Forma Basis immediately after giving effect to such action would be at least $10,000,000 during such time period and (III) the Credit Parties would be in compliance with clauses (x) and (y) of Section 10.11 (regardless of whether Availability is less than the Financial Covenant Test Amount), on a Pro Forma Basis, for such action, and (iii) prior to such action, the Lead Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer demonstrating in reasonable detail the satisfaction of the applicable conditions contained in clauses (i) and (ii) or other evidence of the same reasonably satisfactory to the Administrative Agent.

“Dividend” shall mean, with respect to any Person, that such Person has paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes.

“Do Not Have Unreasonably Small Capital” shall mean for the period from the Closing Date through the stated maturity of all New Financing, Holdings and its Subsidiaries taken as a whole after consummation of the Transaction and all Indebtedness (including the Loans) being incurred or assumed and Liens created by Holdings and its Subsidiaries in connection therewith, is a going concern and has sufficient capital to ensure that it will continue to be, and to operate as, a going concern for such period.

“Document” shall have the meaning set forth in Section 1.03.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such alternative currency.

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“Dominion Account” shall mean (i) a special concentration account established or maintained by a Credit Party at PNC, over which the Collateral Agent has exclusive control for withdrawal purposes pursuant to the terms and provisions of this Agreement and the other Credit Documents or (ii) any other special concentration account established or maintained by a Credit Party pursuant to the last sentence of Section 9.14(b).

“Education Laws” shall have the meaning set forth in the Acquisition Agreement.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Effective Yield” shall mean, as to any Revolving Loans, the effective yield on such Revolving Loans as determined by the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding any arrangement, underwriting, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders and customary consent fees paid generally to consenting Lenders.

“Eligible Accounts” shall mean, on any date of determination of the Borrowing Base, all of the Accounts owned by a Borrower and reflected in the most recent Borrowing Base Certificate delivered by the Lead Borrower to the Administrative Agent as “Eligible Accounts” for the purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below apply. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria with respect to Eligible Accounts and to adjust the advance rates, in each case, in its Permitted Discretion, subject to the approval of the Supermajority Lenders in the case of adjustments, new criteria or increases in advance rates which have the effect of making more credit available than would have been available if the standards in effect on the Closing Date had continued to be in effect. Eligible Accounts” shall not include any of the following Accounts:

(i)	any Account in which the Collateral Agent, on behalf of the Secured Creditors, does not have a first priority perfected Lien (except such Liens as permitted by Section 10.01(i) hereof);

(ii)	any Account that is not owned by a Borrower;

(iii)

any Account due from an Account Debtor that is not domiciled in a Covered Jurisdiction, and (if not a natural person) organized under the laws of a Covered Jurisdiction, or any political subdivision of a Covered Jurisdiction, unless such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, is directly drawable by the Administrative Agent and, with respect to which the Administrative Agent has “control” as defined in Section 9-107 of the Uniform Commercial Code; provided however, that Accounts with an aggregate value of up to $5,000,000 that are due from Account Debtors that are not domiciled in a Covered Jurisdiction, or any political subdivision of a Covered Jurisdiction, may be included as the Administrative Agent shall deem appropriate in its sole and absolute discretion;

(iv)	any Account that is payable in any currency other than Dollars, Canadian Dollars, euros, or pounds sterling;

(v)	any Account that does not arise from the sale of goods or the performance of services (including rental services) by a Borrower in the ordinary course of its business;

(vi)	any Account that does not comply in all material respects with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority;

(vii)

any Account (A) as to which the applicable Borrower’s right to receive payment is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied, (B) as to which the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process, (C) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to the applicable Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer, or (D) that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional except that Accounts arising from sales which are on a cash-on-delivery basis (to the extent such cash-on-delivery is in the ordinary course of business) shall not be deemed ineligible pursuant to this definition until 14 days after the shipment of the goods relating thereto;

(viii)

to the extent that any defense, counterclaim or dispute arises, or the Account is, or is reasonably likely to become, subject to any right of set-off by the Account Debtor, to the extent of the amount of such set-off, it being understood that the remaining balance of the Account shall be eligible;

(ix)

any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(x)

any Account with respect to which an invoice or other electronic transmission constituting a request for payment, reasonably acceptable to the Administrative Agent in form and substance, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of the Borrowers;

(xi)

any Account that arises from a sale or rental to any director, officer, other employee or Affiliate of any Borrower (other than any portfolio company of the Sponsor to the extent such Account is on terms and conditions not less favorable to the applicable Borrower as would reasonably be obtained by such Borrower at that time in a comparable arm’s-length transaction with a Person other than a portfolio company of the Sponsor), or any Account otherwise representing amounts due from any such Person;

(xii)

any Account that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default at any time upon the occurrence of any of the following; provided further that, in calculating delinquent portions of Accounts under clause (xii)(A)(i) below, credit balances will be excluded:

(A) such Account (i) is not paid and is more than 60 days past due according to its original terms of sale or if no payment date is specified, more than 120 days after the date of the original invoice therefor, or (ii) which has been written off the books of a Borrower or otherwise designated as uncollectible;

(B) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors, fails to pay its debts generally as they come due, or is classified by a Borrower and the Subsidiaries as “cash only, bad check,” as determined by a Borrower and the Subsidiaries in the ordinary course of business consistent with past-practice; or

(C) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors; provided that so long as an order exists permitting payment of trade creditors specifically with respect to such Account Debtor and such Account Debtor has obtained adequate post-petition financing to pay such Accounts, the Accounts of such Account Debtor shall not be deemed ineligible under the provisions of this clause (C) to the extent the order permitting such financing allows the payment of the applicable Account;

(xiii)

any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the dollar amount of all Accounts owing by such Account Debtor are ineligible under the criteria set forth in clause (xii) above;

(xiv)

any Account as to which any of the representations or warranties in the Credit Documents are untrue in any material respect (to the extent such materiality relates to the amount owing on such Account);

(xv)	any Account which is evidenced by a judgment, Instrument or Chattel Paper and such Instrument or Chattel Paper is not pledged and delivered to the Administrative Agent under the Security Documents;

(xvi)

any Account on which the Account Debtor is a Governmental Authority, unless (A) such Governmental Authority is a U.S. federal Governmental Authority and the applicable Borrower has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, or (B) such Governmental Authority is another U.S. Governmental Authority and such rights have been assigned pursuant to applicable law, if any, and such assignment has been accepted and acknowledged by the appropriate government officers (it being agreed that where applicable law does not restrict the assignment of such Account, this clause (xvi) will not operate to exclude such Account as an Eligible Account);

(xvii)

any Account arising on account of a supplier rebate, unless the applicable Borrower has received a waiver of offset from the supplier in form and substance reasonably satisfactory to the Administrative Agent;

(xviii)

any Account which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the applicable Borrower exceeds 20% of the aggregate Eligible Accounts of the applicable Borrower;

(xix)

any Account which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the applicable Borrower;

(xx)	any Account owing in respect of interest and late charges or fees in respect of Indebtedness;

(xxi)

any Account as to which the contract or agreement underlying such Account is governed by (or, if no governing law is expressed therein, is deemed to be governed by) the laws of any jurisdiction other than a Covered Jurisdiction (other than the Bahamas or any Additional Covered Jurisdiction not approved by the Administrative Agent), or any political subdivision of a Covered Jurisdiction (other than the Bahamas or any Additional Covered Jurisdiction);

(xxii)	any Account to the extent subject to any offset or contra account, for customer deposit or otherwise;

(xxiii)	any Account which is related to missing or damaged Inventory;

(xxiv)	any Account that is the obligation of an Account Debtor that is subject to any Sanction or on any specially designated nationals list maintained by OFAC or

(xxv)

from and after the date that is 90 days (or such later date as Administrative Agent may agree in its reasonable discretion) after the Closing Date, any Account with respect to which payments are made into any Collection Account that does not meet the requirements of Section 9.14(b).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the Commodity Exchange Act and regulations thereunder.

“Eligible Inventory” means Inventory owned by any Borrower, valued at the lower of cost or market value, determined on a first-in-first out basis; except for Inventory that (a) is not finished goods or raw materials, or that is a work-in-process, packaging or shipping materials, labels, samples, display items, bags, or manufacturing supplies; (b) is held on consignment, subject to any deposit or down payment or subject to any lease; (c) is damaged, defective, shopworn or otherwise unfit for sale; (d) is obsolete, slow-moving or unmerchantable, or constitutes returned or repossessed goods; (e) does not meet standards imposed by any Governmental Authority in all respects or constitutes hazardous materials under any Environmental Law; (f) except as otherwise agreed by the Administrative Agent in its Permitted Discretion, does not conform with the covenants and representations herein in all material respects; (g) is not subject to the Collateral Agent’s duly perfected, first priority Lien, and no other Lien (including, without limitation, any Lien to secure the performance of a surety, performance bond or similar instrument), other than a Lien permitted by Section 10.01 which does not have priority over the Lien in favor of the Collateral Agent; (h) is in transit except between locations of the Borrowers and the Credit Parties, or is consigned to any Person; (i) is subject to any warehouse receipt or negotiable Document; (j) is subject to any License or other arrangement that limits, conditions or restricts such Borrower’s or Collateral Agent’s right to sell or otherwise dispose of such Inventory, unless the Collateral Agent has received an appropriate Licensor/Agent Agreement; (k) is located on leased premises or in the possession of warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Landlord Lien Waiver and Access Agreement or an appropriate Reserve has been established; or (l) is subject to any Intellectual Property Claim. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

“Eligible Transferee” shall mean and include (a) each Agent, any Lender or any of their direct or indirect Affiliates; (b) a federal or state chartered bank, a United States branch of a foreign bank, an insurance company, or any finance company generally engaged in the business of making commercial loans; (c) any fund that is administered or managed by Agent or any Lender, an Affiliate of an Agent or any Lender or a related entity; and (d) any Person to whom an Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent’s or Lender’s rights in and to a material portion of such Agent’s or Lender’s portfolio of asset-based credit facilities, but in any event shall exclude any natural person, Defaulting Lender, Holdings, each Borrower and their respective Subsidiaries and Affiliates.

“Eligibility Date” shall mean, with respect to each Credit Party and each Swap, the date on which this Agreement or any other Credit Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Credit Document is then in effect with respect to such Credit Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Credit Document(s) to which such Credit Party is a party).

“English Collateral” (or equivalent term) as defined in each English Security Agreement and all other assets and property (whether real, personal or otherwise) with respect to which any security interests or Liens have been granted (or purported to be granted) pursuant to any English Security Agreement, and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document governed by English law.

“English Security Agreements” means, collectively, (a) the debenture dated on or about the date of this Agreement, in form and substance satisfactory to the Collateral Agent, executed and delivered by the Credit Parties party thereto and the Collateral Agent, as may be amended, restated, supplemented or otherwise modified from time to time, (b) the English Share Charge and (c) each other debenture, share charge or similar security document executed and delivered pursuant to the Collateral and Guarantee Requirement to secure any of the Obligations.

“English Share Charge” means the share charge dated on or about the date of this Agreement, in form and substance satisfactory to the Collateral Agent, executed and delivered by the Credit Parties party thereto and the Collateral Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Environmental Claims” shall mean all investigations, suits, proceedings, written demands, written claims, written notices of violation, or other written orders or directives relating to the Credit Parties and arising under any Environmental Law, (a) in connection with any actual or alleged violation of any applicable Environmental Law, (b) in connection with any contamination by or exposure to any Hazardous Material, or (c) in connection with an alleged injury or threat of injury to human health, safety or the environment from any Hazardous Material.

“Environmental Law” shall mean any legally-binding federal, state, provincial, municipal, local or foreign statute, law (including common law), rule, regulation, ordinance, code, judicial or administrative order, consent decree or judgment, in each case relating to pollution or protection of the environment or, to the extent regarding Hazardous Materials, public health, including, without limitation, all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos or polychlorinated biphenyls.

“Equipment” shall mean all “equipment,” as such term is defined in the UCC, wherever located, in which any Person now or hereafter has rights.

“Equity Financing” shall have the meaning given to that term in Section 6.06(a).

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company or unlimited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context indicates otherwise, the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any successor Section thereof.

“ERISA Affiliate” shall mean each trade or business which together with a Credit Party is deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code and, solely with respect to Section 412 of the Code, Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) a Reportable Event with respect to a Plan; (b) withdrawal of a Credit Party or ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal by a Credit Party or ERISA Affiliate from a Multiemployer Plan; (d) filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or the institution of proceedings by the PBGC to terminate a Plan; (e) determination that any Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Plan; (g) imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or ERISA Affiliate; or (h) failure by a Credit Party or ERISA Affiliate to meet all applicable requirements under the Code and ERISA rules regarding minimum required contributions (including installment payments) set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA in respect of a Plan, or to make a required contribution to a Multiemployer Plan.

“Event of Default” shall have the meaning provided in Section 11.

“Excluded Collateral” shall mean (i) the “Excluded Collateral” (as defined in the U.S. Security Agreement) and (ii) with respect to the jurisdictions applicable to such Security Agreement, all other assets specifically described in any other Security Agreement as being excluded from the grant of security.

“Excluded Deposit Account” shall mean a Deposit Account (i) which is used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (ii) which is used for the sole purpose of paying or remitting taxes, including sales taxes, (iii) which is used solely as an escrow account or as a fiduciary or trust account, (iv) is a zero balance Deposit Account or (v) which, individually or together with any other Deposit Accounts that are Excluded Deposit Accounts pursuant to this clause (v), has an average daily balance for any fiscal month of less than $1,000,000.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to any Credit Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Credit Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Credit Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Credit Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Credit Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Credit Party executing this Agreement or the other Credit Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of “Excluded Hedge Liability or Liabilities” with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a Wholly-Owned Subsidiary of Holdings (other than the Lead Borrower), (b) [reserved], (c) any Foreign Subsidiary that is a CFC and any FHSCO, (d) any Subsidiary that is prohibited by applicable law, rule, regulation or contractual obligation existing on the Closing Date or, if later, the date such Subsidiary first becomes a Restricted Subsidiary, from guaranteeing the Obligations or which would require any governmental or regulatory consent, approval, license or authorization to do so, unless such consent, approval, license or authorization has been obtained, in each case so long as the Administrative Agent shall have received a certification from the Borrower’s counsel or a Responsible Officer of the Lead Borrower as to the existence of such prohibition or consent, approval, license or authorization requirement, (e) any Immaterial Subsidiary, (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed in writing), the cost or other consequences (including any materially adverse tax consequences) of providing the Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (g) any Subsidiary that is (or, if it were a Credit Party, would be) an “investment company” under the Investment Company Act of 1940, as amended, (h) any not-for profit Subsidiaries, captive insurance companies or other special purpose subsidiaries, (i) any Subsidiary that is organized under the laws of a jurisdiction other than any Covered Jurisdiction, (j) each Unrestricted Subsidiary and (k) any non-domestic Subsidiary (other than the Subsidiary Credit Parties on the Closing Date) for which the providing of a Guarantee would reasonably be expected to result in materially adverse tax consequences, would expose the officers, directors, or shareholders of such non-domestic subsidiary to individual liability or would result in corporate benefit, financial assistance or similar issues, in each case reasonably determined by the Lead Borrower, in consultation with the Administrative Agent; provided that any Immaterial Subsidiary that is a signatory to any Collateral Agreement or the Guarantee Agreement shall be deemed not to be an Excluded Subsidiary for purposes of this Agreement and the other Credit Documents unless the Lead Borrower has otherwise notified the Administrative Agent; provided further that the Lead Borrower may at any time and in its sole discretion, upon notice to the Administrative Agent, deem that any Restricted Subsidiary shall not be an Excluded Subsidiary for purposes of this Agreement and the other Credit Documents.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document (each, a “Recipient”), (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes, and any other similar Tax, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of any other present or former connection between it and the jurisdiction imposing such Tax (other than a connection arising solely from such Administrative Agent, Lender or other Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by the Lead Borrower under Section 3.04), any U.S. withholding Tax (including backup withholding tax) that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Credit Party with respect to such Tax pursuant to Section 5.01, (d) any Tax that is attributable to such recipient’s failure to comply with Section 5.01(b) or Section 5.01(c), (e) any U.S. federal withholding Taxes imposed under FATCA and (f) U.S. federal backup withholding Taxes pursuant to Code Section 3406.

“Existing Indebtedness” shall have the meaning provided in Section 10.04(vii).

“Existing Letters of Credit” shall Letters of Credit issued for the account of a Borrower prior to, and outstanding on, the Closing Date, and listed on Schedule 1.01A.

“Existing Revolving Loans” has the meaning assigned to such term in Section 2.19.

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.19.

“Extended Revolving Loan Commitments” shall mean one or more commitments hereunder to convert Existing Revolving Loans to Extended Revolving Loans of a given Extension Series pursuant to an Extension Amendment.

“Extending Lender” has the meaning provided in Section 2.19(c).

“Extension Amendment” has the meaning provided in Section 2.19(d).

“Extension Election” has the meaning provided in Section 2.19(c).

“Extension Request” has the meaning provided in Section 2.19(a).

“Extension Series” has the meaning provided in Section 2.19(a).

“Fair Value” shall mean the amount at which the assets (both tangible and intangible), in their entirety, of Holdings and its Subsidiaries taken as a whole would change hands between an independent willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b) of the Code.

“FCPA” shall have the meaning provided in Section 8.15(c).

“Federal Funds Effective Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Borrowers, effective on the date of any such change.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 2.05.

“Financial Covenant Test Amount” shall have the meaning provided in Section 10.11(a).

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 or any successor statute thereto.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower, Guarantor and/or any of their respective Subsidiaries.

“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of “Lender-Provided Foreign Currency Hedge”.

“Foreign Plan” shall mean any material employee benefit plan or arrangement (a) maintained or contributed to by any Credit Party that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Credit Party.

“Foreign Subsidiaries” shall mean each Subsidiary of Holdings that is not a Domestic Subsidiary.

“Fronting Exposure” means a Defaulting Lender’s Pro Rata Share of LC Exposure or Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 2.11.

“Fronting Fee” shall have the meaning provided in Section 2.05(d).

“FSHCO” shall mean any Domestic Subsidiary of Holdings with no material assets other than the capital stock (including, for the avoidance of doubt, any instrument treated as stock for U.S. federal income tax purposes) and/or Indebtedness of one or more Foreign Subsidiaries that are CFCs.

“Fund Guarantor” shall mean Catterton Partners VII, L.P., a Delaware limited partnership.

“Fund Guaranty” shall mean that certain Guaranty, made by the Fund Guarantor in favor of the Collateral Agent for the benefit of the Secured Creditors (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“GAAP Revenue to Cash Revenue Adjustment” means, for any period of determination, any change in current deferred revenue with respect to the prior period, plus any change in long term deferred revenue with respect to the prior period, less any change in contra deferred revenue with respect to the prior period.

“General Intangibles” shall have the meaning set forth in Section 1.03.

“Goods” shall have the meaning set forth in Section 1.03.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Creditors” shall mean, collectively, each Agent, each Issuing Bank, Swingline Lender and Lenders, together with any Affiliates of an Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Guaranteed Obligations, and the respective successors and assigns of each of them.

“Guaranteed Obligations” shall mean, in the case of each Credit Party (and excluding, in each case, Obligations of such Credit Party), (x) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the unpaid principal and interest on each Note issued by, and all Loans made to each Borrower under this Agreement, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest or fees accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding, or which would have accrued but for such bankruptcy, insolvency, receivership or similar proceeding, at the rate provided for herein, whether or not such interest is an allowed or allowable claim in any such proceeding) thereon) of each Credit Party to the Lenders, the Issuing Banks, and each Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document and the due performance and compliance by the Credit Parties with all the terms, conditions and agreements contained in this Agreement and in each such other Credit Document and any amendments, extensions, renewals or increases thereto, including all costs and expenses of each Agent, Issuing Bank, Swingline Lender and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Credit Party to each Agent, Issuing Bank, Swingline Lender or Lenders to perform acts or refrain from taking any action and the due performance and compliance by the Credit Parties with all the terms, conditions and agreements contained in this Agreement and in each such other Credit Document, (x) all L/C Obligations, (y) all Hedge Liabilities and (z) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Guaranteed Party” shall mean, with respect to any Credit Party, any other Credit Party.

“Guarantor” shall mean Holdings, the Lead Borrower, any Subsidiary of Holdings organized under a Covered Jurisdiction or any other Person that becomes a guarantor of the Guaranteed Obligations under Section 14 hereof.

“Guaranty” shall mean and include each of the Credit Party Guaranty and any additional guaranty entered into pursuant to Section 9.11.

“Hazardous Materials” shall mean (a) petroleum, radioactive materials, asbestos, polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “pollutant or contaminant,” or words of similar import, under any applicable Environmental Law due to their hazardous or toxic characteristics.

“Hedge Liabilities” shall mean, collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Hedging Documents” shall mean any Lender-Provided Foreign Currency Hedge, any Lender-Provided Interest Rate Hedge and any and all other agreements, instruments and documents and all other writings heretofore, now or hereafter executed by any Credit Party and/or delivered any Secured Creditor in respect of or evidencing any Cash Management Liabilities, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Holdings” shall have the meaning provided in the preamble hereto.

“Identified Contingent Liabilities” shall mean the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Holdings and its Subsidiaries taken as a whole after giving effect to the Transaction (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities).

“Immaterial Subsidiary” shall mean any Restricted Subsidiary of Holdings that (i) has Consolidated Total Assets together with all other Immaterial Subsidiaries (as determined in accordance with U.S. GAAP) of less than 5.0% of Holdings’ Consolidated Total Assets measured at the end of the most recent fiscal period for which internal financial statements are available and on a pro forma basis giving effect to any acquisitions or depositions of companies, division or lines of business since such balance sheet date and on or prior to the date of acquisition of such Subsidiary and (ii) has revenues together with all other Immaterial Subsidiaries (as determined in accordance with U.S. GAAP) for the period of four consecutive fiscal quarters ending on such date of less than 5.0% of the combined revenues of Holdings and its Restricted Subsidiaries for such period (measured for the four quarters ended most recently for which internal financial statements are available and on a pro forma basis giving effect to any acquisitions or depositions of companies, division or lines of business since the start of such four quarter reference period).

“Increase Date” shall have the meaning provided in Section 2.15(b).

“Increase Loan Lender” shall have the meaning provided in Section 2.15(b).

“Incremental Revolving Commitment Agreement” shall have the meaning provided in Section 2.15(d).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person (A) for borrowed money or (B) for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Indebtedness secured by such Lien and (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, (vi) all obligations under any Swap Contracts and any Bank Product Debt or under any similar type of agreement and (vii) all Off-Balance Sheet Liabilities of such Person. Notwithstanding the foregoing, Indebtedness shall not include (a) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person or (b) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed and is required by U.S. GAAP to be reflected as a liability on the consolidated balance sheet of Holdings, the Lead Borrower and any Restricted Subsidiary.

“Indemnified Liabilities” shall have the meaning provided in Section 13.01(a).

“Indemnified Person” shall have the meaning provided in Section 13.01(a).

“Indemnified Taxes” shall mean all Taxes other than (i) Excluded Taxes and (ii) Other Taxes.

“Initial Public Offering” shall mean the issuance by any Parent Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S 8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act, as amended.

“Instrument” shall have the meaning set forth in Section 1.03.

“Intellectual Property” shall have the meaning provided in Section 8.20.

“Intellectual Property Claim” shall mean the assertion, by any means, by any Person of a claim that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intellectual Property Security Agreement” shall mean each security agreement providing for the grant of a security interest in Patents, Trademarks and Copyrights (as each such term is defined in the U.S. Security Agreement), in each case in the respective form attached to the U.S. Security Agreement.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement substantially in the form of Exhibit I, dated as of the Closing Date, by and among the Administrative Agent, the Collateral Agent, the Term Loan Administrative Agent, the Term Loan Collateral Agent, and each additional representatives party thereto from time to time for purposes thereof for holders of one or more classes of Indebtedness (as same may be amended or modified from time to time in accordance with the terms thereof).

“Interest Expense” shall mean, for any Person, the aggregate consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period, in respect of Indebtedness determined on a consolidated basis in accordance with U.S. GAAP, including amortization or original issue discount on any Indebtedness and amortization of all fees payable in connection with the incurrence of such Indebtedness, including, without limitation, the interest portion of any deferred payment obligation and the interest component of any Capitalized Lease Obligations, and, to the extent not included in such interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities.

“Interest Period” shall mean (i) as to each Base Rate Loan, the period commencing on the first day of each quarter and ending on the last day of such quarter. and (ii) as to each LIBOR Rate Loan, the period commencing date of such borrowing or on the last day of the immediately preceding Interest Period applicable to such borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of “Lender-Provided Interest Rate Hedge”.

“Interim Period” shall have the meaning assigned to such term in Section 10.11(b).

“Inventory” shall mean all “inventory,” as such term is defined in the UCC, wherever located, in which any Person now or hereafter has rights.

“Investments” shall have the meaning provided in Section 10.05.

“ISP98 Rules” shall have the meaning provided in Section 2.13(d).

“Issuing Bank” shall mean, as the context may require, (a) the Administrative Agent in its capacity as the issuer of Letters of Credit under this Agreement and (b) any other Lender which the Administrative Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of the Administrative Agent as issuer hereunder.

“Joint Venture” shall mean any Person other than an individual or a Subsidiary of Holdings (i) in which Holdings or any Restricted Subsidiary holds or acquires an ownership interest (by way of ownership of Equity Interests or other evidence of ownership) and (ii) which is engaged in a business permitted by Section 10.09.

“Junior Representative” shall mean, with respect to any series of Permitted Junior Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Permitted Junior Debt is issued, incurred or otherwise obtained and each of their successors in such capacities.

“Landlord Lien Reserve” shall mean an amount equal to three months’ rent for all of the leased locations of any Credit Party at which Eligible Inventory is stored, other than leased locations with respect to which the Administrative Agent has received a duly executed Landlord Lien Waiver and Access Agreement.

“Landlord Lien Waiver and Access Agreement” shall mean an agreement which is executed in favor of the Collateral Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance satisfactory to such Agent.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Loan or Commitment hereunder as of such date of determination.

“Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Credit Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Authority, and all orders, judgments and decrees of all courts and arbitrators.

“LC Application” shall have the meaning set forth in Section 2.13(c).

“LC Borrowing” shall have the meaning set forth in Section 2.13(k).

“LC Collateral Account” shall mean a collateral account in the form of a deposit account established and maintained by the Administrative Agent for the benefit of the Secured Creditors, in accordance with the provisions of Section 2.13.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.13.

“LC Credit Extension” shall mean, with respect to any Letter of Credit, the issuance, amendment or renewal thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all documents, instruments and agreements delivered by the Lead Borrower or any other Person to the Issuing Bank or the Administrative Agent in connection with any Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents plus (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Fees” shall have the meaning set forth in Section 2.05(c).

“LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by any Borrower for any drawings under Letters of Credit (including any bankers’ acceptances or other payment obligations arising therefrom) ; (b) all reimbursement obligations in respect of any Letter of Credit, (c) the stated amount of all outstanding Letters of Credit and (d) any and all LC Fees.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(d)(i).

“LC Request” shall mean a request by the Lead Borrower in accordance with the terms of Section 2.13(b) in form and substance satisfactory to the applicable Issuing Bank.

“LC Sublimit” shall mean $25,000,000.

“Lead Borrower” shall have the meaning provided in the preamble hereto.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.15, 3.04 or 13.04(b), including any Lending Office of the foregoing.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to the Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Credit Party, or any of their respective Subsidiaries that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Credit Documents be “Obligations” of such Person and of each other Credit Party, be guaranteed obligations under any Guaranty, as applicable, and otherwise treated as Obligations for purposes of the other Credit Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Credit Documents, subject to the express provisions of Section 11.11.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which such Lender confirms to the Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Credit Party, or any of their respective Subsidiaries that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Credit Documents be “Obligations” of such Person and of each other Credit Party, be guaranteed obligations under any Guaranty, as applicable, and otherwise treated as Obligations for purposes of the other Credit Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Credit Documents, subject to the express provisions of Section 11.13

“Lending Office” shall mean the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender or Issuing Bank by notice to the Administrative Agent and Lead Borrower.

“Letters of Credit” shall have the meaning set forth in Section 2.13(a).

“LIBOR Alternate Source” shall have the meaning set forth in the definition of “LIBOR Rate”.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Administrative Agent shall give reasonably prompt notice to the Lead Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” shall mean any Advance that bears interest based on the LIBOR Rate.

“License” shall mean any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or otherwise in connection with such Borrower’s business operations.

“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between the Collateral Agent and a Licensor, in form and substance satisfactory to the Collateral Agent, by which the Collateral Agent is given the unqualified right, vis-á-vis such Licensor, to enforce such Agent’s Liens with respect to and to dispose of any Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License with such Licensor.

“Lien” shall mean any mortgage, deed of trust, charge, pledge, security interest, hypothec, collateral assignment, security deposit arrangement, encumbrance, deemed, constructive or statutory trust, security conveyance, lien (statutory or other) or arrangement to provide any preference or priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any financing lease having substantially the same effect as any of the foregoing).

“Line Cap” shall mean an amount that is equal to the lesser of (a) the Aggregate Commitments and (b) the then applicable Borrowing Base (as determined by reference to the most recent Borrowing Base Certificate delivered by the Lead Borrower to the Administrative Agent, subject to any adjustment made pursuant to Section 9.14(a)); provided that until the termination of the Fund Guaranty in accordance with its terms, the “Line Cap” shall be equal to $35,000,000.

“Liquidity Event” shall mean the occurrence of a date when Availability shall have been less than $6,500,000 at such time.

“Liquidity Notice” shall mean a written notice delivered by the Administrative Agent at any time during a Liquidity Period to any bank or other depository at which any Deposit Account (other than any Excluded Deposit Account) is maintained directing such bank or other depository (a) to remit all funds in such Deposit Account to a Dominion Account, or in the case of a Dominion Account, to the Administrative Agent on a daily basis, and (b) to cease following directions or instructions given to such bank or other depository by any Credit Party regarding the disbursement of funds from such Deposit Account (other than any Excluded Deposit Account), and (c) to follow all directions and instructions given to such bank or other depository by the Administrative Agent in each case, pursuant to the terms of any Deposit Account Control Agreement in place.

“Liquidity Period” shall mean any period throughout which (a) a Liquidity Event has occurred and is continuing or (b) a Specified Event of Default has occurred and is continuing.

“Loans” shall mean advances made to or at the instructions of a Borrower pursuant to Section 2 hereof and may constitute Revolving Loans or Swingline Loans.

“Location” of any Person shall mean such Person’s “location” as determined pursuant to Section 9-307 of the UCC.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (a) on or prior to the Closing Date, a Company Material Adverse Effect and (b) after the Closing Date (i) a material adverse effect on the assets, business, operations, liabilities or financial condition of Holdings and the Restricted Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the material rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Credit Document or (y) on the ability of the Credit Parties, taken as a whole, to perform their payment obligations to the Lenders or the Administrative Agent hereunder or under any other Credit Document.

“Material Real Property” shall mean each parcel of Real Property that is now or hereafter owned in fee by any Credit Party which, together with any other parcels constituting a single site or operating property has a fair market value (as determined by the Lead Borrower in good faith) of at least $3,500,000.

“Maturity Date” shall mean the date that is five (5) years from the Closing Date (the “Scheduled Maturity Date”); provided that, the Maturity Date shall automatically become the date that is 91 days prior to the Scheduled Maturity Date, unless the Term Loans are refinanced with (or amended to become) Indebtedness that matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, not earlier than the date that is 91 days after the Scheduled Maturity Date.

“Maximum Swing Loan Advance Amount” shall mean $5,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereof.

“Mortgage” shall mean a mortgage, debenture, deed of trust, deed of hypothec, which includes an immovable hypothec, deed to secure debt or similar security instrument in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Collateral Agent for the benefit of the Secured Creditors, as the same may be amended, modified, restated and/or supplemented from time to time.

“Mortgaged Property” shall mean any Material Real Property of the Lead Borrower or any Restricted Subsidiary which will be encumbered (or required to be encumbered) by a Mortgage pursuant to the Collateral and Guarantee Requirement.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA under which a Credit Party or an ERISA Affiliate has any obligation or liability.

“Net Orderly Liquidation Value” shall mean the amount equal to the blended recovery on the aggregate amount of the Eligible Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent appraisal received by the Administrative Agent in accordance with Section 9.02(b), net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets (without duplication).

“New Financing” shall mean the Indebtedness incurred or to be incurred by Holdings and its Subsidiaries under the Credit Documents (assuming the full utilization of any revolving commitments) and all other financings contemplated by the Credit Documents, in each case after giving effect to the Transaction and the incurrence of all financings in connection therewith.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Qualifying Party” shall mean any Credit Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Note” shall mean each Revolving Note or Swingline Note, as applicable.

“Not-For-Profit Subsidiary” shall mean an entity, including entities qualifying under Section 501(c)(3) of the Code, that uses surplus revenues to achieve its goals rather than distributing them as profits or dividends.

“Notice of Borrowing” shall mean, for any Loan made after the Closing Date, a form acceptable to the Administrative Agent from time to time.

“Notice of Continuation” shall have the meaning provided in Section 2.08(c).

“Notice of Conversion” shall have the meaning provided in Section 2.08(d).

“Notice Office” shall mean the office of the Administrative Agent located at:

PNC Bank, National Association 340 Madison Ave. 11th Floor
New York, NY 10173
Attention:	Relationship Manager – Steiner U.S. Holdings, Inc.
Telephone:	(212) 752-6360
Facsimile:	(212) 303-0060

or such other offices or persons as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean (x) all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Lender, Agent or Indemnified Person by any Credit Party arising out of this Agreement or any other Credit Document (other than the Intercreditor Agreement), including, without limitation, all obligations to repay principal or interest (including any interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, or which would have accrued but for such bankruptcy, insolvency, receivership or similar proceeding, at the rate provided for herein, regardless of whether allowed or allowable in such proceeding) on the Loans, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to the Borrowers or any other Credit Party or for which any Borrower or any other Credit Party is liable as indemnitor under the Credit Documents, whether or not evidenced by any note or other instrument (including fees accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), (x) all L/C Obligations, (y) all Hedge Liabilities and (z) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“OFAC” shall have the meaning provided in Section 8.15(b).

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any Sale-Leaseback Transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Order” shall have the meaning set forth in Section 2.13(s).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or property Taxes or similar Taxes arising from any payment made under, from the execution, delivery, registration, performance or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.04) that are imposed as a result of any present or former connection between the relevant Recipient and the jurisdiction imposing such Tax (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan).

“Outstanding Amount” shall mean, with respect to Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Overadvance” shall have the meaning assigned to such term in Section 2.17.

“Overadvance Loan” shall mean a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.

“Parent” shall have the meaning set forth in the recitals hereto.

“Parent Company” shall mean Parent and any other direct or indirect parent company of Holdings (other than non-corporate investment funds that are Sponsor Affiliates).

“Participant Register” shall have the meaning provided in Section 13.04(a).

“Participating Member State” shall mean the member states of the European Communities that adopt or have adopted the euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.

“Participation Advance” shall have the meaning set forth in Section 2.13(k).

“Participation Commitment” shall mean the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.11) in the Swingline Loans made by Swingline Lender hereunder as provided for in Section 2.12(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.13(a).

“Patriot Act” shall have the meaning provided in Section 13.17.

“Payment Conditions” shall mean as to any relevant action contemplated in this Agreement, (i) no Event of Default has then occurred and is continuing or would result from any action, (ii)(a)(I) Availability on a Pro Forma Basis immediately after giving effect to such action would be at least $10,000,000 and (II) over the 30 consecutive days prior to consummation of such action, Availability on a Pro Forma Basis immediately after giving effect to such action would be at least $10,000,000 and (III) compliance with clauses (x) and (y) of Section 10.11 (regardless of whether Availability is less than the Financial Covenant Test Amount), on a Pro Forma Basis, for such action, and (iii) prior to such action, the Lead Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer demonstrating in reasonable detail the satisfaction of the applicable conditions contained in clauses (i) and (ii).

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of the Administrative Agent, if any, which it may designate by notice to the Lead Borrower and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA.

“Permitted Acquisition” shall mean the acquisition by the Lead Borrower or any Restricted Subsidiary of an Acquired Entity or Business; provided that (in each case) (A) the Acquired Entity or Business acquired is in a business permitted by Section 10.09 and (B) all applicable requirements of Section 9.13 are satisfied.

“Permitted Acquisition Conditions” shall mean as to any relevant action contemplated in this Agreement, (i) no Event of Default has then occurred and is continuing or would result from any action and (ii)(I) Availability on a Pro Forma Basis immediately after giving effect to such action would be at least $10,000,000, (II) over the 30 consecutive days prior to consummation of such action, Availability on a Pro Forma Basis immediately after giving effect to such action would be at least $10,000,000 and (III) the Credit Parties would be in compliance with clauses (x) and (y) of Section 10.11 (regardless of whether Availability is less than the Financial Covenant Test Amount), on a Pro Forma Basis, for such action.

“Permitted Discretion” shall mean reasonable credit judgment in accordance with customary business practices for comparable asset-based lending transactions, and as it relates to the establishment of reserves or the imposition of exclusionary criteria shall require that (x) such establishment, adjustment or imposition after the Closing Date be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date or are materially different from the facts or events occurring or known to the Administrative Agent on the Closing Date, unless the Lead Borrower and the Administrative Agent otherwise agree in writing, (y) the contributing factors to the imposition of any reserves shall not duplicate (i) the exclusionary criteria set forth in the definitions of “Eligible Accounts” or “Eligible Inventory” as applicable (and vice versa) or (ii) any reserves deducted in computing book value and (z) the amount of any such reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors.

“Permitted Encumbrances” shall mean, with respect to any Mortgaged Property, ground leases, easements, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or restrictions (including zoning restrictions and building codes), encroachments, protrusions and other similar charges or encumbrances and title deficiencies, which do not materially interfere with the conduct of the business of Holdings or any Restricted Subsidiary and the value, use and occupancy thereof, and such exceptions to title as are set forth in the mortgage title insurance policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Holders” shall mean (i) the Sponsor and Sponsor Affiliates, (ii) any Permitted Transferee of any of the foregoing Persons, (iii) each other Person that is an investor arranged by and/or designated by the Sponsor that has made a cash equity contribution directly or indirectly to Parent on or around the Closing Date and has been disclosed to the Administrative Agent, or (iv) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i), (ii), (iii) or (iv) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting Equity Interests of Holdings or any of its direct or indirect parent entities held by such “group,” and provided further that, in no event shall the Sponsor and Sponsor Affiliates own a lesser percentage of voting Equity Interests than any other Person or group referred to in clauses (ii), (iii) or (iv) (other than, with respect to clause (iv), Permitted Transferees of the Sponsor).

“Permitted Junior Debt” shall mean any Indebtedness of the Lead Borrower or any Restricted Subsidiary in the form of secured or unsecured loans or notes; provided that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (i) no such Indebtedness, to the extent incurred or guaranteed by any Credit Party, shall be guaranteed by any Person other than Holdings, the Borrowers or Guarantors, (ii) no such Indebtedness shall be subject to scheduled amortization or have a final maturity, in either case prior to the date occurring ninety-one (91) days following the then Latest Maturity Date, (iii) any “asset sale” mandatory prepayment provision or offer to prepay covenant or offer to purchase covenant included in the agreement or indenture governing such Indebtedness, to the extent incurred by any Credit Party, shall provide that the Lead Borrower or the respective Subsidiary shall be permitted to repay obligations and terminate commitments under this Agreement before prepaying or offering to prepay or purchase such Indebtedness, (iv) in the case of any such Indebtedness incurred by a Credit Party that is secured (a) such Indebtedness is secured only by some or all of the assets comprising Collateral (as defined in the applicable Security Documents) on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of Holdings or any Subsidiaries other than the Collateral (as defined in the applicable Security Documents), (b) the security agreements relating to such Indebtedness are substantially the same as the applicable Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (c) if such Indebtedness is the initial incurrence of Permitted Junior Debt by the Lead Borrower that is secured by assets of the Lead Borrower or any of other Credit Party on a basis junior to the Obligations and the obligations under the Term Loan Credit Documents, then the Credit Parties, the Administrative Agent, the Collateral Agent, the administrative agent under the Term Loan Agreement, and the Junior Representative for such Indebtedness shall have executed and delivered an Additional Intercreditor Agreement, (v) in respect of any such Indebtedness of a Credit Party, the representations and warranties, covenants, and events of default, taken as a whole, shall be no more onerous in any material respect than the related provisions contained in this Agreement, (vi) the agreement governing such Indebtedness shall not include any financial maintenance covenants, (vii) the “default to other indebtedness” event of default contained in the agreement governing such Indebtedness shall provide for a “cross acceleration” rather than a “cross default”; provided that any such terms may be more onerous to the extent they take effect after the Latest Maturity Date and to the extent such Loans have been repaid in full (provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (v), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Lead Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)). The incurrence of Permitted Junior Debt shall be deemed to be a representation and warranty by the Lead Borrower that all conditions thereto have been satisfied in all material respects and that such incurrence is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Section 7 and Section 11.

“Permitted Junior Debt Documents” shall mean, after the execution and delivery thereof, each agreement, document, indenture or instrument relating to the incurrence of Permitted Junior Debt, in each case as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Transferees” shall mean (i) any Sponsor Affiliate, (ii) any managing director, general partner, limited partner, director, officer or employee of the Sponsor or any Sponsor Affiliate (collectively, the “Sponsor Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and stepchildren) and/or direct lineal descendants.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, other than a Foreign Plan or a Multiemployer Plan, which is maintained or contributed to (or to which there is an obligation to contribute) by a Credit Party or, solely with respect to a pension plan subject to Title IV of ERISA, an ERISA Affiliate or with respect to which a Credit Party or, solely with respect to a pension plan subject to Title IV of ERISA, an ERISA Affiliate has (or could reasonably be expected to have) any liability.

“Pledge Agreement” shall mean the Pledge Agreement among the Credit Parties party thereto and the Collateral Agent, substantially in the form of Exhibit D hereto.

“Pledge Agreement Collateral” shall mean all of the “Collateral” (or equivalent term) as defined in the Pledge Agreement and all other Equity Interests or other property similar to that pledged (or purported to have been pledged) pursuant to the Pledge Agreement and which is pledged (or purported to be pledged) pursuant to one or more Additional Security Documents.

“Pledgee” shall have the meaning provided in the Pledge Agreement.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Present Fair Salable Value” shall mean the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Holdings and its Subsidiaries taken as a whole are sold as a going concern with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Priority Payable” shall mean at any time, with respect to the Borrowers:

(a) the amount past due and owing by each Borrower, or the accrued amount for which such Borrower has an obligation to remit to a Governmental Authority or other Person pursuant to any Requirement of Law in respect of (u) pension fund obligations; (v) unemployment or employment insurance; (w) goods and services taxes, sales taxes, employee income taxes and other taxes payable or to be remitted or withheld; (x) workers’ compensation; (y) wages or vacation pay; and (z) other like charges and demands, to the extent any Governmental Authority or other Person may claim a security interest, Lien, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted pursuant to the Security Documents; and

(b) the aggregate amount of any other liabilities of each Borrower (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment or (ii) which are secured by a security interest, pledge, Lien, charge, right or claim on any Collateral; in each case, pursuant to any applicable law and which trust, security interest, pledge, Lien, charge, right or claim ranks or, in the Permitted Discretion of the Administrative Agent, is capable of ranking in priority to or pari passu with one or more of the Liens granted pursuant to the Security Documents (such as Liens, trusts, security interests, pledges, Liens, charges, rights or claims in favor of employees, landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens, trusts, security interests, pledges, Liens, charges, rights or claims for ad valorem, excise, sales, or other taxes where given priority under applicable law);

in each case net of the aggregate amount of all restricted cash held or set aside for the payment of such obligations.

“Pro Forma Adjustments” shall have the meaning provided in clause (iv) of the definition of “Pro Forma Basis” or “Pro Forma Compliance”

“Pro Forma Basis” or “Pro Forma Compliance” shall mean, in connection with any calculation of compliance with any financial term, the calculation thereof after giving effect on a pro forma basis to (w) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent the same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Test Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Test Period, (x) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Test Period, (y) any disposition of assets constituting a business, division, product line, manufacturing facility or distribution facility of any Subsidiary of Holdings or of the Equity Interests of any Subsidiary of Holdings and/or (z) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the Test Period most recently ended prior to the date of any such Permitted Acquisition for which Section 9.01 Financials are available and on or prior to the date of the Permitted Acquisition then being effected, as the case may be, with the following rules to apply in connection therewith:

(i)	all Indebtedness (x) (other than revolving Indebtedness, except to the extent the same is incurred to refinance other outstanding Indebtedness or to finance a

Permitted Acquisition) incurred or issued after the first day of the relevant Test Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Test Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period shall be deemed to have been retired or redeemed on the first day of the respective Test Period and remain retired through the date of determination;

(ii)

all Indebtedness assumed to be outstanding pursuant to the preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) at the rate which would have been applicable thereto on the last day of the respective Test Period, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while the same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while the same was actually outstanding);

(iii)

in making any determination of Consolidated EBITDA, pro forma effect shall be given to any disposition of assets constituting a business, division, product line, manufacturing facility or distribution facility of the Lead Borrower or any other Restricted Subsidiary of Holdings or of the Equity Interests of any Subsidiary of Holdings consummated during the periods described above, with such Consolidated EBITDA to be determined as if such disposition (or the relevant portion thereof) was consummated on the first day of the relevant Test Period. ; and

(iv)

in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Permitted Acquisition consummated during the periods described above (excluding that portion of the assets or business acquired pursuant to any Permitted Acquisition which has been sold or disposed of thereafter and prior to the date of the respective determination), with such Consolidated EBITDA to be determined as if such Permitted Acquisition (or the relevant portion thereof) was consummated on the first day of the relevant Test Period. Pro forma calculations for any fiscal period ending on or prior to the first anniversary of a Permitted Acquisition may include adjustments to reflect operating expense reductions or other operating improvements or synergies reasonably expected to result from such Permitted Acquisition, less the amount of costs reasonably expected to be incurred by the Lead Borrower and any Restricted Subsidiaries to achieve such cost savings, to the extent that the Lead Borrower delivers to the Administrative Agent (i) a certificate of the Chief Financial Officer of the Lead Borrower setting forth such operating expense reductions and the costs to achieve such reductions and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and the costs to achieve such reductions; provided that any increase in Consolidated EBITDA as a result of cost savings, operating expense reductions, other operating improvements and synergies pursuant to this clause (iv) (collectively, the “Pro Forma Adjustments”) for any period of four consecutive fiscal quarters, when added to the aggregate amount of add-backs made pursuant to clauses (vii) and (ix) in the calculation of Consolidated EBITDA for such period of four consecutive fiscal quarters and aggregated with any Non-Recurring Expenses for such period of four consecutive fiscal quarters, shall not exceed an amount equal to 17.5% of Consolidated EBITDA for such period of four consecutive fiscal quarters (without giving effect to any adjustments pursuant to this clause (iv), clauses (vii) and (ix) in the definition of Consolidated EBITDA or any Non-Recurring Expenses); and

(v)

so long as Availability shall be at least $5,000,000 at such time, in making any determination of the Consolidated Fixed Charge Coverage Ratio, in the event that Holdings or any Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the Test Period), and solely for purposes of Section 10.11, in a principal amount in excess of $10,000,000, in each case, subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Consolidated Fixed Charge Coverage Ratio will be calculated on a Pro Forma Basis as if such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, and the use of the proceeds therefrom, had occurred at the beginning of the Test Period.

For purposes of this definition, if any Indebtedness bears a floating rate of interest and is being calculated on a Pro Forma Basis, the interest on such Indebtedness will be calculated as if the rate in effect on the date on which the event for which the applicable calculation is made (the “Calculation Date”) had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligations have a remaining term in excess of 12 months as of the Calculation Date). For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Lead Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with U.S. GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, will be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Lead Borrower may designate.

“Projections” shall mean the detailed projected consolidated financial statements of Holdings and its Subsidiaries (after giving effect to the Transaction) delivered to the Administrative Agent on or prior to the Closing Date.

“Protective Advance” shall have the meaning assigned to such term in Section 2.18.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment.

“Pro Rata Share” shall mean, with respect to each Lender at any time (and calculated with respect to any amount, as the context may require), a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of such Lender’s Revolving Exposure at such time and the denominator of which is the Aggregate Exposures at such time. The initial Pro Rata Shares of each Lender are set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by the Administrative Agent).

“Qualified Cash” shall mean the cash and Cash Equivalents of the Borrowers that are located in a segregated, controlled investment account maintained in the United States with, and subject to a first priority, perfected Lien in favor of, the Administrative Agent.

“Qualified ECP Loan Party” shall mean each Credit Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the Commodity Exchange Act and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Preferred Stock” shall mean any preferred capital stock of Holdings so long as the terms of any such preferred capital stock (x) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the 91st day after the then Latest Maturity Date in effect at the time of issuance other than (i) provisions requiring payment solely in the form of common Equity Interests of Holdings or any Parent Company or Qualified Preferred Stock, (ii) provisions requiring payment solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the payment in full of all Obligations in cash (other than unasserted contingent indemnification obligations) or such payment is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder) and (iii) with respect to preferred capital stock issued to any plan for the benefit of employees of the Lead Borrower, Holdings or any of their respective Subsidiaries or by any such plan to such employees, provisions requiring the repurchase thereof in order to satisfy applicable statutory or regulatory obligations and (y) do not require the cash payment of dividends or distributions at any time that such cash payment is not permitted under this Agreement or would result in a Default or Event of Default hereunder.

“Real Property” of any Person shall mean, collectively, the right, title and interest of such Person (including any leasehold, mineral or other estate) in and to any and all land, improvements and fixtures owned, leased or operated by such Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recovery Event” shall mean the receipt by the Lead Borrower or any Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Lead Borrower or any Restricted Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (ii) under any policy of insurance required to be maintained under Section 9.03, in each case to the extent such proceeds or awards do not constitute reimbursement or compensation for amounts previously paid by the Lead Borrower or any Restricted Subsidiaries in respect of any such event.

“Refinancing” shall mean the repayment of all the existing third party Indebtedness for borrowed money of the Holdings and its subsidiaries as of the Closing Date (other than Indebtedness incurred hereunder and the Indebtedness listed on Schedule 9.04(vii) and the discharge (or the making of arrangements for discharge) of all Liens other than Liens permitted pursuant to Section 10.01.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean disposing, discharging, releasing, injecting, spilling, pumping, leaking, leaching, dumping, emitting, emptying, pouring, or seeping of Hazardous Materials into, through or upon the environment.

“Relevant Public Company” shall mean the Parent Company that is the registrant with respect to an Initial Public Offering.

“Replaced Lender” shall have the meaning provided in Section 3.04.

“Replacement Lender” shall have the meaning provided in Section 3.04.

“Report” shall have the meaning provided in Section 12.06.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law.

“Reportable Event” shall mean, with respect to any Plan, any event set forth in Section 4043(c) of ERISA, other than an event for which the 30-day notice period has been waived.

“Required Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding principal of Commitments as of any date of determination represents greater than 50% of the sum of all outstanding principal of Commitments of Non-Defaulting Lenders at such time.

“Requirement of Law” shall mean, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, decree, writ, official administrative pronouncement, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Reserves” shall mean, without duplication of any items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its Permitted Discretion, including Dilution Reserves, Landlord Lien Reserves, reserves for retention of title arrangements (including extended retention of title arrangements and broadened retention of title arrangements), reserves for any Liens on Revolving Credit Priority Collateral that are not junior and subordinate to the Liens in favor of the Collateral Agent, reserves for goods and services tax, value added tax, and other sales taxes, reserves for the UK Enterprise Act, plus any Bank Product Reserves, and any other reserves for Priority Payables.

Notwithstanding anything to the contrary in this Agreement, (i) such Reserves shall not be established or changed except upon not less than three (3) Business Days’ prior written notice to the Lead Borrower, which notice shall include a reasonably detailed description of such Reserve being established (during which period (a) the Administrative Agent shall, if requested, reasonably endeavor to discuss any such Reserve or change with the Lead Borrower and (b) the Lead Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change thereto no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent), (ii)

the amount of any Reserve established by the Administrative Agent, and any change in the amount of any Reserve, shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change, and (iii) no Lender shall be required to make any Loan hereunder if, but for the taking of such Reserve by the Administrative Agent, the Aggregate Exposures would exceed the Line Cap at the time of the making of such Loan. Notwithstanding clause (i) of the preceding sentence, changes to the Reserves solely for purposes of correcting mathematical or clerical errors shall not be subject to such notice period, it being understood that no Default or Event of Default shall be deemed to result therefrom, if applicable, for a period of three (3) Business Days.

“Responsible Officer” shall mean, with respect to any Person, its chief executive officer, president, chief financial officer, chief accounting officer or any vice president, managing director, treasurer, controller, secretary, assistant secretary, or other officer of such Person having substantially the same authority and responsibility; provided that, with respect to compliance with financial covenants, “Responsible Officer” shall mean the chief financial officer, chief accounting officer, treasurer or controller of Holdings, or any other officer of Holdings having substantially the same authority and responsibility.

“Restricted Subsidiary” shall mean each Subsidiary of Holdings other than any Unrestricted Subsidiary. The Lead Borrower shall at all times constitute a Restricted Subsidiary.

“Returns” shall have the meaning provided in Section 8.09.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a LIBOR Rate Loan, (ii) each date of a continuation of a LIBOR Rate Loan pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, such dates as the Administrative Agent or the Issuing Banks shall determine or the Required Lenders shall require.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment,” or in the Assignment and Assumption Agreement pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.04; provided, that until the termination of the Fund Guaranty in accordance with its terms, the maximum Aggregate Exposures shall not exceed $35,000,000. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $50,000,000.

“Revolving Commitment Increase” shall have the meaning provided in Section 2.15(a).

“Revolving Commitment Increase Notice” shall have the meaning provided in Section 2.15(b).

“Revolving Credit Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Facility” shall mean, each category of Revolving Loans.

“Revolving Lender” shall mean any Lender under the Revolving Facility.

“Revolving Loans” shall mean advances made to or at the instructions of the Lead Borrower pursuant to Section 2 hereof (which may constitute Revolving Loans or Swingline Loans), Protective Advances and/or Overadvance Loans.

“Revolving Note” shall mean each revolving note substantially in the form of Exhibit B-1 hereto.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of the McGraw Hill Company, Inc., and any successor owner of such division.

“Sale-Leaseback Transaction” shall mean any arrangements with any Person providing for the leasing by the Lead Borrower or any Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by the Lead Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law administered or enforced by the U.S. Government, the Government of Canada, the Netherlands, Germany, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law administered or enforced by the U.S. Government, the Government of Canada, the Netherlands, Germany, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“SEC” shall mean the Securities and Exchange Commission, or any successor thereto.

“Section 9.01 Financials” shall mean any financial statements delivered pursuant to Section 9.01(a) and (b) hereto.

“Secured Creditors” shall mean, collectively, each Agent, each Issuing Bank, Swingline Lender and Lenders, together with any Affiliates of an Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean each Bahamian Security Agreement, each English Security Agreement, each U.S. Security Agreement and/or each security agreement for any Additional Covered Jurisdiction, as the context may require and each other security agreement executed and delivered pursuant to the Collateral and Guarantee Requirement to secure any of the Obligations.

“Security Document” shall mean and include each Security Agreement, the Pledge Agreement, each Mortgage, each Additional Security Document and each other security, pledge or collateral agreement executed and delivered pursuant to the Collateral and Guarantee Requirement to secure any of the Obligations.

“Settlement” shall have the meaning provided in Section 2.14(a).

“Settlement Date” shall have the meaning provided in Section 2.14(a).

“Similar Business” shall mean any business and any services, activities or businesses incidental, or reasonably related or similar to, or complementary to any line of business engaged in by Holdings and any Restricted Subsidiary on the Closing Date (after giving effect to the Transaction) or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Specified Credit Party” shall mean any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 14.10 hereof).

“Specified Event of Default” shall mean any Event of Default arising under, 11.01, 11.03(i) (solely relating to a failure to comply with Sections 9.01(a), 9.01(b), 9.15(a), 9.15(b) or 10.11), or 11.05.

“Specified Representations” shall mean each representation and warranty, with respect to Holdings and the Lead Borrower, contained in any of Sections 8.01(i), 8.02, 8.03(iii),

8.05(b), 8.08(c), 8.08(d), 8.11 (other than, to the extent such representation and warranty relates to perfection of a security interest in any Collateral referred to therein, if the security interest in such Collateral may not be perfected by the filing of a financing statement under the UCC or by the taking of possession or control of the certificated Equity Interest of the Lead Borrower and each of the Lead Borrower’s and each other Credit Party’s material, direct Wholly-Owned Restricted Subsidiaries), Sections 8.15 and 8.16.

“Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Dividend, subsidiary designation or other event that by the terms of the Credit Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Sponsor” shall mean Catterton Management Company, L.L.C.

“Sponsor Affiliate” shall mean the collective reference to any entities (other than a portfolio company) controlled directly or indirectly by the Sponsor.

“Sponsor Agreement” shall mean (i) that certain Management Services Agreement dated as of December 9, 2015 between Parent and the Sponsor, (ii) that certain Services Agreement dated as of December 9, 2015 between Parent and the Borrower and (iii) that certain Services Agreement dated as of December 9, 2015 between Parent and Nemo (UK) HoldoCo, Ltd, in each case, as in effect on the date hereof.

“Sponsor Associates” shall have the meaning set forth in the definition of “Permitted Transferees”.

“Spot Rate” means the exchange rate, as determined by the Administrative Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Administrative Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in the Administrative Agent’s principal foreign exchange trading office for the first currency.

“Stated Liabilities” shall mean the recorded liabilities (including contingent liabilities that would be recorded in accordance with U.S. GAAP) of Holdings and its Subsidiaries taken as a whole, as of the Closing Date after giving effect to the consummation of the Transaction, determined in accordance with U.S. GAAP consistently applied, together with the principal amount of all New Financing.

“Subsidiary” shall mean, as to any Person, (i) any corporation, more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), which is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, unlimited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time.

“Supermajority Lenders” shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if the percentage “50%” contained therein were changed to “66-2/3%”.

“Swap Contract” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap Contract which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.12, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.12.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean PNC.

“Swingline Loan” shall have the meaning set forth in Section 2.12(a).

“Swingline Note” shall mean each swingline note substantially in the form of Exhibit B-2 hereto.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments, liabilities or withholdings imposed by any Governmental Authority, including any interest, penalties and additions to tax with respect thereto.

“Term Loan Administrative Agent” shall have the meaning assigned to the term “Administrative Agent” in the Term Loan Credit Agreement.

“Term Loan Collateral Agent” shall have the meaning assigned to the term “Collateral Agent” in the Term Loan Credit Agreement.

“Term Loan Credit Agreement” shall mean the Credit Agreement, dated as of the Closing Date, among Holdings, the Lead Borrower, the lenders party thereto, the Term Loan Administrative Agent, the Term Loan Collateral Agent, as amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time, in each case, in accordance with the terms and limitations of the Intercreditor Agreement. Any reference to the Term Loan Credit Agreement hereunder shall be deemed a reference to any Term Loan Credit Agreement then in existence.

“Term Loan Credit Documents” shall mean the “Credit Documents” (or any corresponding term) as defined in the Term Loan Credit Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time, in each case, in accordance with the terms of the Intercreditor Agreement.

“Term Loan Facility” shall have the meaning set forth in the recitals hereto.

“Term Loans” shall mean the “Loans” (or any corresponding term) as defined in the Term Loan Credit Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time, in each case, in accordance with the terms of the Intercreditor Agreement.

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of Holdings then last ended as of such time for which financial statements have been delivered pursuant to Sections 9.01(a) or (b); provided that for any date of determination before the delivery of the first financial statements pursuant to Sections 9.01(a) or (b), the Test Period shall be the period of four consecutive fiscal quarters of Holdings then last ended as of such time.

“Titled Equipment” shall mean any and all Equipment and Inventory represented by a certificate of title issued under the laws of a State in the United States.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such Test Period.

“Total Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Indebtedness (other than any portion of Consolidated Indebtedness that is unsecured) as of the last day of such Test Period to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such Test Period.

“Transaction” shall mean, collectively, (i) the consummation of the Acquisition and any repayment, repurchase, prepayment or defeasance of Indebtedness of Holdings or any of its Subsidiaries in connection therewith, (ii) the entering into of the Term Loan Facility and the Term Loan Credit Agreement and the incurrence of Term Loans thereunder on the Closing Date, if any, (iii) the consummation of the Equity Financing, (iv) the entering into of the other Credit Documents and the incurrence of Loans on the Closing Date and (v) the payment of all Transaction Costs.

“Transaction Costs” shall mean the fees, premiums and expenses payable by Holdings and its Subsidiaries in connection with the transactions described in clauses (i) through (v) of the definition of “Transaction.”

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or LIBOR Rate Loan.

“UCC” shall mean the Uniform Commercial Code in effect in the State of New York from time to time; provided, however, that, at any time, if by reason of mandatory provisions of law, the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York governs, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UCP” shall have the meaning set forth in Section 2.13(d).

“United States” and “U.S. ” shall each mean the United States of America.

“Unrestricted Subsidiary” shall mean (i) each Subsidiary of Holdings listed on Schedule 1.01 and (ii) any Subsidiary of Holdings designated by the board of directors of the Lead Borrower as an Unrestricted Subsidiary pursuant to Section 9.14 subsequent to the Closing Date; provided, however, that the Borrowers shall not be designated as an Unrestricted Subsidiary.

“Unused Line Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Unused Line Fee Rate” shall mean (i) initially, 0.375% per annum on the average daily unused Availability, calculated based upon the actual number of days elapsed over a 360-day year payable quarterly in arrears and (ii) from and after the delivery by the Lead Borrower to the Administrative Agent of the Borrowing Base Certificate for the first full fiscal quarter completed after the Closing Date, determined by reference to the following grid on a per annum basis based on the Average Usage of the Revolving Commitments during the immediately preceding fiscal quarter:

Average Usage	Unused Line Fee Rate
≥ $25,000,000	0.375%
< $25,000,000	0.250%

“U.S. Collateral” (or equivalent term) as defined in each U.S. Security Agreement and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any U.S. Security Agreement, and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document governed by the laws of the United States (or any state thereof), including, without limitation, all Pledge Agreement Collateral and all Mortgaged Properties.

“U.S. Dollars” or “Dollars” and the sign “$” shall each mean freely transferable lawful money (expressed in dollars) of the United States.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time; provided that determinations made pursuant to this Agreement in accordance with U.S. GAAP are subject (to the extent provided therein) to Section 13.07(a).

“U.S. Security Agreement” means the U.S. Security Agreement among the Credit Parties party thereto and the Collateral Agent, substantially in the form of Exhibit E-1.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.01(c).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary of such person.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary of such Person.

“Wholly-Owned Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Restricted Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clauses (i) or (ii), director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Lead Borrower and any Restricted Subsidiary under applicable law).

“Will Be Able to Pay Their Stated Liabilities and Identified Contingent Liabilities as They Mature” shall mean for the period from the Closing Date through the stated maturity of all New Financing, Holdings and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words

“include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Credit Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Credit Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.03 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Document,” “General Intangibles,” “Goods” and “Instrument.”

1.04 Exchange Rates; Currency Equivalent. All references in the Credit Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar Equivalent of any amounts outstanding under a Credit Document in a currency other than Dollars shall be determined by the Administrative Agent on a daily basis, based on the current Spot Rate. The Lead Borrower shall report value and other Borrowing Base components to the Administrative Agent in the currency invoiced by the applicable Borrower or shown in the Borrowers’ financial records, and unless expressly provided otherwise, shall deliver financial statements and calculate covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, the Borrowers shall repay such Obligation in such other currency.

1.05 [Reserved].

1.06 [Reserved].

1.07 Permitted Liens. Any reference in any of the Credit Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Credit Documents to any Permitted Lien except to the extent otherwise expressly permitted or contemplated hereby or by another Credit Document.

Section 2. Amount and Terms of Credit.

2.01 Commitments. Subject to the terms and conditions set forth in this Agreement specifically including Section 2.02, each Lender, severally and not jointly, will make Revolving Loans to the Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Pro Rata Percentage of the lesser of (x) the Aggregate Commitments less the outstanding amount of Swingline Loans, less the aggregate LC Exposure of all outstanding Letters of Credit or (y) an amount equal to the Borrowing Base. All Borrowers shall be jointly and severally liable as borrowers for all Revolving Loans regardless of which Borrower received the proceeds thereof. Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swingline Loans and the Revolving Loans at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Aggregate Commitments less the LC Exposure of all outstanding Letters of Credit or (ii) the Borrowing Base less the LC Exposure of all outstanding Letters of Credit. Notwithstanding the foregoing, until the Fund Guaranty is terminated in accordance with its terms, the maximum Aggregate Exposures shall not at any time exceed $35,000,000 in the aggregate.

2.02 Loans.

(a) Each Revolving Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their applicable Revolving Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(g), Loans (other than Swingline Loans) comprising any Borrowing shall be in an aggregate principal amount that is (i) (A) in the case of Base Rate Loans, not less than $500,000 and (B) in the case of LIBOR Rate Loans, an integral multiple of $250,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Revolving Commitments.

(b) Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, same shall be deemed a request for a Revolving Advance maintained as a Base Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.

(c) Subject to Section 3.01, each Borrowing of Revolving Loans shall be comprised entirely of Base Rate Loans or LIBOR Rate Loans, as the Lead Borrower may request pursuant to Section 2.03. Each applicable Lender may at its option make any LIBOR Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan to each applicable Lender in accordance with the terms of this Agreement or cause the Borrowers to pay additional amounts pursuant to Section 3.01. Borrowings of more than one Type may be outstanding at the same time; provided further that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than ten Borrowings of LIBOR Rate Loans outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(d) Except with respect to Loans made pursuant to Section 2.02(g), each Lender shall make each Loan (other than Swingline Loans) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds as the Administrative Agent may designate not later than 3:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Lead Borrower in the applicable Notice of Borrowing maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived, return the amounts so received to the respective Lenders. A Lender or Issuing Bank may fulfill its obligations under the Credit Documents through one or more Lending Offices, and this shall not affect any obligation of Credit Parties under the Credit Documents or with respect to any Obligations.

(e) Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Commitment that such Lender will not make the amount which would constitute its applicable Pro Rata Percentage of the requested Revolving Loans available to the Administrative Agent, the Administrative Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.02(d) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its applicable Pro Rata Percentage of the requested Revolving Loans, available to the Administrative Agent, then the applicable Lender and Borrowers severally agree to pay to the Administrative Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the Applicable Margin for Revolving Loans that are Base Rate Loans. If such Lender pays its share of the applicable Revolving Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Commitment that shall have failed to make such payment to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender or Borrower with respect to any amounts owing under this paragraph (d) shall be conclusive, in the absence of manifest error.

(f) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(g) If an Issuing Bank shall not have received from the Lead Borrower the payment required to be made by Section 2.13(n) within the time specified in such Section,

such Issuing Bank will promptly notify the Administrative Agent of the LC Disbursement and the Administrative Agent will promptly notify each applicable Revolving Lender of such LC Disbursement and its Pro Rata Percentage thereof. Each such Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent on such date (or, if such Revolving Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such LC Disbursement (it being understood that such amount shall be deemed to constitute a Base Rate Loan of such Lender, and such payment shall be deemed to have reduced the applicable LC Exposure), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the applicable Revolving Lenders. The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from the applicable Borrower pursuant to Section 2.13(n) prior to the time that any Revolving Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the applicable Issuing Bank, as their interests may appear. If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, such Lender and the Lead Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (f) to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the Lead Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Open Rate, and for each day thereafter, the Base Rate.

(h) Each Borrower shall indemnify the Administrative Agent and Lenders and hold the Administrative Agent and Lenders harmless from and against any and all losses or expenses that the Administrative Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by the Administrative Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by the Administrative Agent or any Lender to the Lead Borrower shall be conclusive absent manifest error.

(i) Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from the Administrative Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay the Administrative Agent, upon the Administrative Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to the Lead Borrower shall be conclusive absent manifest error.

2.03 Borrowing Procedure. To request a Revolving Borrowing, the Lead Borrower shall notify the Administrative Agent of such request by telecopy or electronic transmission (if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed) (i) in the case of a Borrowing of LIBOR Rate Loans, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of a Borrowing of Base Rate Loans (other than Swingline Loans), not later than 1:00 p.m., New York City time, on the Business Day of the proposed Borrowing. Each such written Notice of Borrowing shall specify the following information in compliance with Section 2.02:

(a) the aggregate principal amount of such Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be a Borrowing of Base Rate Loans or a Borrowing of LIBOR Rate Loans;

(d) in the case of a Borrowing of LIBOR Rate Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02; and

(f) that the conditions set forth in Section 6 or Section 7, as applicable, are satisfied or waived as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Borrowing of Base Rate Loans. If no Interest Period is specified with respect to any requested Borrowing of LIBOR Rate Loans, then the Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration (subject to the proviso in clause (d) above). Promptly following receipt of a Notice of Borrowing in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.04 Evidence of Debt; Repayment of Loans.

(a) Each Borrower, jointly and severally, hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Maturity Date and (ii) to each Swingline Lender the then unpaid principal amount of each applicable Swingline Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Lead Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof, the currency thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender. The Lead Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Lead Borrower, as applicable, shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit B-1 or Exhibit B-2, as applicable.

2.05 Fees.

(a) Closing Fee. Upon the execution of this Agreement, the Borrowers shall pay to the Administrative Agent for the ratable benefit of the Lenders a closing fee of $325,000, less that portion of the deposit of $30,000 heretofore paid by the Borrowers to the Administrative Agent, remaining after application of such fees to out-of-pocket costs and expenses.

(b) Unused Line Fee. The Borrowers shall, jointly and severally, pay to the Administrative Agent, for the pro rata benefit of the Lenders (other than any Defaulting Lender), a fee in Dollars equal to the Unused Line Fee Rate multiplied by the amount by which the Revolving Commitments (other than Revolving Commitments of a Defaulting Lender) exceed the average daily balance of outstanding Revolving Loans (other than Swingline Loans) and the stated amount of outstanding Letters of Credit during any fiscal quarter (such fee, the “Unused Line Fee”). Such fee shall accrue commencing on the Closing Date, and will be payable in arrears, on the first day of each fiscal quarter ending after the Closing Date.

(c) Administrative Agent Fees. The Borrowers, jointly and severally, agree to pay to the parties set forth therein, each for its own account, the fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between the Lead Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(d) LC and Fronting Fees. The Borrowers shall, jointly and severally, pay (x) to the Administrative Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Loans consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the Maturity Date (“LC Participation Fee”), and (y) to the applicable Issuing Bank, a fronting fee of one quarter of one percent (0.25%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term (all of the foregoing fees, the “Fronting Fee”, and together with the LC Participation Fees, collectively, the “LC Fees”). In addition, the Borrowers shall pay to the Administrative Agent , for the benefit of the applicable Issuing Bank, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the applicable Issuing Bank and the Lead Borrower in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the applicable Issuing Bank’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 11.05, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the LC Fees described in clause (x) of this Section 2.05(c) shall be increased by an additional two percent (2.0%) per annum

(e) Collateral Monitoring Fee. The Borrowers shall, jointly and severally, pay to the Collateral Agent a collateral monitoring fee equal to $3,000 per month commencing on the first day of the month following the Closing Date and on the first day of each month thereafter until the Maturity Date. The collateral monitoring fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

(f) Fees Generally. All fees and out-of-pocket costs and expenses of any appraisals conducted pursuant to any Credit Document shall be paid in full on the dates due, in immediately available funds and without deduction, off-set or counterclaim by Borrowers, to the Administrative Agent for distribution, if and as appropriate, among the applicable Lenders

(other than Defaulting Lenders), except that the Fronting Fees shall be paid directly to each Issuing Bank. Once paid, none of the fees shall be refundable under any circumstances.

2.06 Interest on Loans.

(a) Subject to the provisions of Section 2.06(f), the Loans comprising each Borrowing of Base Rate Loans, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time (the interest rates determined pursuant to clauses (a) and (b), as applicable, the “Contract Rate”).

(b) Subject to the provisions of Section 2.06(f), the Loans comprising each Borrowing of LIBOR Rate Loans shall bear interest at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) [reserved].

(d) [reserved].

(e) [reserved].

(f) Notwithstanding the foregoing, upon and after the occurrence of an Event of Default under Sections 11.01 or 11.05, and during the continuation thereof, at the option of the Administrative Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 11.05, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), or if any principal of or interest on any Loan or any fees or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, (i) the Obligations other than LIBOR Rate Loans shall bear interest at the applicable Contract Rate for Base Rate Loans plus 2.00% per annum and (ii) LIBOR Rate Loans shall bear interest at the applicable Contract Rate for LIBOR Rate Loans plus 2.00% per annum (as applicable, the “Default Rate”).

(g) Accrued Interest on each Loan shall be payable in arrears on the first day of each month with respect to Base Rate Loans and, with respect to LIBOR Rate Loans, at (a) the end of each Interest Period, and (b) for LIBOR Rate Loans with an Interest Period in excess of three months, at the end of each three month period during such Interest Period, provided further that all accrued and unpaid interest shall be due and payable on the Maturity Date; provided, further that (i) interest accrued pursuant to paragraph (f) of this Section 2.06 shall be payable on demand and, absent demand, on each Adjustment Date and upon termination of the Revolving Commitments, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h) All interest and fees hereunder shall be computed on the basis of a year of 360 days (or 365 or 366 days, as the case may be, for any Base Rate Loans, other than any Base Rate Loans determined by reference to the LIBOR Rate) and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

2.07 Termination and Reduction of Commitments.

(a) The Revolving Commitments, the Swingline Commitment, and the LC Commitment shall automatically terminate on the Maturity Date.

(b) The Lead Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) any such reduction shall be in an amount that is an integral multiple of $1,000,000, (ii) the Revolving Commitments may not be reduced to a principal amount of less than $20,000,000 (other than in connection with the termination of such commitment) and (iii) the Revolving Commitments shall not be terminated or reduced if after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the Aggregate Exposures would exceed the Aggregate Commitments.

(c) The Lead Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitments under paragraph (b) of this Section 2.07 at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Lead Borrower pursuant to this Section 2.07 shall be irrevocable except that, to the extent delivered in connection with a refinancing of the Obligations, such notice shall not be irrevocable until such refinancing is closed and funded. Any effectuated termination or reduction of the Aggregate Commitments shall be permanent. Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

2.08 Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Borrowings of more than one Type may be outstanding at the same time; provided further that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than ten Borrowings of LIBOR Rate Loans outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(b) Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as the Lead Borrower may elect as set forth in Section 2.03(d) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(c) The Lead Borrower shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its Notice of Borrowing given to the Administrative Agent pursuant to Section 2.03(d) or by its Notice of Conversion given to Agent pursuant to Section 2.08(d), as the case may be. The Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice (such notice, a “Notice of Continuation”) to the Administrative Agent of such duration not later than 1:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If the Administrative Agent does not receive timely Notice of Continuation, the Lead Borrower shall be deemed to have elected to convert such LIBOR Rate Loan to a Base Rate Loan subject to Section 2.08(d) below.

(d) Provided that no Default or Event of Default shall have occurred and be continuing, the Lead Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Base Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If the Lead Borrower desires to convert a loan, the Lead Borrower shall give the Administrative Agent written notice (such notice, a “Notice of Conversion”) by no later than 1:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Base Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Base Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(e) At its option and upon written notice given prior to 1:00 p.m. at least three (3) Business Days prior to the date of such prepayment, any Borrower may, subject to Section 2.02(h), prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of the Loans which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify the Administrative Agent and Lenders therefor in accordance with Section 2.02(h).

2.09 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. The Lead Borrower shall have the right, at any time and from time to time to prepay, without premium or penalty, any Borrowing, in whole or in part, subject to the requirements of this Section 2.09; provided that each partial prepayment shall be in an amount that is an integral multiple of $100,000.

(b) Revolving Loan Prepayments.

(i) In the event of the termination of all the Revolving Commitments, the Lead Borrower shall, on the date of such termination, repay or prepay all the outstanding Revolving Borrowings and all outstanding Swingline Loans and Cash Collateralize or backstop on terms reasonably satisfactory to the Administrative Agent the LC Exposure in accordance with Section 2.13(s).

(ii) In the event of any partial reduction of the Revolving Commitments, then (A) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Lead Borrower and the Revolving Lenders of the Aggregate Exposures after giving effect thereto and (B) if the Aggregate Exposures exceed the Line Cap then in effect, after giving effect to such reduction, then the Lead Borrower shall, on the date of such reduction (or, if such reduction is due to the imposition of new Reserves or a change in the methodology of calculating existing Reserves, within five Business Days following such notice), first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(s) (except if a Default or Event of Default is occurring at such time, in which case, any Letters of Credit outstanding at such time, shall be replaced or Cash Collateralized prior to the repayment or prepayment of any Loans), in an amount sufficient to eliminate such excess.

(iii) In the event that the Aggregate Exposures at any time exceed the Line Cap then in effect, the Lead Borrower shall, immediately after demand from the Administrative Agent (or, if such overadvance is due to the imposition of new Reserves or a change in the methodology of calculating existing Reserves, or change in eligibility standards, within five Business Days following notice), apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(s) (except if a Default or Event of Default is occurring at such time, in which case, any Letters of Credit outstanding at such time, shall be replaced or Cash Collateralized prior to the repayment or prepayment of any Loans), in an amount sufficient to eliminate such excess.

(iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, the Lead Borrower shall, without notice or demand, immediately replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(s), in an amount sufficient to eliminate such excess.

(c) Application of Prepayments.

(i) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Lead Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to this paragraph (i) of Section 2.09(c). During a Liquidity Period, except as provided in Section 2.09(b)(iii) hereof, all mandatory prepayments shall be applied as follows: first, to fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to the Credit Documents; second, to interest then due and payable on the Borrowers’ Swingline Loans; third, to the principal balance of the Swingline Loan outstanding until the same has been prepaid in full; fourth, to interest then due and payable on the Revolving Loans and other amounts due pursuant to Sections 3.02 and 5.01; fifth, to the principal balance of the Revolving Loans until the same have been prepaid in full; sixth, to Cash Collateralize all LC Exposure plus any accrued and unpaid interest thereon (to be held and applied in accordance with Section 2.13(s) hereof); seventh, to all other Obligations pro rata in accordance with the amounts that such Lender certifies is outstanding; and eighth, as required by the Intercreditor Agreement or, in the absence of any such requirement, returned to the Lead Borrower or to such party as otherwise required by law.

(ii) Amounts to be applied pursuant to this Section 2.09 to the prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay LIBOR Rate Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.09 shall be in excess of the amount of the Base Rate Loans at the time outstanding, only the portion of the amount of such prepayment that is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the Lead Borrower, the balance of such required prepayment shall be either (A) deposited in the LC Collateral Account and applied to the prepayment of LIBOR Rate Loans on the last day of the then next-expiring Interest Period for LIBOR Rate Loans (with all interest accruing thereon for the account of the Lead Borrower) or (B) applied to the prepayment of LIBOR Rate Loans immediately, together with any amounts owing to the Lenders under Section 2.10. Notwithstanding any such deposit in the LC Collateral Account, interest shall continue to accrue on such Loans until prepayment.

(d) Notice of Prepayment. The Lead Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telecopy of any prepayment hereunder (i) in the case of prepayment of a Borrowing of LIBOR Rate Loans, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Borrowing of Base Rate Loans, not later than 1:00 p.m., New York City time, on the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each notice of prepayment pursuant to this Section shall be irrevocable, except that such Borrower may, by subsequent notice to the Administrative Agent, revoke any such notice of prepayment if such notice of revocation is received not later than 10:00 a.m. (New York City time) on the day on which such prepayment is scheduled to occur and, provided that (i) such Borrower reimburses each Lender pursuant to Section 3.02 for any funding losses within five Business Days after receiving written demand therefor and (ii) the amount of Loans as to which such revocation applies shall be deemed converted to (or continued as, as applicable) Base Rate Loans in accordance with the provisions of Section 2.08 as of the date of notice of revocation (subject to subsequent conversion in accordance with the provisions of this Agreement). Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

2.10 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder or under any other Credit Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 3.01, 3.02 and 5.01 or otherwise) at or before the time expressly required hereunder or under such other Credit Document for such payment (or, if no such time is expressly required, prior to (x) 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans shall be made to the Administrative Agent, for the ratable account of the respective Revolving Lenders to which such payment is owed, in Dollars and in immediately available funds. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any amount is payable hereunder in a currency other than Dollars, and a Borrower is prohibited by any law from making any required payment hereunder in such other currencies, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the payment amount in such other currencies. Any amounts received after the required time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office for the ratable account of the respective Revolving Lenders to which such payment is owed, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 3.01, 3.02, 5.01 and 13.01 shall be made to the Administrative Agent for the benefit of to the Persons entitled thereto and payments pursuant to other Credit Documents shall be made to the Administrative Agent for the benefit of the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Credit Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by the Administrative Agent on the date received by the Administrative Agent. The Administrative Agent shall conditionally credit the Borrowers’ account with the Administrative

Agent for each item of payment on the next Business Day after the Business Day on which such item of payment is received by the Administrative Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”) The Administrative Agent is not, however, required to credit the Borrower’s account with the Administrative Agent for the amount of any item of payment which is unsatisfactory to the Administrative Agent and the Administrative Agent may charge the Borrowers’ account with the Administrative Agent for the amount of any item of payment which is returned, for any reason whatsoever, to the Administrative Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by the Administrative Agent shall be deemed applied by the Administrative Agent on account of the Obligations on its respective Application Date.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied in the manner as provided in Section 2.09(c) or 11.13 hereof, as applicable, ratably among the parties entitled thereto.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other applicable Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Lead Borrower or Affiliate thereof or any Subsidiary of Holdings (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Credit Parties rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of a Credit Party in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders or applicable Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Open Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.02(d), 2.02(g), 2.10(d), 2.12(d), 2.13(d)or 2.13(m), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) The Administrative Agent may charge to Borrowers’ Account as a Revolving Loan or, at the discretion of Swingline Lender, as a Swingline Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of LC Fees and all other fees provided for hereunder and payments under Section 13.01) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by any Agent or any Lender pursuant to any Loan Document and (b) all expenses which any Agent incurs in connection with the forwarding of Loan proceeds and the establishment and maintenance of any Dominion Accounts or Collection Accounts as provided for in Section 9.15(c), and (iii) any sums expended by an Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any other Loan Document including any Credit Party’s obligations under Sections 2.05, 9.03, 9.06, 9.08, 9.10 and 9.15, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Loans are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Loans / Swingline Loans made by and owing to the Administrative Agent and the Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the other Credit Documents with respect to such Revolving Loans/Swingline Loans.

2.11 Defaulting Lenders.

(a) Reallocation of Pro Rata Share; Amendments. For purposes of determining the Lenders’ obligations to fund or acquire participations in Loans or Letters of Credit, the Administrative Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata Shares; provided that all or any part of such participation of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent the sum of all Non-Defaulting Lenders’ total Loans and participations in Letters of Credit does not exceed the total of all Non-Defaulting Lenders’ Commitments. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Credit Document, except to the limited extent provided in Section 13.12.

(b) Payments; Fees. The Administrative Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Credit Documents, and a Defaulting Lender shall be deemed to have assigned to the Administrative Agent such amounts until all Obligations owing to the Administrative Agent, Non-Defaulting Lenders and other Secured Creditors have been paid in full. The Administrative Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts to the Lead Borrower hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the Unused Line Fee under Section 2.05(a). To the extent any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, LC Participation Fees attributable to such LC Obligations under Section 2.05(d) shall be paid to such other Lenders. The Administrative Agent shall be paid all LC Participation Fees attributable to LC Obligations that are not so reallocated.

(c) Cure. The Lead Borrower, Administrative Agent and applicable Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata Shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Loans, LC Obligations and other exposures under the Commitments shall be reallocated among Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata Shares. Unless expressly agreed in writing by the Lead Borrower, Administrative Agent and applicable Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

2.12 Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and the Administrative Agent for administrative convenience, the Administrative Agent, Lenders holding Revolving Commitments and Swingline Lender agree that in order to facilitate the administration of this Agreement, Swingline Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swingline Loans”) available to Borrowers as provided for in this Section 2.12 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swingline Loans and the Revolving Loans at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Aggregate Commitments less the LC Exposure of all outstanding Letters of Credit or (ii) the Borrowing Base less the LC Exposure of all outstanding Letters of Credit. All Swingline Loans shall be Base Rate Loans only. Borrowers may borrow (at the option and election of Swingline Lender), repay and reborrow (at the option and election of Swingline Lender)

Swingline Loans and Swingline Lender may make Swingline Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swingline Loans shall be evidenced by a secured promissory note (the “Swingline Note”) substantially in the form attached hereto as Exhibit B-2. The Swingline Lender’s agreement to make Swingline Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swingline Loans by Swingline Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swingline Lender shall thereafter be obligated to make Swingline Loans in the future.

(b) Making of Swingline Loans. Upon either (i) any request by Borrowing the Administrative Agent for a Revolving Loan made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swingline Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swingline Lender may not make Swing Loan Advances if Swingline Lender has been notified by the Administrative Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 7 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason. Swingline Loans shall be made in minimum amounts of $100,000 and integral multiples of $100,000.

(c) Participations. Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swingline Lender or the Administrative Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.14(c) below. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swingline Loans purchased hereunder, the Administrative Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Loans in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.11) of the LC Exposure of all outstanding Letters of Credit.

(d) If the Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then on the Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date); provided that, if on the occurrence of the Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.13(u)), there shall exist sufficient unutilized Extended Revolving Loan Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Revolving Loan Commitments which will remain in effect after the occurrence of the Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Revolving Loan Commitments and such Swingline Loans shall not be so required to be repaid in full on the Maturity Date.

2.13 Letters of Credit.

(a) General. Subject to the terms and conditions hereof, Issuing Bank shall issue or cause the issuance of standby and/or trade letters of credit denominated in Dollars (“Letters of Credit”) for the account of any Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Loans plus (ii) the outstanding Swingline Loans, plus (iii) the LC Exposure of all outstanding Letters of Credit, plus (iv) the LC Exposure of the Letter of Credit to be issued to exceed the lesser of (x) the Aggregate Commitments or (y) the Borrowing Base (calculated without giving effect to the deductions for any Reserves). The LC Exposure of all outstanding Letters of Credit shall not exceed in the aggregate at any time the LC Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Base Rate Loans consisting of Revolving Loans and shall bear interest at the Revolving Interest Rate for Base Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 2.05(c)).

(b) No Obligation. Notwithstanding any provision of this Agreement, Issuing Bank shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Issuing Bank from issuing any Letter of Credit, or any Law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit, or request that Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuing Bank is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuing Bank in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally.

(c) Issuance. The Lead Borrower, on behalf of any Borrower, may request Issuing Bank to issue or cause the issuance of a Letter of Credit by delivering to Issuing Bank, with a copy to the Administrative Agent at the Payment Office, prior to 1:00 p.m., at least five (5) Business Days prior to the proposed date of issuance, such Issuing Bank’s form of Letter of Credit Application (the “LC Application”) completed to the satisfaction of the Administrative Agent and Issuing Bank; and, such other certificates, documents and other papers and information as the Administrative Agent or Issuing Bank may reasonably request. Issuing Bank shall not issue any requested Letter of Credit if such Issuing Bank has received notice from the Administrative Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Loans hereunder have been terminated for any reason.

(d) Contents of Letters of Credit. Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, or other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuing Bank, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

(e) Notice by Administrative Agent. The Administrative Agent shall use its reasonable efforts to notify Lenders of the request by the Lead Borrower for a Letter of Credit hereunder.

(f) Requirements for Issuance. The Lead Borrower shall authorize and direct any Issuing Bank to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If the Administrative Agent is not the Issuing Bank of any Letter of Credit, the Lead Borrower shall authorize and direct Issuing Bank to deliver to the Administrative Agent all instruments, documents, and other writings and property received by Issuing Bank pursuant to the Letter of Credit and to accept and rely upon the Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor.

(g) Trade Letters of Credit. In connection with all trade Letters of Credit issued or caused to be issued by Issuing Bank under this Agreement, each Borrower hereby appoints Issuing Bank, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred: (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States Customs Department (“Customs”) in the name of such Borrower or Issuing Bank or Issuing Bank’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Issuing Bank’s, or in the name of Issuing Bank’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither the Administrative Agent, Issuing Bank nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for the Administrative Agent’s, Issuing Bank’s or their respective attorney’s willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

(h) Purchase by Lenders. Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuing Bank a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the LC Exposure of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

(i) Reimbursement Obligations. In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuing Bank will promptly notify the Administrative Agent and the Lead Borrower. Regardless of whether the Lead Borrower shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Issuing Bank shall sometimes be referred to as a “Reimbursement Obligation”) Issuing Bank prior to 12:00 Noon, on each date that an amount is paid by Issuing Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuing Bank. In the event Borrowers fail to reimburse Issuing Bank for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuing Bank will promptly notify the Administrative Agent and each Lender holding a Revolving Commitment thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Loan maintained as a Base Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Loan (all whether or not the conditions specified in Section 8.2 are then satisfied or the commitments of Lenders to make Revolving Loans hereunder have been terminated for any reason) as provided for in Section 2.14(c) immediately below. Any notice given by Issuing Bank pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(j) Participations. Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.14(b) make available to Issuing Bank through the Administrative Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.13(d)) each be deemed to have made a Revolving Loan maintained as a Base Rate Loan to Borrowers in that amount. If any Lender holding a Revolving Commitment so notified fails to make available to the Administrative Agent, for the benefit of the Issuing Bank, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Loans maintained as a Base Rate Loan on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Bank will promptly give notice of the occurrence of the Drawing Date, but failure of the Administrative Agent or such Issuing Bank to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.13(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.13(c)(i) and (ii) until and commencing from the date of receipt of notice from the Administrative Agent or the Issuing Bank of a drawing.

(k) LC Borrowings. With respect to any unreimbursed drawing that is not converted into a Revolving Loan maintained as a Base Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from the Administrative Agent a borrowing (each, an “LC Borrowing”) in the amount of such drawing. Such LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Loan maintained as a Base Rate Loan. Each applicable Lender’s payment to the Administrative Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such LC Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.13.

(l) Length of Participation Commitment. Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuing Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

(m) Participations. Upon (and only upon) receipt by the Administrative Agent for the account of Issuing Bank of immediately available funds from Borrowers (i) in reimbursement of any payment made by the Issuing Bank or the Administrative Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuing Bank or the Administrative Agent under such a Letter of Credit, the Administrative Agent will pay to each Lender holding a Revolving Commitment, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except the Administrative Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender holding a Revolving Commitment that did not make a Participation Advance in respect of such payment by the Administrative Agent (and, to the extent that any of the other Lender(s) holding the Revolving Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22, the Administrative Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(n) Reimbursement. If the Issuing Bank or the Administrative Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Issuing Bank or the Administrative Agent pursuant to Section 2.15(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuing Bank or the Administrative Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuing Bank or the Administrative Agent plus interest at the Federal Funds Effective Rate.

(o) Documentation. Each Borrower agrees to be bound by the terms of the LC Application and by the Issuing Bank’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Issuing Bank’s written regulations and customary practices relating to letters of credit, though Issuing Bank’s interpretations may be different from such Borrower’s own. In the event of a conflict between the LC Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), the applicable Issuing Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Lead Borrower’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(p) Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

(q) Obligations Absolute. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Loans or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse the Issuing Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against Issuing Bank, any Agent, any Borrower or Lender, as the case may be, or any other Person for any reason whatsoever;

(ii) the failure of any Borrower or any other Person to comply, in connection with a LC Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Loan, it being acknowledged that such conditions are not required for the making of a LC Borrowing and the obligation of Lenders to make Participation Advances under Section 2.13(m);

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Borrower, the Administrative Agent, Issuing Bank or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, the Administrative Agent, Issuing Bank or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuing Bank or any of Issuing Bank’s Affiliates has been notified thereof;

(vi) payment by Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuing Bank from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by Issuing Bank or any of Issuing Bank’s Affiliates to issue any Letter of Credit in the form requested by the Lead Borrower, unless the Administrative Agent and Issuing Bank have each received written notice from the Lead Borrower of such failure within three (3) Business Days after Issuing Bank shall have furnished the Administrative Agent and the Lead Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) the occurrence of any Material Adverse Effect;

(x) any breach of this Agreement or any other Credit Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to any Credit Party;

(xii) the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii) the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(r) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Lead Borrower by telecopy of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in Section 2.13(n)).

(s) Liability for Acts and Omissions.

(i) As between Borrowers and Issuing Bank, Swingline Lender, the Agents and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuing Bank or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuing Bank from liability for Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuing Bank or Issuing Bank’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(ii) Without limiting the generality of the foregoing, Issuing Bank and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuing Bank or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuing Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuing Bank or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or Credit Documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(iii) In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuing Bank under any resulting liability to any Borrower, the Administrative Agent or any Lender.

(t) Cash Collateralization. At any time following the occurrence of an Event of Default, at the option of the Administrative Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 11.05, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.09(b)), Borrowers will cause cash to be deposited and maintained in an account with the Administrative Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the LC Exposure of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes the Administrative Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. The Administrative Agent may, in its discretion, invest such cash collateral (less applicable Reserves) in such short-term money-market items as to which the Administrative Agent and such Borrower mutually agree (or, in the absence of such agreement, as the Administrative Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or the Administrative Agent may (notwithstanding the foregoing) establish the account provided for under this Section 2.13(t) as a non-interest bearing account and in such case the Administrative Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by the Administrative Agent. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement. The Borrowers hereby assign, pledge and grant to the Administrative Agent, for its benefit and the ratable benefit of Issuing Bank, Lenders and each other Secured Creditor, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for LC Fees) with respect to the Letters of Credit, the Administrative Agent may use such cash collateral to pay and satisfy such Obligations.

(u) Extended Commitments. If the Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then (i) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to Sections 2.13(d) and (e)) under (and ratably participated in by Lenders) the Extended Revolving Loan Commitments, up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Loan Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrowers shall Cash Collateralize any such Letter of Credit in accordance with Section 2.13(t). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Maturity Date with respect to Existing Revolving Loans shall have no effect upon (and shall not diminish) the percentage participations of the Lenders of Extended Revolving Loans in any Letter of Credit issued before the Maturity Date.

2.14 Making and Settlement Amongst Lenders.

(a) Each Borrowing of Revolving Loans shall be advanced according to the applicable Commitment Percentages of Lenders holding the Commitments (subject to any contrary terms of Section 2.11). Each Borrowing of Swingline Loans shall be advanced by Swingline Lender alone.

(b) Promptly after receipt by the Administrative Agent of a request or a deemed request for a Revolving Loan pursuant to Section 2.02(a) and, with respect to Revolving Loans, to the extent the Administrative Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swingline Loans exceeding the maximum amount permitted in Section 2.12(a) , the Administrative Agent shall notify Lenders holding the Commitments of its receipt of such request specifying the information provided by the Lead Borrower and the apportionment among Lenders of the requested Revolving Loan, as determined by the Administrative Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7, fund such Revolving Advance Loan to Borrowers in Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Loan of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.14(c).

(c) The Administrative Agent, on behalf of Swingline Lender, shall demand settlement (a “Settlement”) of all or any Swingline Loans with Lenders holding the Commitments on at least a weekly basis, or on any more frequent date that the Administrative Agent elects or that Swingline Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.11, each Lender holding a Commitment shall transfer the amount of such Lender’s Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by the Administrative Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day . Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Loans set forth in Section 7 have not been satisfied or the Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swingline Loans and, when so applied shall constitute Revolving Loans of such Lenders accruing interest as Base Rate Loans. If any such amount is not transferred to the Administrative Agent by any Lender holding a Commitment on such Settlement Date, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.02(e).

(d) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Law, that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Loans shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Loans shall be part of the Obligations secured by the Collateral.

2.15 Revolving Commitment Increase.

(a) Subject to the terms and conditions set forth herein, after the Closing Date, the Lead Borrower shall have the right to request, by written notice to the Administrative Agent, an increase in the Revolving Commitments (a “Revolving Commitment Increase”) in an aggregate amount not to exceed $20,000,000; provided that (i) any Revolving Commitment Increase shall be on the terms (including the Latest Maturity Date) and pursuant to the documentation applicable to the Revolving Facility, (ii) the Lead Borrower shall only be permitted to request five (5) Revolving Commitment Increases during the term of this Agreement and (iii) any Revolving Commitment Increase shall be in a minimum amount of $5,000,000 or, if less than $5,000,000 is available, the amount left available.

(b) Each notice submitted pursuant to this Section 2.15 (a “Revolving Commitment Increase Notice”) requesting a Revolving Commitment Increase shall specify the amount of the increase in the Revolving Commitments being requested. Upon receipt of a Revolving Commitment Increase Notice, the Administrative Agent may (at the direction of the Lead Borrower) promptly notify the Revolving Lenders and each such Revolving Lender may (subject to the Lead Borrower’s consent) have the right to elect to have its Revolving Commitment increased by its Pro Rata Share (it being understood and agreed that a Lender may elect to have its Revolving Commitment increased in excess of its Pro Rata Share in its discretion if any other Lender declines to participate in the Revolving Commitment Increase) of the requested increase in Revolving Commitments; provided that (i) each Lender may elect or decline, in its sole discretion, to have its Revolving Commitment increased in connection with any requested Revolving Commitment Increase, it being understood that no Lender shall be obligated to increase its Revolving Commitment unless it, in its sole discretion, so agrees and, if a Lender fails to respond to any Revolving Commitment Increase Notice within five (5) Business Days after such Lender’s receipt of such request, such Lender shall be deemed to have declined to participate in such Revolving Commitment Increase; (ii) if any Lender declines to participate in any Revolving Commitment Increase and, as a result, commitments from additional financial institutions are required in connection with the Revolving Commitment Increase, any Person or Persons providing such commitment shall be subject to the written consent of the Administrative Agent, the Swingline Lender and the Issuing Banks (such consent not to be unreasonably withheld or delayed), if such consent would be required pursuant to the definition of Eligible Transferee; (iii) in no event shall a Defaulting Lender be entitled to participate in such Revolving Commitment Increase and (iv) no Issuing Bank or Swingline Lender shall be required to act in such capacity under the Revolving Commitment Increase without its prior written consent. In the event that any Lender or other Person agrees to participate in any Revolving Commitment Increase (each an “Increase Loan Lender”), such Revolving Commitment Increase shall become effective on such date as shall be mutually agreed upon by the Increase Loan Lenders and the Lead Borrower, which date shall be as soon as practicable after the date of receipt of the Revolving Commitment Increase Notice (such date, the “Increase Date”); provided that the establishment of such Revolving Commitment Increase shall be subject to the satisfaction of each of the following conditions: (1) no Default or Event of Default would exist after giving effect thereto except that the Lenders providing such Revolving Commitment Increase the proceeds of which are to be used primarily to finance a Permitted Acquisition may agree to waive this requirement as part of customary “Sungard” limitations (without the consent of any other Lender); (2) the Revolving Commitment Increase shall be effected pursuant to one or more joinder agreements executed and delivered by the Lead Borrower, the Administrative Agent, and the Increase Loan Lenders, each of which shall be reasonably satisfactory to the Lead Borrower, the Administrative Agent, and the Increase Loan Lenders; (3) Credit Parties shall execute and deliver or cause to be executed and delivered to the Administrative Agent such amendments to the Credit Documents, legal opinions and other documents as the Administrative Agent may reasonably request in connection with any such transaction, which amendments, legal opinions and other documents shall be reasonably satisfactory to the Administrative Agent; (4) the representations and warranties contained in Section 8 shall be true and correct in all material respects (or in all respects to the extent that any representation or warranty is qualified by materiality) as of the Increase Date; and (5) the Borrowers shall have paid to the Administrative Agent and the Lenders such additional fees as may be agreed to be paid by the Borrowers in connection therewith.

(c) On the Increase Date, upon fulfillment of the conditions set forth in this Section 2.15, (i) the Administrative Agent shall effect a settlement of all outstanding U.S. Revolving Loans among the Lenders that will reflect the adjustments to the Revolving Commitments of the Lenders as a result of the Revolving Commitment Increase, (ii) the Administrative Agent shall notify the Lenders and Credit Parties of the occurrence of the Revolving Commitment Increase to be effected on the Increase Date, (iii) Schedule 2.01 shall be deemed modified to reflect the revised Revolving Commitments of the affected Lenders and (iv) Notes will be issued, at the expense of the Borrowers, to any Lender participating in the Revolving Commitment Increase and requesting a Note.

(d) The terms and provisions of the Revolving Commitment Increase shall be identical to the Revolving Loans and the Revolving Commitments and, for purposes of this Agreement and the other Credit Documents, all Revolving Loans made under the Revolving Commitment Increase shall be deemed to be Revolving Loans. Without limiting the generality of the foregoing, (i) the rate of interest applicable to the Revolving Commitment Increase shall be the same as the rate of interest applicable to the existing Revolving Loans, (ii) unused line fees applicable to the Revolving Commitment Increase shall be calculated using the same Unused Line Fee Rates applicable to the existing Revolving Loans, (iii) the Revolving Commitment Increase shall share ratably in any mandatory prepayments of the Revolving Loans, (iv) after giving effect to such Revolving Commitment Increases, Revolving Commitments shall be reduced based on each Lender’s Pro Rata Percentage, and (v) the Revolving Commitment Increase shall rank pari passu in right of payment and security with the existing Revolving Loans. Each joinder agreement and any amendment to any Credit Document requested by the Administrative Agent in connection with the establishment of the Revolving Commitment Increase may, without the consent of any of the Lenders, effect such amendments to this Agreement (an “Incremental Revolving Commitment Agreement”) and the other Credit Documents as may be reasonably necessary or appropriate, in the opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.15.

2.16 Lead Borrower. (a) Each Borrower hereby irrevocably designates the Lead Borrower to be its attorney and agent and in such capacity to (i) borrow, (ii) request Loans, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the other Credit Documents, all on behalf of and in the name such Borrower or Borrowers, and hereby authorizes the Administrative Agent and Swingline Lender to pay over or credit all loan proceeds hereunder in accordance with the request of the Lead Borrower. Each Credit Party that is organized under the laws of a jurisdiction outside of the United States hereby appoints the Lead Borrower, at the Lead Borrower’s offices, as its agent for service of process in any matter related to this Agreement or the other Credit Documents.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce each Agent, the Issuing Bank and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies each Agent, Issuing Bank and Lender and holds each Agent, Issuing Bank and Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against any such Agent, Issuing Bank or Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by any Agent, Issuing Bank or any Lender on any request or instruction from the Lead Borrower or any other action taken by any Agent, Issuing Bank or any Lender with respect to this Section 2.16 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by each Agent, Issuing Bank or any Lender to any Borrower, failure of an Agent, Issuing Bank or Lender to give any Borrower notice of borrowing or any other notice, any failure of an Agent, Issuing Bank or Lender to pursue or preserve its rights against any Borrower, the release by any Agent, Issuing Bank or Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by any Agent, Issuing Bank or Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

(d) Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Lead Borrower shall be binding upon and enforceable against it.

2.17 Overadvances. If the Aggregate Exposures exceed the Line Cap (an “Overadvance”), at any time, the excess amount shall be payable by the applicable Borrower on demand by the Administrative Agent, but all such Revolving Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Credit Documents. The Administrative Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrowers to cure an Overadvance, (a) when no other Event of Default is known to the Administrative Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required) and (ii) the aggregate amount of all Overadvances and Protective Advances is not known by the Administrative Agent to exceed 10% of the Borrowing Base, (b) regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $500,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the aggregate outstanding Revolving Loans and LC Obligations to exceed the aggregate Revolving Commitments. The making of any Overadvance shall not create nor constitute a Default or Event of Default; it being understood that the making or continuance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the then existing Event of Default. In no event shall any Borrower or other Credit Party be permitted to require any Overadvance Loan to be made.

2.18 Protective Advances. The Administrative Agent shall be authorized, in its discretion, following notice to and consultation with the Lead Borrower, at any time, to make Base Rate Loans to the Borrowers (each such loan, a “Protective Advance”) (a) in an aggregate amount, together with the aggregate amount of all Overadvance Loans, not to exceed 10% of the Borrowing Base, if the Administrative Agent deems such Protective Advances necessary or desirable to preserve and protect the Collateral, or to enhance the collectability or repayment of the Obligations; or (b) to pay any other amounts chargeable to Credit Parties under any Credit Documents, including costs, fees and expenses; provided that, the aggregate amount of outstanding Protective Advances plus the aggregate Outstanding Amount of Loans and LC Exposure shall not exceed the aggregate Revolving Commitments. Each applicable Lender shall participate in each Protective Advance in accordance with its Pro Rata Percentage. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances under clause (a) by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. The Administrative Agent may use the proceeds of such Protective Advances to (a) protect, insure, maintain or realize upon any Collateral; or (b) defend or maintain the validity or priority of the Collateral Agent’s Liens on any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien; provided that the Administrative Agent shall use reasonable efforts to notify the Lead Borrower after paying any such amount or taking any such action and shall not make payment of any item that is contested in good faith.

2.19 Extended Loans.

(a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.19, the Lead Borrower may at any time and from time to time when no Event of Default then exists request that all or a portion of the Revolving Loans (the “Existing Revolving Loans”), together with any related outstandings, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or any portion of the principal amount (and related outstandings) of such Revolving Loans (any such Revolving Loans which have been so converted, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.19. In order to establish any Extended Revolving Loans, the Lead Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders) (each, an “Extension Request”) setting forth the proposed terms of the Extended Revolving Loans to be established, which shall (x) be identical as offered to each Lender (including as to the proposed interest rates and fees payable) and (y) be identical to the Existing Revolving Loans, except that: (i) repayments of principal of the Extended Revolving Loans may be delayed to later dates than the Maturity Date; (ii) the Effective Yield with respect to the Extended Revolving Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Existing Revolving Loans to the extent provided in the applicable Extension Amendment; and (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Loans); provided, however, that (A) in no event shall the final maturity date of any Extended Revolving Loans at the time of establishment thereof be earlier than the Maturity Date of any other Revolving Loans hereunder and (B) the Weighted Average Life to Maturity of any Extended Revolving Loans at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of any other Revolving Loans then outstanding. Any Extended Revolving Loans converted pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Revolving Loans, as applicable, for all purposes of this Agreement; provided that any Extended Revolving Loans converted from Existing Revolving Loans may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Revolving Loans.

(b) With respect to any Extended Revolving Loans, subject to the provisions of Sections 2.12(d) and 2.12(a), to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after the Maturity Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Loan Commitments and/or Extended Revolving Loan Commitments in accordance with their Pro Rata Share of the Aggregate Commitments (and, except as provided in Sections 2.12(d) and 2.12(a), without giving effect to changes thereto on the Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under the Aggregate Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings) and (y) repayments required upon any Maturity Date of any Revolving Commitments or Extended Revolving Loan Commitments).

(c) The Lead Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Revolving Loans are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.19. No Lender shall have any obligation to agree to have any of its Existing Revolving Loans converted into Extended Revolving Loans pursuant to any Extension Request. Any Lender (each, an “Extending Lender”) wishing to have all or a portion of its Existing Revolving Loans subject to such Extension Request converted into Extended Revolving Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Revolving Loans which it has elected to request be converted into Extended Revolving Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). Any Lender that does not respond to the Extension Request on or prior to the date specified therein shall be deemed to have rejected such Extension Request. In the event that the aggregate principal amount of Existing Revolving Loans subject to Extension Elections relating to a particular Extension Request exceeds the amount of Extended Revolving Loans requested pursuant to such Extension Request, Revolving Loans subject to such Extension Elections shall be converted to Extended Revolving Loans, on a pro rata basis based on the aggregate principal amount of Revolving Loans included in each such Extension Elections or to the extent such option is expressly set forth in the respective Extension Request, the Lead Borrower shall have the option to increase the amount of Extended Revolving Loans so that such excess does not exist.

(d) Extended Revolving Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Lender providing Extended Revolving Loans thereunder which shall be consistent with the provisions set forth in Section 2.19(a) above (but which shall not require the consent of any other Lender). The Administrative Agent shall promptly notify each relevant Lender as to the effectiveness of each Extension Amendment.

(e) With respect to any extension consummated by a Borrower pursuant to this Section 2.19, (i) such extension shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement, (ii) with respect to Extended Revolving Loan Commitments, if the aggregate amount extended is less than (A) the LC Commitment, the LC Commitment shall be reduced upon the date that is five (5) Business Days prior to the Maturity Date to the extent needed so that the LC Commitment does not exceed the aggregate Revolving Commitment which would be in effect after the Maturity Date, and, if applicable, each applicable Borrower shall Cash Collateralize obligations under any issued Letters of Credit in an amount equal to 105% of the stated amount of such Letters of Credit, or (B) the Swingline Commitment, the Swingline Commitment shall be reduced upon the date that is five (5) Business Days prior to the Maturity Date to the extent needed so that the Swingline Commitment does not exceed the aggregate Revolving Commitment which would be in effect after the Maturity Date, and, if applicable, each applicable Borrower shall prepay any outstanding Swingline Loans. The Administrative Agent and the Lenders hereby consent to each extension and the other transactions contemplated by this Section 2.19 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Loan Commitments on such terms as may be set forth in the Extension Request) and hereby waive the requirements of any provision of this Credit Agreement or any other Credit Document that may otherwise prohibit any extension or any other transaction contemplated by this Section 2.19, provided that such consent shall not be deemed to be an acceptance of the Extension Request.

(f) Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of any Extended Revolving Loans incurred pursuant thereto, (ii) establish new tranches or sub-tranches in respect of Revolving Loan Commitments so extended and such technical amendments as may be necessary in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.19, and (iii) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.19 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrowers in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrowers unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the Borrowers by the Administrative Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any extension, the respective Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

Section 3. Yield Protection, Illegality and Replacement of Lenders.

3.01 Increased Costs, Illegality, etc.

(a) In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include the Administrative Agent, the Collateral Agent, Swingline Lender, any Issuing Bank or Lender and any corporation or bank controlling the Administrative Agent, the Collateral Agent, Swingline Lender, any Lender or Issuing Bank and the office or branch where the Administrative Agent, Swingline Lender, any Lender or Issuing Bank (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(i) subject the Administrative Agent, Swingline Lender, any Lender or Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to the Administrative Agent, Swingline Lender, such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Administrative Agent, Swingline Lender, such Lender or the Issuing Bank);

(ii) impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of the Administrative Agent, Swingline Lender, Issuing Bank or any Lender, including pursuant to Regulation D of the Board; or

(iii) impose on the Administrative Agent, Swingline Lender, any Lender or Issuing Bank or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any other Credit Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

(iv) and the result of any of the foregoing is to increase the cost to the Administrative Agent, Swingline Lender, any Lender or Issuing Bank of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that the Administrative Agent, Swingline Lender, such Lender or Issuing Bank deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that the Administrative Agent, Swingline Lender or such Lender or Issuing Bank deems to be material, then, in any case Borrowers shall promptly pay the Administrative Agent, Swingline Lender, such Lender or Issuing Bank, upon its demand, such additional amount as will compensate the Administrative Agent, Swingline Lender or such Lender or Issuing Bank for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. The Administrative Agent, Swingline Lender, such Lender or Issuing Bank shall certify the amount of such additional cost or reduced amount to The Lead Borrower, and such certification shall be conclusive absent manifest error.

(b) In the event that the Administrative Agent, Swingline Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Administrative Agent, Swingline Lender, Issuing Bank or any Lender (for purposes of this Section 3.01(b), the term “Lender” shall include the Administrative Agent, the Collateral Agent, Swingline Lender, Issuing Bank or any Lender and any corporation or bank controlling the Administrative Agent, the Collateral Agent, Swingline Lender or any Lender and the office or branch where the Administrative Agent, Swingline Lender or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Administrative Agent, Swingline Lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swingline Loans) to a level below that which the Administrative Agent, Swingline Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Administrative Agent’s, Swingline Lender’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by the Administrative Agent, Swingline Lender or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to the Administrative Agent, Swingline Lender or such Lender such additional amount or amounts as will compensate the Administrative Agent, Swingline Lender or such Lender for such reduction. In determining such amount or amounts, the Administrative Agent, Swingline Lender or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.01(b) shall be available to the Administrative Agent, Swingline Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition. A certificate of the Administrative Agent, Swingline Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate the Administrative Agent, Swingline Lender or such Lender with respect to Section 3.9(a) hereof when delivered to the Lead Borrower shall be conclusive absent manifest error.

(c) Each Lender shall use its reasonable commercial efforts to notify the Borrowers if it reasonably believes that it may require compensation from the Borrowers under Section 3.01; provided that failure or delay on the part of any Lender to demand compensation pursuant to Section 3.01 shall not constitute a waiver of such Lender’s right to demand such compensation; and provided further that the Borrowers shall not be obligated to pay any such amount which arose more than 270 days prior to the date of such demand or is attributable to periods more than 270 days prior to the date of such demand except where the change after the Closing Date in a Requirement of Law in question had retroactive effect extending prior to such times.

3.02 Compensation. Each Borrower, jointly and severally, agrees to compensate each Revolving Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Rate Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Rate Loans does not occur on a date specified therefor in a Notice of Borrowing, Notice of Continuation, or Notice of Conversion (whether or not withdrawn by the applicable Borrower or deemed withdrawn pursuant to Section 3.01(a)); (ii) if any prepayment or repayment (including any termination or reduction of Commitments made pursuant to Section 2.07 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its LIBOR Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any LIBOR Rate Loans is not made on any date specified in a notice of termination or reduction given by the Lead Borrower; (iv) if any Borrower shall fail to make a payment of any Loan or drawing under any Letter of Credit (or interest due thereon) in the required currency or (v) as a consequence of (x) any other default by any Borrower to repay its LIBOR Rate Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 3.01(b).

3.03 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 3.01(a) or Section 5.01 with respect to such Lender, it will, if requested by the Lead Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 3.03 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 3.01 and 5.01.

3.04 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of an event giving rise to the operation of Section 3.01(a) or Section 5.01, Section 3.01(a) or Section 5.01 with respect to such Lender or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Lead Borrower shall have the right, if no Event of Default then exists (or, in the case of preceding clause (z), will exist immediately after giving effect to such replacement), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent (to the extent the Administrative Agent’s consent would be required for an assignment to such Replacement Lender pursuant to Section 13.04); provided that (i) at the time of any replacement pursuant to this Section 3.04, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Lead Borrower, the Replacement Lender and the Replaced Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender and (II) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 2.05 and (ii) all obligations of each Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 3.04, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 3.04 and Section 13.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the applicable Borrower, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 3.01, 3.02, 5.01, 12.07 and 13.01), which shall survive as to such Replaced Lender. In connection with any replacement of Lenders pursuant to, and as contemplated by, this Section 3.04, each Borrower hereby irrevocably authorizes Holdings to take all necessary action, in the name of such Borrower, as described above in this Section 3.04 in order to effect the replacement of the respective Lender or Lenders in accordance with the preceding provisions of this Section 3.04.

3.05 Inability to Determine Rates. If (a) In the event that the Administrative Agent or any Lender shall have determined that: (i) reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.02 for any Interest Period; (ii) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Base Rate Loan into a LIBOR Rate Loan; (iii) the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by the Administrative Agent or such Lender in good faith with any applicable Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of law), or (iv) the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan, then the Administrative Agent shall give the Lead Borrower prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Base Rate Loan, unless The Lead Borrower shall notify the Administrative Agent no later than 10:00 a.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Base Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Base Rate Loan, or, if the Lead Borrower shall notify the Administrative Agent, no later than 10:00 a.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Base Rate Loan, or, if the Lead Borrower shall notify the Administrative Agent, no later than 10:00 a.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Base Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

Section 4. [Reserved].

Section 5. Taxes.

5.01 Net Payments.

(a) All payments made by or on account of any Credit Party under any Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable law. If any Taxes are required to be withheld or deducted from such payments, then the Credit Parties jointly and severally agree that (i) to the extent such deduction or withholding is on account of an Indemnified Tax or Other Tax, the sum payable hereunder shall be increased as necessary so that after making all required deductions or withholding (including deduction or withholdings applicable to additional sums payable under this Section 5.01), the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent will make such deductions or withholdings, and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. In addition, the Credit Parties shall timely pay any Other Taxes imposed on them to the relevant Governmental Authority in accordance with applicable law. The Credit Parties will furnish to the Administrative Agent within 45 days after the date the payment by any of them of any Indemnified Taxes or Other Taxes is due pursuant to applicable law certified copies of Tax receipts evidencing such payment by the applicable Credit Party. The Credit Parties jointly and severally agree to indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent and each Lender, within 10 days of written request therefor, for the amount of any Indemnified Taxes paid by the Administrative Agent or such Lender or required to be withheld or deducted in respect of any payment to the Administrative Agent or such Lender under any Credit Document, and any Other Taxes (including any Indemnified Taxes and Other Taxes imposed on or attributable to amounts payable under this Section 5.01), and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered by such Administrative Agent or Lender (or by the Administrative Agent on behalf of a Lender) shall be conclusive absent manifest error.

(b) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or a reduce rate of, withholding Tax. In addition, each Lender shall deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documents required below in Section 5.01(c)) expired, obsolete or inaccurate in any respect, deliver promptly to the Lead Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Lead Borrower or the Administrative Agent) or promptly notify the Lead Borrower and the Administrative Agent in writing of its inability to do so.

(c) Without limiting the generality of the foregoing, (x) each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall, to the extent legally entitled to do so, deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which it becomes a party to this Agreement, (i) two accurate and complete original signed copies of (A) Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party or (B) Internal Revenue Service Form W-8ECI (or successor form) or (ii) in the case of a Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate substantially in the form of Exhibit C (any such certificate, a “U.S. Tax Compliance Certificate”) and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or successor form); (iii) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY (or successor form) of the Lender, accompanied by Form W-8ECI, Form W-8BEN, Form W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY, and/or any other required information (or successor or other applicable form) from each beneficial owner that would be required under this Section 5.01(c) if such beneficial owner were a Lender (provided that, if the Lender is a partnership for U.S. federal income Tax purposes, and one or more direct or indirect partners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)); or (iv) two accurate and complete original signed copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under the Credit Documents; and (y) each Lender that is a United States person, as defined in Section 7701(a)(30) of the Code, shall, to the extent legally entitled to do so, deliver to the Lead Borrower and the Administrative Agent, on or prior to the date on which it becomes a party to this Agreement, two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form, certifying that such Lender is exempt from United States back-up withholding. If any payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative

Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine, if necessary, the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.01(c), “FATCA” shall include any amendment made to FATCA after the Closing Date. The Administrative Agent shall comply with this Section 5.01(c) as if it were a Lender.

(d) Notwithstanding any other provision of this Section 5.01, a Lender shall not be required to deliver any documentation or form (other than such documentation set forth in Sections 5.01(c)(x)(i), 5.01(c)(x)(ii), 5.01(c)(x)(iii), 5.01(c)(y) or the penultimate sentence of Section 5.01(c)) if such Lender reasonably believes delivery of such documentation or form would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

(e) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Credit Parties or with respect to which a Credit Party has paid additional amounts pursuant to Section 5.01(a), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under Section 5.01(a) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the relevant Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.01(e), in no event will the Administrative Agent or any Lender be required to pay any amount to any Credit Party pursuant to this Section 5.01(e) to the extent that such payment would place the Administrative Agent or such Lender in a less favorable position (on a net after-Tax basis) than such party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. Nothing in this Section 5.01(e) shall be construed to obligate the Administrative Agent or any Lender to disclose its Tax returns or any other information regarding its Tax affairs or computations to any Person or otherwise to arrange its Tax affairs in any manner other than as it determines in its sole discretion.

(f) For the avoidance of doubt, for purposes of this Section 5.01, the term “Lender” shall include any Issuing Bank and any Swingline Lender.

Section 6. Conditions Precedent to Credit Events on the Closing Date. The Administrative Agent, Swingline Lender, the Issuing Bank and the Lenders shall not be required to fund any Revolving Loans or Swingline Loans, or arrange for the issuance of any Letters of Credit on the Closing Date, until the following conditions are satisfied or waived by the Lenders.

6.01 Closing Date; Credit Documents. On or prior to the Closing Date, each Credit Party, the Administrative Agent and each of the Lenders on the date hereof shall have signed a counterpart of this Agreement (whether the same or different counterparts) and each other Credit Document to be executed on the date hereof and shall have delivered (by electronic transmission or otherwise) the same to the Administrative Agent.

6.02 Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a certificate, dated the Closing Date and signed on behalf of the Lead Borrower (and not in any individual capacity) by a Responsible Officer of the Lead Borrower, certifying on behalf of the Lead Borrower that all of the conditions in Sections 6.06, 6.07 and 6.14 have been satisfied on such date.

6.03 Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received from each of (i) Kirkland & Ellis LLP, special counsel to the Credit Parties, (ii) Lennox Paton, special Bahamian counsel to the Credit Parties, (iii) Kirkland & Ellis International LLP, special English counsel to the Credit Parties, a customary enforceability opinion with respect to the English Security Agreements, (iv) Morgan, Lewis & Bockius LLP, special English counsel to the Administrative Agent, a customary capacity opinion, and (v) Akerman LLP, special Florida counsel to the Credit Parties, in each case addressed to the Administrative Agent, the Collateral Agent, each Issuing Bank and each of the Lenders and dated the Closing Date.

6.04 Corporate Documents; Proceedings, etc.

(a) On the Closing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, signed by the Secretary or any Assistant Secretary of such Credit Party (or, in the case of those Credit Parties domiciled in England, the directors), and attested to by a Responsible Officer of such Credit Party, in customary form, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate.

(b) On the Closing Date, the Administrative Agent shall have received good standing certificates and bring down facsimiles, if any, for the Credit Parties (except for those Credit Parties domiciled in England) which the Administrative Agent reasonably may have requested, certified by proper governmental authorities from each jurisdiction in which such Credit Party is organized.

6.05 Fund Guaranty.

(a) On or prior to the Closing Date, the Fund Guarantor shall have executed and delivered the Fund Guaranty to the Administrative Agent.

(b) On the Closing Date, the Administrative Agent shall have received a certificate from the Fund Guarantor, dated the Closing Date, signed by the Secretary or any Assistant Secretary of the Fund Guarantor, and attested to by a Responsible Officer of the Fund Guarantor, in customary form, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of the Fund Guarantor and the resolutions of the Fund Guarantor referred to in such certificate.

(c) On the Closing Date, the Administrative Agent shall have received good standing certificates and bring down facsimiles, if any, for the Fund Guarantor which the Administrative Agent reasonably may have requested, certified by proper Governmental Authorities from each jurisdiction in which the Fund Guarantor is organized.

(d) On the Closing Date, the Administrative Agent shall have received from Richards, Layton & Finger, P.A., special counsel to the Fund Guarantor, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Closing Date, in form and substance satisfactory to the Administrative Agent.

6.06 Equity Financing; Consummation of the Acquisition; Refinancing.

(a) On the Closing Date, Parent shall have received indirectly from the Sponsor (and/or its Affiliates) and other co-investors, a cash equity contribution (the “Equity Financing”) in an amount equal to at least 30% of the sum of (1) the aggregate amount of the Loans funded on the Closing Date plus (2) the equity capitalization of Holdings and its Subsidiaries on the Closing Date after giving effect to the Transaction.

(b) Substantially concurrently with the occurrence of the Closing Date, the Acquisition shall have been consummated in all material respects in accordance with, the terms and conditions of the Acquisition Agreement, without giving effect to an amendments, consents or waivers thereto that are materially adverse to the Lenders without the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned).

(c) The Refinancing shall have been consummated or will occur substantially simultaneously with the funding of the Loans on the Closing Date.

6.07 Company Material Adverse Effect. Since August 20, 2015, there has not been any Company Material Adverse Effect.

6.08 Collateral and Guarantee Requirement. The Collateral and Guarantee Requirement (other than in accordance with Section 9.10) shall have been satisfied; provided that if, notwithstanding the use by Holdings and the Lead Borrower of commercially reasonable efforts without undue burden or expense to cause the Collateral and Guarantee Requirement to be satisfied on the Closing Date, the requirements thereof (other than (a) the execution and delivery of the Security Agreement by the Credit Parties, (b) creation of and perfection of security interests in the Equity Interests of the Wholly Owned Restricted Subsidiaries of Holdings that are part of the Collateral (provided that (x) such Equity Interests are not Excluded Assets or owned or held by an Excluded Subsidiary and (y) such certificated Equity Interests, other than certificated Equity Interests will be required to be delivered on the Closing Date only to the extent received by Holdings after use of commercially reasonable efforts) and (c) delivery of Uniform Commercial Code financing statements or equivalent foreign registers, as applicable, with respect to perfection of security interests in the assets of the Credit Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code or the equivalent foreign registers, as applicable) are not satisfied as of the Closing Date, the satisfaction of such requirements shall not be a condition to the availability of the Loans on the Closing Date (but shall be required to be satisfied as promptly as practicable on or after the Closing Date and in any event within the period specified therefor in Schedule 5.14 or such later date as the Administrative Agent may otherwise reasonably agree).

6.09 [Reserved].

6.10 [Reserved].

6.11 Financial Statements; Pro Forma Balance Sheets. On or prior to the Closing Date, the Administrative Agent shall have received (i) the unaudited consolidated balance sheet and related consolidated statements of income and cash flows for Holdings and its Subsidiaries for each fiscal quarter ending at least 45 days prior to the Closing Date (so long as such fiscal quarter is not a fiscal year end), (ii) the audited consolidated balance sheets and the related consolidated statements of income and cash flows for Holdings and its Subsidiaries for the three most recently completed fiscal years ending at least 90 days prior to the Closing Date and (iii) a pro forma consolidated balance sheet and related consolidated statements of income for Holdings and its Subsidiaries as of the last day of the most recently ended fiscal quarter for the four fiscal quarter period ending at least 45 days prior to the Closing Date (or 90 days in the case such four fiscal quarter period is the end of Holdings’ fiscal year) prepared after giving effect to the adjustments to Indebtedness and Equity Interests in connection with the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

6.12 Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer of Holdings substantially in the form of Exhibit F.

6.13 Fees, etc. On the Closing Date, the Lead Borrower shall have paid to the Administrative Agent and all other parties entitled thereto all fees required to be paid pursuant to this Agreement and the Fee Letter and all reasonable and documented out-of-pocket expenses required to be reimbursed by the Lead Borrower to the Administrative Agent and the Lenders in connection with the Transaction, in the case of such expenses to the extent invoiced at least one Business Day prior to the Closing Date.

6.14 Representation and Warranties. All Acquisition Agreement Representations shall be true and correct in all material respects on the Closing Date, and all Specified Representations shall be true and correct in all material respects on the Closing Date.

6.15 Patriot Act. The Lead Borrower and each other Credit Party shall have provided to the Administrative Agent the documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case, at least five Business Days prior to the Closing Date, to the extent reasonably requested in writing at least ten Business Days prior to the Closing Date.

6.16 [Reserved].

6.17 Borrowing Base Certificate. The Lead Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate in form and substance reasonably satisfactory to the Administrative Agent.

6.18 Availability. On the Closing Date, the Borrowers shall have Availability of no less than $10,000,000 (after fees, expenses and Loans to be made on the Closing Date, but excluding any trade payables 60 days or more past due).

6.19 Term Loan Facility. Prior to or simultaneously with the Closing Date, the Term Loan Credit Documents shall have been duly executed and delivered by each party thereto, and the Lead Borrower shall have received $600,000,000 of gross proceeds from the funding thereof.

6.20 Intercreditor Agreement. On the Closing Date, the Intercreditor Agreement shall have been duly executed by parties thereto.

Section 7. Conditions Precedent to all Credit Events after the Closing Date. The obligation of each Lender and each Issuing Bank to make any Credit Extension shall be subject to the satisfaction (or waiver) of each of the conditions precedent set forth below:

7.01 Borrowing Notice. The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.13(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.12(b).

7.02 Availability. Availability on the proposed date of such Credit Extension shall be adequate to cover the amount of such Credit Extension.

7.03 No Default. No Default or Event of Default shall exist at the time of, or result from, such funding or issuance.

7.04 Representations and Warranties. Each of the representations and warranties made by any Credit Party set forth in Section 8 hereof or in any other Credit Document shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty).

The acceptance of the benefits of each Credit Event after the Closing Date shall constitute a representation and warranty by each Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 7 and applicable to such Credit Event are satisfied as of that time (other than such conditions which are subject to the discretion of the Administrative Agent or the Lenders).

Section 8. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, each of Holdings, each Borrower and each other Credit Party, as applicable, make the following representations, warranties and agreements, in each case after giving effect to the Transaction.

8.01 Organizational Status. Each of Holdings, the Borrowers and each of their Restricted Subsidiaries (i) is duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its organization, (ii) has the requisite power and authority to own its property and assets and to transact the business in which it is engaged and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

8.02 Power and Authority; Enforceability. Each Credit Party has the requisite power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its respective Restricted Subsidiaries pursuant to the terms of, any indenture, credit agreement or loan agreement, in each case to which any Credit Party or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject (except, in the case of preceding clauses (i) and (ii), other than in the case of any contravention, breach, default and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect) or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its respective Restricted Subsidiaries.

8.04 Approvals. Except to the extent the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests and Liens created under the Security Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document.

8.05 Financial Statements; Financial Condition; Projections.

(a) (i) The consolidated balance sheets of Holdings and its Subsidiaries for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, and the related consolidated statements of income and retained earnings and cash flows of Holdings and its Subsidiaries for each such fiscal year present fairly in all material respects the combined financial position of Holdings and its Subsidiaries at the dates of such balance sheets and the combined results of the operations of Holdings and its Subsidiaries for the periods covered thereby. All of the foregoing historical financial statements have been prepared in accordance with U.S. GAAP consistently applied.

(ii) All unaudited financial statements of Holdings and its Subsidiaries furnished to the Lenders on or prior to the Closing Date pursuant to clause (i) of Section 6.11, have been prepared in accordance with U.S. GAAP consistently applied by Holdings and its Subsidiaries, except as otherwise noted therein, subject to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

(iii) The pro forma consolidated balance sheet and the related consolidated statements of income and cash flows for Holdings and its Subsidiaries furnished to the Lenders pursuant to clause (iii) of Section 6.11 present a good faith estimate of the pro forma consolidated financial position of Holdings and its Subsidiaries as of and for the four fiscal quarter period ended September 30, 2015, prepared after giving effect to the adjustments to Indebtedness and Equity Interests in connection with the Transactions as if the Transactions had occurred on the last day of such four-quarter period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

(b) On and as of the Closing Date, after giving effect to the consummation of the Transaction (i) the sum of the Indebtedness (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis, does not exceed the present fair value of the assets of Holdings and its Subsidiaries on a consolidated basis; (ii) the capital of Holdings and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the Closing Date; (iii) Holdings and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, Indebtedness including current obligations, beyond their ability to pay such Indebtedness as they become due (whether at maturity or otherwise) and (iv) Holdings and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

(c) Since the Closing Date, there has been no Material Adverse Effect, and there has been no change, event or occurrence that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of any Credit Party, threatened (i) with respect to the Transaction or any Credit Document or (ii) that either individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect. There does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the consummation of the Transaction.

8.07 True and Complete Disclosure.

(a) All information (taken as a whole) furnished by or on behalf of any Credit Party in writing to the Administrative Agent or any Lender (including, without limitation, all such written information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein does not, and all other such written information (taken as a whole) hereafter furnished by or on behalf of any Credit Party in writing to the Administrative Agent or any Lender will not, on the date as of which such written information is dated or certified, contain any material misstatement of fact or omit to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such written information was provided.

(b) Notwithstanding anything to the contrary in the foregoing clause (a) of this Section 8.07, none of the Credit Parties makes any representation, warranty or covenant with respect to any information consisting of statements, estimates, forecasts and projections regarding the future performance of the Lead Borrower or any of Holdings’ Subsidiaries, or regarding the future condition of the industries in which they operate other than that such information has been (and in the case of such information furnished after the Closing Date, will be) prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof.

8.08 Use of Proceeds; Margin Regulations.

(a) All proceeds of the Loans incurred on the Closing Date will be used by the Borrowers to finance, in part, the Transaction and to pay the Transaction Costs.

(b) All proceeds of the Loans incurred after the Closing Date will be used by the Borrowers for working capital needs and general corporate purposes, including the financing of capital expenditures, Permitted Acquisitions, other permitted Investments, Dividends and any other purpose not prohibited hereunder.

(c) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan hereunder nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board.

(d) No part of any Letter of Credit or the proceeds of any Loan will be used, directly or indirectly, nor lent, contributed or otherwise made available to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such Loan or Letter of Credit, is the subject of any Sanction; or (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Creditor or other individual or entity participating in a transaction).

8.09 Tax Returns and Payments. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (i) each Credit Party and each of Holdings’ Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Tax returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, any Credit Party and/or any of Holdings’ Subsidiaries, (ii) the Returns accurately reflect liability for Taxes of each Credit Party and each of Holdings’ Subsidiaries for the periods covered thereby, (iii) each Credit Party and each of Holdings’ Subsidiaries have paid all Taxes payable by them, other than those that are being contested in good faith by appropriate proceedings and fully provided for as a reserve on the financial statements of each Credit Party and each of Holdings’ Subsidiaries in accordance with U.S. GAAP and (iv) there is no material action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of each Credit Party and each of Holdings’ Subsidiaries, threatened in writing by any authority regarding any Taxes relating to any Credit Party or any of Holdings’ Subsidiaries. As of the Closing Date, neither any Credit Party nor any of Holdings’ Subsidiaries has entered into an agreement or waiver that is still in effect or been requested in writing to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes by any Credit Party or any of Holdings’ Subsidiaries.

8.10 ERISA.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur. Except as would not have a Material Adverse Effect, each Plan is in material compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and other applicable law. Except as would not reasonably be expected to have a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter. Except as would not have a Material Adverse Effect: (i) no Credit Party or ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA; and (ii) no Plan subject to Title IV of ERISA has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Plan.

(b) Except as would not have a Material Adverse Effect, with respect to any Foreign Plan: (i) all employer and employee contributions required by law or by the terms of the Foreign Plan to have been made by a Credit Party have been made, or, if applicable, accrued, in accordance with normal accounting practices; and (ii) it has been registered if required to have been registered by a Credit Party and has been maintained in good standing with applicable regulatory authorities.

(c) The Credit Parties and each ERISA Affiliate have made all contributions to each Plan and Multiemployer Plan required by law to be made by them within the applicable time limits, except where any failure to make such contributions would not reasonably be expected to have a Material Adverse Effect.

8.11 The Security Documents.

(a) The provisions of the Security Agreements and each other Security Document are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors legal, valid and enforceable security interests and Liens (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) in and on all right, title and interest of the Credit Parties in the Collateral specified therein in which a security interest or Lien can be created under applicable law, and (x) in the case of the U.S. Security Agreement and the U.S. Collateral described therein, upon (i) the timely and proper filing of financing statements listing each applicable Credit Party, as a debtor, and the Collateral Agent, as secured party, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Credit Party, (ii) the recordation of the grant of security interest in U.S. Patents, if applicable, and the grant of security interest in U.S. Trademarks, if applicable, in the respective form attached to the U.S. Security Agreement, in each case in the United States Patent and Trademark Office, (iii) execution of control agreements establishing the Collateral Agent’s “control” (within the meaning of the UCC) with respect to any Deposit Account (other than Excluded Deposit Accounts) and (iv) the recordation of the grant of security interest in U.S. Copyrights, if applicable, in the form attached to the U.S. Security Agreement with the United States Copyright Office, the Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the U.S. Security Agreement) a fully perfected security interest in and Lien on all right, title and interest in all of the U.S. Collateral (as described in the U.S. Security Agreement), subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions, (y) in the case of each Bahamian Security Agreement and Bahamian Collateral described therein, upon the execution and delivery of the Bahamian Security Agreements and the Bahamian Collateral and (z) in the case of each English Security Agreement and the English Collateral described therein, (i) registration of the particulars of each English Security Agreement other than the English

Share Charge at Companies House in England and Wales in accordance with and to the extent required by the Companies Act 2006 (as amended from time to time) or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006 (as such regulations and the Companies Act 2006 may be amended from time to time), and (ii) delivery of notices as required under each English Security Agreement to perfect any security interest therein, has been made (to the extent provided in the relevant English Security Agreement) to create a fully perfected security interest in and Lien on all right, title and interest in all of the English Collateral (as described in the relevant English Security Agreement), subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions.

(b) The provisions of the Pledge Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest except to the extent that the enforceability thereof may be limited to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditor’s rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) in all right, title and interest of the Credit Parties in the Pledge Agreement Collateral (as described in the Pledge Agreement) and, upon the timely and proper filing of financing statements or other similar filings in the relevant jurisdictions listing each applicable Credit Party, as a debtor, and Collateral Agent, as secured party, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Credit Party, the security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee for the benefit of the Secured Creditors, constitute perfected (to the extent provided in the Pledge Agreement) security interests in the Pledge Agreement Collateral (as described in the Pledge Agreement) (other than Pledge Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction or by the taking of the foregoing actions), subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable laws through these actions.

(c) Upon delivery in accordance with Section 9.11 or 9.12 as applicable, each Mortgage will create, as security for the obligations purported to be secured thereby, a valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)), and, upon recordation in the appropriate recording office, perfected security interest in and mortgage Lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except as may exist pursuant to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens related thereto).

8.12 Properties. All Real Property owned by any Credit Party as of the Closing Date, and the nature of the interest therein, is correctly set forth in Schedule 8.12, which Schedule 8.12 also indicates each property that constitutes a Material Real Property as of the Closing Date, if any. Each Credit Party and each of Holdings’ Subsidiaries has good and marketable title or valid leasehold interest in the case of Real Property (unless the failure to have such good and marketable title or valid leasehold interest could not reasonably be expected to result in a Material Adverse Effect), and good and valid title in the case of tangible personal property, to all material tangible properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.

8.13 Capitalization. All outstanding shares of capital stock of the Credit Parties have been duly and validly issued and are fully paid and non-assessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived) and are owned directly or indirectly by, in the case of any Borrower, Holdings or another Borrower, or, in the case of any other Credit Party, another Credit Party. None of the Borrowers or any Restricted Subsidiary that is a Credit Party has outstanding any capital stock or other securities convertible into or exchangeable for their capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, their capital stock.

8.14 Subsidiaries. On and as of the Closing Date and after giving effect to the consummation of the Transaction, Holdings has no Subsidiaries other than those Subsidiaries listed on Schedule 8.14. Schedule 8.14 correctly sets forth, as of the Closing Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of Holdings in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.

8.15 Compliance with Statutes, OFAC Rules and Regulations; Patriot Act; FCPA.

(a) Each Credit Party represents and warrants that (i) no Covered Entity is a Sanctioned Person, (ii) no Credit Party or its Subsidiaries, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; or (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; and (iii) the Credit Parties and their Subsidiaries are in compliance, in all material respects, with all Anti-Terrorism Laws.

(b) Each of the Credit Parties and their Subsidiaries is in compliance with all applicable statutes, regulations and orders of (including any laws relating to embargoed persons, Anti-Terrorism Laws or Education Laws), and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliance as individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

8.16 Investment Company Act. No Credit Party an “investment company” or is required to be registered as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended.

8.17 [Reserved].

8.18 Environmental Matters. Except as set forth in Schedule 8.18 or as has not, individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect:

(a) Each Credit Party and each Restricted Subsidiary is in compliance with all applicable Environmental Laws and the requirements of any permits required under such Environmental Laws for their current operations. There are no pending or, to the knowledge of any Credit Party, threatened Environmental Claims against any Credit Party or any Restricted Subsidiary or with respect to their operations at any Real Property currently owned, leased or operated by any Credit Party or any Restricted Subsidiary;

(b) Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, or Released on or from, or at, any Real Property owned, leased or operated by any Credit Party or any Restricted Subsidiary where such generation, use, treatment, storage, transportation or Release (i) has violated or would be reasonably expected to violate any applicable Environmental Law, (ii) would reasonably be expected to give rise to an Environmental Claim against any Credit Party or any Restricted Subsidiary or (iii) would reasonably be expected to give rise to liability under any applicable Environmental Law; and

(c) No Credit Party nor any Restricted Subsidiary has, with respect to its operations or Real Property, any liability with respect to any Release, environmental contamination by hazardous materials or otherwise arising under Environmental Laws, and there are no facts, circumstances or conditions that are reasonably likely to result in any such liability in the future.

8.19 Labor Relations. Except as set forth in Schedule 8.19 and except to the extent the same has not, either individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes pending against any Credit Party or any Restricted Subsidiaries or, to the knowledge of each Credit Party, threatened against any Credit Party or any Restricted Subsidiaries, (b) to the knowledge of each Credit Party, there are no questions concerning union representation with respect to any Credit Party or any Restricted Subsidiaries, (c) the hours worked by and payments made to employees of any Credit Party or any Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, municipal, local, or foreign law dealing with such matters and (d) to the knowledge of each Credit Party, no wage and hour department investigation has been made of any Credit Party or any Restricted Subsidiaries.

8.20 Intellectual Property. Each Credit Party and each other Restricted Subsidiary owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, formulas, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) (collectively, “Intellectual Property”), necessary for the present conduct of its respective business, without any known conflict with the Intellectual Property rights of others, except for such failures to own or have the right to use and/or conflicts as have not had, and would not reasonably be expected to have, a Material Adverse Effect.

8.21 Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc. Schedule 8.21 contains for each Credit Party, as of the Closing Date, (i) the exact legal name of such Credit Party, (ii) the type of organization of such Credit Party, (iii) whether or not such Credit Party is a registered organization, (iv) the jurisdiction of organization or incorporation of such Credit Party, (v) such Credit Party’s Location, (vi) the organizational identification or company registration number (if any) of such Credit Party and (vii) each trade name used (or previously used) by each Credit Party. To the extent that such Credit Party does not have an organizational identification number on the Closing Date and later obtains one, such Credit Party shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted pursuant to the Security Documents fully perfected and in full force and effect.

8.22 Borrowing Base Certificate. At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criterion that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each material Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Account, and the material Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory.

8.23 Senior Debt. The Obligations are “Senior Debt,” “Senior Indebtedness,” (or any comparable term) under, and as defined in, any indenture or document governing any Permitted Junior Debt.

Section 9. Affirmative Covenants. The Credit Parties hereby covenant and agree that on and after the Closing Date and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than (i) any indemnification obligations arising hereunder which are not then due and payable and (ii) Hedge Liabilities and Cash Management Liabilities), or any Letter of Credit shall remain outstanding (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent):

9.01 Information Covenants. The Lead Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) Monthly and Quarterly Financial Statements.

(i) At any time Availability shall be less than $10,000,000, within ten Business Days after the end of each of the first two months of such quarterly accounting period, the consolidated balance sheet of Holdings and its Subsidiaries at the end of such month and the related consolidated statements of income and cash flows for such month.

(ii) Within 45 days after the close of each quarterly accounting period in each fiscal year of Holdings (60 days in the case of Holdings’ fiscal quarters ending December 31, 2015, March 31, 2016, and June 30, 2016) beginning with the quarterly accounting period ending December 31, 2015, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable forecasted figures for such quarterly accounting period based on the corresponding forecasts delivered pursuant to Section 9.01(d), all of which shall be certified by the chief financial officer of Holdings that they fairly present in all material respects in accordance with U.S. GAAP the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period. If Holdings has filed (within the time period required above) a Form 10 Q with the SEC for any fiscal quarter described above, then to the extent that such quarterly report on Form 10 Q contains any of the foregoing items, the Lenders shall accept such Form 10 Q in lieu of such items.

(b) Annual Financial Statements. Within 90 days after the close of each fiscal year of Holdings (on or before May 15, 2016, in the case of Holdings’ fiscal year ending December 31, 2015) beginning with the fiscal year ending December 31, 2015, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year setting forth (commencing with Holdings’ fiscal year ending December 31, 2015) comparative figures for the preceding fiscal year and comparable forecasted figures for such fiscal year based on the corresponding forecasts delivered pursuant to Section 9.01(d) and certified, in the case of consolidated financial statements, by Ernst & Young LLP or another “Big Four” accounting firm (or other independent certified public accountants of recognized national standing), together with an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than any exception or explanatory paragraph solely with respect to, or resulting solely from, (A) an upcoming maturity date of the Revolving Credit Facility occurring within one year from the time such opinion is delivered or (B) any actual failure to satisfy a financial maintenance covenant or potential inability to satisfy a financial maintenance covenant on a future date or in a future period under the Revolving Credit Facility) which demonstrates that such statements fairly present in all material respects in accordance with U.S. GAAP the financial condition of Holdings and its Subsidiaries as of the date indicated and the results of their operations and changes in their cash flows for the periods indicated, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year. If Holdings has filed (within the time period required above) a Form 10 K with the SEC for any fiscal year described above, then to the extent that such annual report on Form 10 K contains any of the foregoing items, the Lenders shall accept such Form 10 K in lieu of such items.

In addition, notwithstanding the foregoing, the financial statements, information and other information and documents required to be provided as described in Sections 9.01(a), (b) and (d), may be those of any direct or indirect parent of Holdings; provided that, if the financial information so furnished relates such direct or indirect parent of Holdings, the same is accompanied by a reasonably detailed description of the quantitative differences between the information relating such parent, on the one hand, and the information relating to Holdings and its Restricted Subsidiaries on a stand-alone basis, on the other hand.

(c) Lender Calls. Once per fiscal quarter at a date and time mutually agreeable to the Lead Borrower and the Lenders, Lead Borrower shall make available its senior management for telephone conference calls with all Lenders for a discussion of the financial results of the previous fiscal quarter and the operations, results and material developments in the business of Holdings and its Subsidiaries.

(d) Forecasts. No later than 90 days following the first day of each fiscal year of Holdings (or in the case of the 2016 fiscal year of Holdings, with the date of such delivery first occurring no later than May 15, 2016), a forecast (including projected statements of income, sources and uses of cash and balance sheets for Holdings and its Subsidiaries on a consolidated basis) for each of the twelve months of such fiscal year prepared in detail, with appropriate discussion of the principal assumptions upon which such forecast is based.

(e) Officer’s Certificates. At the time of the delivery of the Section 9.01 Financials, a Compliance Certificate from a Responsible Officer of the Lead Borrower substantially in the form of Exhibit G, certifying on behalf of the Lead Borrower that, to such Responsible Officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth the reasonably detailed calculations with respect to the Total Net Leverage Ratio and Total Secured Net Leverage Ratio of Holdings and its Restricted Subsidiaries for such period and (ii) certify there have been no changes to the Annexes of the U.S. Security Agreement and the Pledge Agreement since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes; provided, that, at any time the financial covenant in Section 10.11 shall be in effect, each such Compliance Certificate shall set forth reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio.

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly after any Responsible Officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any default or event of default under the Term Loan Credit Agreement or any Permitted Junior

Debt or other debt instrument in excess of $20,000,000, (ii) any litigation or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(g) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Holdings or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to the holders of any publicly issued debt of Holdings, any Borrower and/or any of the other Restricted Subsidiaries, in their capacity as such holders, lenders or agents (in each case to the extent not therefore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time; provided, that none of Holdings, any Borrower nor any other Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by law, or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney-work product.

(h) Environmental Matters. Promptly after any officer of any Credit Party or any Subsidiary of Holdings obtains actual knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, would reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against any Credit Party or any Subsidiary of Holdings or any Real Property owned, leased or operated by any Credit Party or any Subsidiary of Holdings;

(ii) any environmental condition or contamination by Hazardous Materials on any Real Property owned, leased or operated by any Credit Party or any Subsidiary of Holdings;

(iii) the taking of any removal or remedial action in response to the actual or alleged contamination by any Hazardous Material on any Real Property owned, leased or operated by any Credit Party or any of Holdings’ Subsidiaries as required by any Environmental Law or any governmental or other administrative agency pursuant thereto; and

(iv) the receipt of written notice by any Credit Party or any Subsidiary of Holdings from any government or governmental agency under, or pursuant to, CERCLA or other Environmental Law which identifies any Credit Party or any Subsidiary of Holdings as potentially responsible parties for remediation costs, or which otherwise notify any Credit Party or any Subsidiary of Holdings of potential liability under CERCLA or other Environmental Law, due to contamination by any Hazardous Material on any Real Property owned, leased or operated by any Credit Party or any of Holdings’ Subsidiaries.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and such Credit Party’s or such Subsidiary’s response thereto. Notwithstanding anything to the contrary contained above, notice shall not be required to be given of the matters disclosed in the Acquisition Documents, except that if there are any adverse developments with respect to the matters so disclosed that would rise to the standards set forth above, then a subsequent notice shall be required.

(i) Notices to Holders of Term Loan and Permitted Junior Debt. Contemporaneously with the sending or filing thereof, the Lead Borrower will provide to the Administrative Agent for distribution to each of the Lenders, any material notices (including notices of default and copies of amendments, waivers or other modifications of material documents) provided to, or received from, holders of (I) Indebtedness pursuant to the Term Loan Credit Documents or (II) Permitted Junior Debt or other Indebtedness, in each case of this clause (II), with a principal amount in excess of $20,000,000 in each case excluding notices that are otherwise required to be delivered hereunder.

(j) Financial Statements of Unrestricted Subsidiaries. Simultaneously with the delivery of each set of Section 9.01 Financials, the related consolidating financial statements reflecting adjustments necessary to eliminate the effect of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(k) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Holdings or any of its Subsidiaries as an Agent, any Issuing Bank or any Lender (through the Administrative Agent) may reasonably request.

9.02 Books, Records and Inspections.

(a) Each Credit Party and each Restricted Subsidiary will keep proper books of record and accounts in which full, true and correct entries in conformity with U.S. GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

(b) The Credit Parties will permit the Administrative Agent or any Persons designated by the Administrative Agent, subject to reasonable advance notice to, and reasonable coordination with, the Lead Borrower and normal business hours, to visit and inspect the properties of any Credit Party, at the Borrowers’ expense as provided in clause (c) below, inspect, audit and make extracts from any Credit Party’s corporate, financial or operating records, and discuss with its officers, employees, agents, advisors and independent accountants (subject to such accountants’ customary policies and procedures) such Credit Party’s business, financial condition, assets and results of operations (it being understood that a representative of the Lead Borrower is allowed to be present in any discussions with officers, employees, agent, advisors and independent accountants); provided that (I) prior to the termination of the Fund

Guaranty, the Administrative Agent shall only be permitted to conduct two field examinations and one inventory appraisal with respect to any Collateral comprising the Borrowing Base per 12-month period; provided further, that if at any time Availability is less than $17,500,000, (i) one additional inventory appraisal will be permitted in such 12-month period and (ii) one additional field examination will be permitted in such 12-month period and (II) at any time after the termination of the Fund Guaranty, the Administrative Agent shall only be permitted to conduct two field examinations and one inventory appraisal with respect to any Collateral comprising the Borrowing Base per 12-month period; provided further, that if at any time Availability is less than 50% of the Line Cap for an average of 30 days, (i) one additional inventory appraisal will be permitted in such 12-month period and (ii) one additional field examination will be permitted in such 12-month period; provided further, however, that during the existence and continuance of an Event of Default, there shall be no limit on the number of additional field examinations and inventory appraisals that shall be permitted at the Administrative Agent’s request. No such inspection or visit shall unduly interfere with the business or operations of any Credit Party, nor result in any damage to the property or other Collateral, and each such inspection shall (absent a continuing Default or Event of Default) be subject to reasonable advance notice to, and reasonable coordination with, the Credit Party. No inspection shall involve invasive testing without the prior written consent of the Lead Borrower. Neither the Administrative Agent nor any Lender shall have any duty to any Credit Party to make any inspection, nor to share any results of any inspection, appraisal or report with any Credit Party. The Credit Parties acknowledge that all inspections, appraisals and Reports are prepared by the Administrative Agent and Lenders for their purposes, and the Credit Parties shall not be entitled to rely upon them.

(c) Reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses (other than any legal fees or costs and expenses covered under Section 13.01) of the Administrative Agent in connection with (i) one examination per fiscal year of any Credit Party’s books and records or any other financial or Collateral matters as the Administrative Agent deems appropriate (and any additional examinations during a continuing Default or Event of Default) and (ii) field examinations, collateral evaluations and inventory appraisals of Collateral comprising the Borrowing Base in each case subject to the limitations on such examinations, audits and appraisals permitted under the preceding paragraph; provided, however, that upon and during any Default or Event of Default, the shall be no limit on the number or the reimbursement of any costs and expenses, from any such examination, audit or appraisal permitted hereunder. Subject to and without limiting the foregoing, the Credit Parties specifically agree to pay the Administrative Agent’s then standard charges for examination or analysis activities, including the standard charges of the Administrative Agent’s internal appraisal group, plus all costs and disbursements incurred by the Administrative Agent in the performance of such examination or analysis, and further provided that if third parties are retained to perform such field examinations, collateral evaluations and inventory appraisals, either at the request of another Lender or for extenuating reasons determined by the Administrative Agent, then such fees charged by such third parties plus all costs and disbursements incurred by such third party, shall be the responsibility of the Borrowers and shall not be subject to the foregoing limits. This Section 9.02 shall not be construed to limit the Administrative Agent’s right to use third parties for such purposes.

9.03 Maintenance of Property; Insurance.

(a) Each Credit Party and each Restricted Subsidiary will (i) keep all tangible property necessary to the business of such Credit Party and such Restricted Subsidiary in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as such Credit Party and such Restricted Subsidiary, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) If at any time (A) the Mortgaged Property is located in the United States, if requested by the Collateral Agent, then the applicable Borrower shall, or shall cause the applicable Credit Party to deliver a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination as soon as commercially reasonable or (B) the improvements on a Mortgaged Property are located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then with respect to clause (B), the applicable Borrower shall, or shall cause the applicable Credit Party to (i) maintain, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such insurance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.

(c) Each Credit Party and each Restricted Subsidiary will at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Lead Borrower and/or such Restricted Subsidiaries) (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, containing a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Creditors, as lender loss payee), (ii) if agreed by the insurer (which agreement the applicable Credit Parties shall use commercially reasonable efforts to obtain), shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof (or, with respect to non-payment of premiums, 10 days’ prior written notice) by the respective insurer to the Collateral Agent; provided that the requirements of this Section 9.03(c) shall not apply to (x) insurance policies covering (1) directors and officers, fiduciary or other professional liability, (2) employment practices liability, (3) workers compensation liability, (4) automobile and aviation liability, (5) health, medical, dental and life insurance, and (6) such other insurance policies and programs as the Collateral Agent may approve; and (y) self-insurance programs and (iii) shall be deposited with the Collateral Agent.

(d) If any Credit Party or any Restricted Subsidiary shall fail to maintain insurance in accordance with this Section 9.03, or any Credit Party or any Restricted Subsidiary shall fail to so endorse and deposit all policies or certificates with respect thereto, after any applicable grace period, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Credit Parties jointly and severally agree to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

9.04 Existence; Franchises. Each Credit Party and any Restricted Subsidiary will do all things necessary to preserve and keep in full force and effect its existence and, in the case of each Credit Party and such Restricted Subsidiaries, its and their rights, franchises, licenses, permits, and Intellectual Property, in each case to the extent material; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by such Credit Parties or such Restricted Subsidiaries in accordance with Section 10.02, (ii) the abandonment by the Credit Parties or such Restricted Subsidiaries of any rights, franchises, licenses, permits, or Intellectual Property that the Lead Borrower reasonably determines are no longer material to or used in the operations of the Lead Borrower and such Restricted Subsidiaries taken as a whole or, with respect to Intellectual Property, no longer commercially practicable to maintain or (iii) the withdrawal by the Lead Borrower or such Restricted Subsidiaries of its qualification as a foreign corporation, partnership, limited liability company or unlimited liability company, as the case may be, in any jurisdiction if such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.05 Compliance with Statutes, etc. Each Credit Party and any Subsidiary will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to ERISA, OFAC, FCPA, embargoed persons, Anti-Terrorism Laws and Education Laws), except such noncompliance as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06 Compliance with Environmental Laws.

(a) Each Credit Party and any Restricted Subsidiary will comply with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of Real Property now or hereafter owned, leased or operated by an Credit Party or any Restricted Subsidiary, except such noncompliance as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, no Credit Party nor any Restricted Subsidiary will generate, use, treat, store, Release or permit the generation, use, treatment, storage, or Release of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by any Credit Party or any Restricted Subsidiary, or transport or permit the transportation of Hazardous Materials to or from any such Real Property.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(h) with respect to any matter that would reasonably be expected to have a Material Adverse Effect, (ii) at any time that any Credit Party or any Restricted Subsidiary is not in compliance with Section 9.06(a) (subject to the applicable cure period in Section 11.03) or (iii) at any time when an Event of Default is in existence and continuing, the Credit Parties will (in each case) jointly and severally provide, at the written request of the Administrative Agent, an environmental site assessment report concerning any Mortgaged Property owned, leased or operated by any Credit Party or any of their Restricted Subsidiaries that is the subject of or could reasonably be expected to be the subject of such notice, noncompliance or Event of Default, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, to assess with a reasonable degree of certainty the presence or absence of Hazardous Materials and the reasonable costs of any removal or remedial action in connection with such Hazardous Materials on such Mortgaged Property. If the Credit Parties fail to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the reasonable cost of which shall be borne (jointly and severally) by the Lead Borrower, and the Credit Parties shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Mortgaged Property during reasonable business hours to undertake such an assessment at any reasonable time upon reasonable notice to the Lead Borrower, all at the sole expense of the Credit Parties (who shall be jointly and severally liable therefor).

9.07 ERISA. As soon as reasonably practicable and, in any event, within ten (10) Business Days after a Responsible Officer of the Lead Borrower knows of the occurrence of an ERISA Event that would or could reasonably be expected to result in a Material Adverse Effect, the Lead Borrower will deliver to the Administrative Agent a certificate setting forth a reasonable level of detail as to such occurrence and the action, if any, that the Lead Borrower, a Credit Party or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Lead Borrower or such Credit Party to or with the PBGC or any other Governmental Authority, and any notices received by the Lead Borrower or such Credit Party from the PBGC or any other Governmental Authority with respect thereto.

9.08 Additional Subsidiaries.

(a) If (i) any additional Restricted Subsidiary, organized in a Covered Jurisdiction, is formed or acquired after the Closing Date, (ii) any Restricted Subsidiary ceases to be an Excluded Subsidiary or (iii) Holdings or the Lead Borrower, with the Administrative Agent’s consent, elect to cause a Subsidiary organized outside of a Covered Jurisdiction, or to the extent reasonably acceptable to the Administrative Agent, a Subsidiary that is not a Wholly Owned Subsidiary (including any consolidated Affiliate in which Holdings, the Lead Borrower and their respective subsidiaries own no Equity Interest or that is organized in a non-Covered Jurisdiction) to become a Borrower or a Credit Party, then Holdings or the Lead Borrower will, within 30 days (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion) after such newly formed or acquired Restricted Subsidiary is formed or acquired or such Restricted Subsidiary ceases to be an Excluded Subsidiary or Holdings or the Lead Borrower have made such election, notify the Administrative Agent thereof, and will cause such Restricted Subsidiary (unless such Restricted Subsidiary is an Excluded Subsidiary) to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Credit Party.

(b) Notwithstanding the foregoing, in the event any Material Real Property would be required to be mortgaged pursuant to this Section 9.08, Holdings and the Lead Borrower shall be required to comply with the “Collateral and Guarantee Requirement” as it relates to such Material Real Property within 90 days, following the formation or acquisition of such real property or such Restricted Subsidiary or the identification of such new Material Subsidiary, or such longer time period as agreed by the Administrative Agent in its reasonable discretion.

9.09 Payment of Taxes. Except as such non-performance as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, each Credit Party and each Restricted Subsidiary will pay and discharge all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all material lawful claims which, if unpaid, might become a Lien or charge upon any properties of any Credit Party or any Restricted Subsidiary not otherwise permitted under Section 10.01(i); provided that no Credit Party nor any Restricted Subsidiary shall be required to pay any such Tax which is being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with U.S. GAAP; provided, further, that to the extent the Lead Borrower is a pass-through entity or otherwise is a member of a consolidated, combined, unitary or similar group for Tax purposes, the relevant Taxes may be paid by a Parent Company of the Lead Borrower rather than by the Lead Borrower and/or a Restricted Subsidiary.

9.10 Use of Proceeds. Each Borrower will use the proceeds of the Loans only as provided in Section 8.08.

9.11 Additional Security; Further Assurances; etc.

(a) Each of Holdings and the Lead Borrower will, and will cause each Credit Party to, execute any and all further documents, financing statements, agreements and instruments (collectively, as may be amended, modified or supplemented from time to time, the “Additional Security Documents”), and take all such further actions (including the filing and recording of financing statements, precautionary filings, fixture filings, mortgages, charges, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Credit Parties.

(b) If, after the Closing Date, any assets (other than Excluded Assets), including any owned (but not leased or ground-leased) Material Real Property or improvements thereto or any interest therein, are acquired by the Borrower or any other Credit Party or are held by any Subsidiary thereof on or after the time it becomes a Credit Party pursuant to Section 9.08 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will within 30 days of the acquisition thereof (or such longer time period as agreed by the Administrative Agent in its reasonable discretion) cause such assets to be subjected to a Lien securing the Obligations and will take and cause the other Credit Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section and as required pursuant to the “Collateral and Guarantee Requirement,” all at the expense of the Credit Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.” In the event any Material Real Property is mortgaged pursuant to this Section

9.10(b), the Borrower or such other Credit Party, as applicable, shall be required to comply with the “Collateral and Guarantee Requirement” and paragraph (a) of this Section 9.10 within 90 days following the acquisition of such Material Real Property or such longer time period as agreed by the Administrative Agent in its reasonable discretion.

(c) Each Credit Party shall furnish the Administrative Agent with prompt written notice of termination of any material contract to which a Credit Party is a party, which is terminated due to such Credit Party’s failure to meet any minimum standards set forth in such material contract.

9.12 Post-Closing Actions. Each Credit Party and each Restricted Subsidiary will complete each of the actions described on Schedule 9.12 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.12 with respect to such action or such later date as the Administrative Agent may reasonably agree.

9.13 Permitted Acquisitions.

(a) Subject to the provisions of this Section 9.12 and the requirements contained in the definition of Permitted Acquisition, the Lead Borrower and any Restricted Subsidiary may from time to time after the Closing Date effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) the Permitted Acquisition Conditions shall be satisfied on a Pro Forma Basis for such Permitted Acquisition; and the acquisition is consensual (not hostile); provided that the aggregate consideration paid by the Lead Borrower and the Restricted Subsidiaries in connection with Permitted Acquisitions consummated from and after the Closing Date where the Acquired Entity or Business does not become a Credit Party (in the case of an Acquired Entity) or owned by a Credit Party (in the case of a Business) shall not exceed the greater of $25,000,000 and 25% of Consolidated EBITDA and (ii) the Lead Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer or treasurer, certifying to the best of such officer’s knowledge, compliance with the requirements of the preceding clause (i), and containing the calculations (in reasonable detail) required by the preceding clause (i).

(b) The Lead Borrower shall cause each Restricted Subsidiary located in a Covered Jurisdiction (other than an Excluded Subsidiary) which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Section 9.10, to the reasonable satisfaction of the Administrative Agent.

(c) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrowers that the certifications pursuant to this Section 9.13 are true and correct in all material respects and that all conditions thereto have been satisfied and that the same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 11.

9.14 Designation of Subsidiaries. The Lead Borrower may at any time after the Closing Date designate any Restricted Subsidiary (other than a Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (x) the net worth of the Subsidiary designated immediately prior to such designation (such net worth to be calculated without regard to any Obligations of such Subsidiary under the Credit Party Guaranty) and (y) the aggregate principal amount of any Indebtedness owed by the Subsidiary to the Lead Borrower or any Restricted Subsidiary immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (x) above, on a consolidated basis in accordance with U.S. GAAP), and such Investment shall be permitted under Section 10.05, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of (I) the Term Loan Credit Documents, or (II) any Permitted Junior Debt Document or (III) other debt instrument, in each case of this clause (III), with a principal amount in excess of $20,000,000, (iv) immediately after giving effect to the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Lead Borrower shall comply with the provisions of Section 9.11 with respect to such designated Restricted Subsidiary, (v) no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary, (vi) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, no recourse whatsoever (whether by contract or by operation of law or otherwise) may be had to the Lead Borrower or any Restricted Subsidiary or any of their respective properties or assets for any obligations of such Unrestricted Subsidiary and (vii) the Lead Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer or treasurer, certifying to the best of such officer’s knowledge, compliance with the requirements of the preceding clauses (i) through (vi). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (A) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (B) a return on any Investment by the Lead Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Lead Borrower’s Investment in such Subsidiary.

9.15 Collateral Monitoring and Reporting.

(a) Borrowing Base Certificates. By the 20th day of each month, the Lead Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver same to the Lenders) a Borrowing Base Certificate prepared as of the close of business on the last Business Day of the previous month (provided that, if Availability shall have been less than $7,000,000 at such time, the Lead Borrower shall deliver to the Administrative Agent a weekly Borrowing Base Certificate (on every Wednesday), for the weekly period ended as of the close of business on the immediately preceding Saturday, which such Borrowing Base Certificate shall be in standard form unless otherwise reasonably agreed to by the Administrative Agent), and shall include (i) a report showing, in each case on an aggregate basis, (A) the net book value of Eligible Inventory as of the last Business Day of the preceding calendar month, plus (B) the net book value of all purchased Eligible Inventory during the preceding calendar month, minus (C) the net book value of all Eligible Inventory sold during the preceding calendar month, minus (D) depreciation of Eligible Inventory during the preceding calendar month. All calculations of Availability in any Borrowing Base Certificate shall be made by the Lead Borrower and certified by a Responsible Officer; provided that the Administrative Agent may from time to time review and adjust any such calculation in consultation with the Lead Borrower to the extent the calculation is not made in accordance with this Agreement, contains any error, or does not accurately reflect the Reserves at any time.

(b) Schedules. The Lead Borrower shall also deliver to the Administrative Agent, on or before the twentieth (20th) day of each month as and for the prior month (a) accounts receivable ageings, (b) accounts payable schedules and (c) Inventory reports. In addition, each Borrower will deliver to the Administrative Agent at such intervals as the Administrative Agent may require (but not more frequently than at the time of delivery of each of the financials required pursuant to Section 9.01(a) and (b) other than during the continuation of a Liquidity Period): (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; (iv) perpetual listings; (v) reconciliations to the general ledger of accounts receivables ageings and accounts payable schedules; and (vi) such further schedules, documents and/or information regarding the Collateral as the Administrative Agent may require including trial balances and test verifications. The Administrative Agent shall have the right to confirm and verify all Accounts and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section 9.15(b) are to be in form satisfactory to the Administrative Agent and executed by each Borrower and delivered to the Administrative Agent from time to time solely for the Administrative Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit the Administrative Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by the Administrative Agent, the items to be provided under this Section 9.15(b) shall be delivered to the Administrative Agent by the specific method of Approved Electronic Communication designated by the Administrative Agent.

(c) Maintenance of Dominion Accounts; Collection Accounts. Within 60 days (or such later date as Administrative Agent may agree in its reasonable discretion) of the Closing Date (or, with respect to any Deposit Account (other than Excluded Deposit Accounts) opened following the Closing Date, within 30 days (or such later date as the Administrative Agent may agree in its reasonable discretion) after the date any Credit Party opens such Deposit Account or the date any Person becomes a Credit Party hereunder), (i) each Credit Party shall cause each bank or other depository institution at which any primary concentration Deposit Account other than any Excluded Deposit Account is maintained, to enter into in the case of any U.S. Deposit Account, a Deposit Account Control Agreement that provides for such bank or other depository institution to transfer to a Dominion Account, on a daily basis, all balances in each Deposit Account other than any Excluded Deposit Account maintained by any Credit Party with such depository institution for application to the Obligations then outstanding following the receipt by such bank or other depository institution of a Liquidity Notice (it being understood that the Administrative Agent shall reasonably promptly deliver a copy of such Liquidity Notice to the Lead Borrower), (ii) the Borrowers shall establish the Dominion Accounts and obtain an agreement (in form reasonably satisfactory to the Collateral Agent) from each Dominion Account bank, establishing the Collateral Agent’s control over and first priority (subject to Permitted Liens) perfected Lien on the Dominion Account, which may be exercised by the

Collateral Agent during any Liquidity Period, requiring immediate deposit of all remittances received to a Dominion Account, (iii) each Credit Party irrevocably appoints the Collateral Agent as such Credit Party’s attorney-in-fact to collect such balances during a Liquidity Period to the extent any such delivery is not so made and (iv) each Credit Party shall instruct each Account Debtor (or other Person obligated with respect thereto) to make all payments with respect to Collateral into Deposit Accounts subject to Deposit Account Control Agreements, or the Credit Parties shall immediately direct any such payments into Deposit Accounts subject to Deposit Account Control Agreements (it being understood that it shall not be a Default or Event of Default if any such payments are deposited in an Excluded Deposit Account pursuant to clause (v) of the definition thereof). Without notice to or assent by any Grantor, the Collateral Agent may, upon the occurrence and during the continuance of a Liquidity Period or an Event of Default, apply any or all amounts then in, or thereafter deposited in, the Dominion Accounts toward the payment of the Obligations in the manner provided in Section 11.13; provided that, in the event that any such amounts are denominated in a currency other than Dollars, the Administrative Agent may first convert such amounts to Dollars at the Spot Rate for conversation into Dollars at such time. The Administrative Agent, the Collateral Agent and the Lenders assume no responsibility to the Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any check, draft or other item of payment payable to a Borrower or other Credit Party (including those constituting proceeds of Collateral) accepted by any bank. All payments with respect to Accounts owed to a Borrower shall be made into Collection Accounts located in the United States, unless otherwise agreed by the Administrative Agent (in which event, with respect to Collection Accounts located in any jurisdiction other than the United States that is approved by the Administrative Agent, the requirements of the following sentence shall apply. Within 90 days (or such later date as Administrative Agent may agree in its reasonable discretion) of the Closing Date (or, with respect to any Collection Account opened following the Closing Date, within 30 days (or such later date as the Administrative Agent may agree in its reasonable discretion) after the date any Person becomes a Borrower hereunder), each Borrower shall close all Collection Accounts located outside of the United States, and thereafter cause all payments with respect to Accounts owed to a Borrower to be made into (i) Collection Accounts located in the United States in accordance with the preceding sentence or (ii) Collection Accounts maintained with PNC, with respect to which the applicable Borrower shall have entered into such cash management arrangements, bank account pledges and other security arrangements that are reasonably acceptable to the Administrative Agent.

(d) Proceeds of Collateral. From and after the effective date of the first sentence of Section 9.14(b), if any Credit Party receives cash or any check, draft or other item of payment payable to a Credit Party with respect to any Collateral, it shall promptly deposit the same into any such Deposit Account that is subject to a Deposit Account Control Agreement or Dominion Account (it being understood that it shall not be a Default or Event of Default if any such payments are deposited in an Excluded Deposit Account).

(e) Administration of Deposit Accounts. Schedule 9.14 sets forth all Deposit Accounts (other than Excluded Deposit Accounts) maintained by the Credit Parties, including all Dominion Accounts, as of the Closing Date. Subject to Section 9.14(b), each Credit Party shall take all actions necessary to establish the Collateral Agent’s control (within the meaning of the UCC) over, and first priority (subject to Permitted Liens) perfected Lien (or, with respect to any foreign accounts, other customary bank account pledges and security arrangements reasonably satisfactory to the Administrative Agent and the Collateral Agent) on, each such Deposit Account other than Excluded Deposit Accounts at all times. Each Credit Party shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than the Collateral Agent, the Term Loan Collateral Agent and the applicable depositary bank) to have control over, or a perfected Lien (subject to Permitted Liens) on, a Deposit Account or any deposits therein. The Lead Borrower shall promptly notify the Administrative Agent and the Collateral Agent of any opening or closing of a Deposit Account (other than any Excluded Deposit Accounts) in accordance with the applicable Security Agreement, and shall not open any Deposit Accounts (other than any Excluded Deposit Accounts) at a bank or other financial institution not reasonably acceptable to the Administrative Agent.

9.16 Anti-Terrorism Laws(a) . Each Credit Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Credit Party nor its Subsidiaries will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any activity in violation of any Anti-Terrorism Law, (iv) each Credit Party and its Subsidiaries shall comply with all Anti-Terrorism Laws in all material respects and (v) the Credit Parties shall promptly notify the Agent in writing upon having knowledge of the occurrence of a Reportable Compliance Event.

Section 10. Negative Covenants. The Credit Parties hereby covenant and agree that on and after the Closing Date and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than (i) any indemnification obligations arising hereunder which are not then due and payable and shall remain unpaid or unsatisfied and (ii) Hedge Liabilities or Cash Management Liabilities or any Letter of Credit shall remain outstanding (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent).

10.01 Liens. Each of Holdings and any Restricted Subsidiary will not create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings or any Restricted Subsidiary, whether now owned or hereafter acquired, or sell accounts receivable with recourse to Holdings or any Restricted Subsidiary); provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of, or any filing in respect of, the following (Liens described below are herein referred to as “Permitted Liens”):

(i) Liens for Taxes, assessments or governmental charges or levies not overdue or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(ii) Liens in respect of property or assets of Holdings or any Restricted Subsidiary imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, contractors’, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets, subject to any such Lien for which adequate reserves have been established in accordance with U.S. GAAP;

(iii) Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 10.01(iii) (or to the extent not listed on such Schedule 10.01(iii), where the fair market value of all property (other than Revolving Credit Priority Collateral) to which such Liens under this clause (iii) attach is less than $2,500,000 in the aggregate), plus modifications, renewals, replacements, refinancings and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Holdings or any Restricted Subsidiary (other than after-acquired property that is affixed or incorporated into the property encumbered by such Lien on the Closing Date and the proceeds and products thereof) unless such Lien is permitted under the other provisions of this Section 10.01;

(iv) (x) Liens created pursuant to the Credit Documents and (y) Liens securing Indebtedness and obligations in respect of the Term Loan Credit Agreement (as in effect on the Closing Date, or as amended in accordance with the Intercreditor Agreement) incurred pursuant to Section 10.04(i)(y) (or otherwise in respect of any Hedge Liabilities or Cash Management Liabilities), to the extent such Liens are subject to the Intercreditor Agreement;

(v) Leases, subleases, licenses or sublicenses (including licenses or sublicenses of Intellectual Property) granted to other Persons not materially interfering with the conduct of the business of Holdings or any Restricted Subsidiary;

(vi) Liens upon assets of Holdings or any Restricted Subsidiary subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Sections 10.04(iii) or 10.04(vii); provided that (x) such Liens serve only to secure the payment of Indebtedness and/or other monetary obligations arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset or assets giving rise to such Capitalized Lease Obligation does not encumber any asset of Holdings or any Restricted Subsidiary other than the proceeds of the assets giving rise to such Capitalized Lease Obligations;

(vii) Liens placed upon equipment, machinery or other fixed assets acquired or constructed after the Closing Date and used in the ordinary course of business of Holdings or any Restricted Subsidiary and placed at the time of the acquisition or construction thereof by Holdings or such Restricted Subsidiary or within 270 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase or construction price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of any such equipment, machinery or other fixed assets or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iii) and (y) in all events, the Lien encumbering the equipment, machinery or other fixed assets so acquired or constructed does not encumber any other asset of Holdings or such Restricted Subsidiary; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender on customary terms;

(viii) survey exceptions, ground leases, easements, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or restrictions (including zoning restrictions and building codes), encroachments, protrusions and other similar charges or encumbrances and title deficiencies, which do not materially interfere with the conduct of the business of Holdings or any Restricted Subsidiary or the value, use and occupancy thereof;

(ix) Liens arising from precautionary UCC or other similar financing statement filings regarding operating leases or consignments entered into in the ordinary course of business;

(x) attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 11.09;

(xi) statutory and common law landlords’ liens under leases of real property to which Holdings or any Restricted Subsidiary is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety, stay, customs or appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit) incurred in the ordinary course of business;

(xiii) Permitted Encumbrances;

(xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of any Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04(v), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of Holdings or any Restricted Subsidiary; and any extensions, renewals and replacements thereof so long as the aggregate principal amount of the Indebtedness secured by such Liens does not increase from that amount outstanding at the time of any such extension, renewal or replacement, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension, and such extension, renewal or replacement does not encumber any asset or properties of Holdings or any Restricted Subsidiary (other than the proceeds or products thereof;

(xv) deposits or pledges to secure bids, tenders, contracts (other than contracts for the repayment of borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds and other obligations of like nature (including (x) those to secure health, safety and environmental obligations and (y) those required or requested by any Governmental Authority other than letters of credit), and as security for the payment of rent, in each case arising in the ordinary course of business;

(xvi) Liens on assets of Foreign Subsidiaries that are not Credit Parties securing Indebtedness of Foreign Subsidiaries that are not Credit Parties permitted pursuant to Section 10.04;

(xvii) any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) in the ordinary course of business;

(xviii) Liens on property subject to Sale-Leaseback Transactions to the extent such Sale-Leaseback Transactions are permitted by Section 10.02(xiii);

(xix) any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Equity Interests of any Joint Venture expressly permitted by the terms of this Agreement arising pursuant to the agreement evidencing such Joint Venture;

(xx) Liens on Collateral in favor of any Credit Party securing intercompany Indebtedness permitted by Section 10.04(vi); provided that any Liens securing Indebtedness that is required to be subordinated pursuant to Section 10.04 and Section 10.05(vi) shall be subordinated to the Liens created pursuant to the Security Documents;

(xxi) Liens on specific items of inventory or other goods (and proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business;

(xxii) Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 10.04(x);

(xxiii) Liens that may arise on inventory or equipment of Holdings or any Restricted Subsidiary in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than Holdings and any Restricted Subsidiary;

(xxiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxv) Liens (x) of a collection bank arising under Section 4-210 of the UCC or under similar provision of other applicable law on items in the course of collection, (y) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (z) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xxvi) [reserved];

(xxvii) Liens that are contractual rights of set-off (x) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence or issuance of Indebtedness, (y) relating to pooled deposit or sweep accounts of Holdings or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any Restricted Subsidiary or (z) relating to purchase orders and other agreements entered into with customers of Holdings or any Restricted Subsidiary in the ordinary course of business;

(xxviii) [reserved];

(xxix) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted hereunder;

(xxx) Liens not otherwise permitted under this Section (and on a junior basis to the Obligations and which are not on any Revolving Credit Priority Collateral), to the extent attaching to properties and assets with an aggregate fair market value not in excess of, and securing liabilities not in excess of, the greater of (a) $15,000,000 and (b) 15% of Consolidated EBITDA in the aggregate at any time outstanding;

(xxxi) Liens on Collateral (as defined in the Security Documents) securing obligations of Credit Parties under Permitted Junior Debt that are secured as provided in the definitions thereof, or Liens on assets of non-Credit Parties securing obligations of non-Credit Parties under Permitted Junior Debt to the extent permitted by Section 10.04(xxix);

(xxxii) cash deposits with respect to the Term Loan Credit Agreement or any Permitted Junior Debt or any other Indebtedness, in each case to the extent permitted by Section 10.07;

(xxxiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(xxxiv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxxv) (x) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of Holdings and the Restricted Subsidiaries complies, and (y) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings or any Restricted Subsidiary;

(xxxvi) deposits made in the ordinary course of business to secure liability to insurance carriers;

(xxxvii) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxxviii) so long as no Default has occurred and is continuing at the time of granting such Liens, Liens on cash deposits in an aggregate amount not to exceed $3,000,000 securing any Swap Contracts;

(xxxix) [reserved]; and

(xl) pledges and deposits given to a public utility or to any municipalities or Governmental Authorities or other public authority when required by the utility, municipality or Governmental Authorities or other public authority in connection with the supply of services or utilities to the Credit Parties.

In connection with the granting of Liens of the type described in this Section 10.01 by Holdings and any Restricted Subsidiary, the Administrative Agent and the Collateral Agent shall, and shall be authorized to, take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02 Consolidation, Merger, or Sale of Assets, etc. Each of the Credit Parties and any Restricted Subsidiary will not wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger, amalgamation or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions of any Person, except that:

(i) the Credit Parties and their Restricted Subsidiaries may dispose of cash and Cash Equivalents in the ordinary course of business;

(ii) any Investment permitted by Section 10.05 may be structured as a merger, consolidation or amalgamation and the Credit Parties and their Restricted Subsidiaries may make Investments permitted by Section 10.05 and grant Permitted Liens;

(iii) Holdings and any Restricted Subsidiary may sell assets, so long as (x) each such sale is on terms and conditions not less favorable to Holdings or such Restricted Subsidiary as would reasonably be obtained by Holdings or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate and Holdings or the respective Restricted Subsidiary receives at least fair market value (as determined in good faith by the Lead Borrower), (y) in the case of any single transaction or series of related transactions that involves assets or Equity Interests having a fair market value of more than $10,000,000, at least 75% of the consideration received by the Lead Borrower or such Restricted Subsidiary shall be in the form of cash, Cash Equivalents or, subject to the proviso below, Designated Non-Cash Consideration (taking into account the amount of cash and Cash Equivalents, the principal amount of any promissory notes and the fair market value, as determined by the Lead Borrower, in good faith, of any other consideration (including Designated Non-Cash Consideration)) and is paid at the time of the closing of such sale; provided, however, that for purposes of this clause (y), the following shall be deemed to be cash: (A) any liabilities (as shown on Holdings’ most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings or such

Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable disposition and for which Holdings and the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable asset sale, and (C) any Designated Non-Cash Consideration received by the Lead Borrower or any Restricted Subsidiary in such asset sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (y), not to exceed the greater of (1) $30,000,000 and (2) 30% of Consolidated EBITDA at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and(z) no Event of Default under Sections 11.01 or 11.05 shall have occurred and be continuing or would result therefrom;

(iv) each of Holdings and any Restricted Subsidiary may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iii));

(v) each of Holdings and any Restricted Subsidiary may sell, discount or forgive, in each case in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vi) each of Holdings and any Restricted Subsidiary may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of Holdings or any Restricted Subsidiary, including of Intellectual Property;

(vii) in each case upon prompt prior written notice to the Administrative Agent (a) any Restricted Subsidiary may merge, amalgamate or consolidate with (x) any Borrower, provided that such Borrower shall be the continuing or surviving Person, or (y) any one or more other Restricted Subsidiaries (other than the Borrowers); provided that when any Subsidiary Credit Party is merging, amalgamating or consolidating with another Restricted Subsidiary (1) the continuing or surviving Person shall be a Subsidiary Credit Party or (2) if the continuing or surviving Person is not a Subsidiary Credit Party, the acquisition of such Subsidiary Credit Party by such surviving Restricted Subsidiary is otherwise permitted under Section 10.05; (b) (x) any Restricted Subsidiary that is not a Credit Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Credit Party and (y) any Restricted Subsidiary (other than the Borrowers) may liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interests of Holdings and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders; (c) any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Credit Party, then (x) the transferee must be a Credit Party, (y) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Credit Party in accordance with Section 10.05 or (z) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Credit Party, such Disposition is for fair market value (as determined in good faith by the Borrowers) and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Credit Party in accordance with Section 10.05;

(viii) [reserved];

(ix) each of Holdings and any Restricted Subsidiary may make (A) sales or leases of (I) goods held for sale and (II) immaterial assets (excluding any Revolving Credit Priority Collateral) with a fair market value, in the case of this clause (II), of less than $2,000,000, in each case in the ordinary course of business and (B) sales of Inventory in the ordinary course of business;

(x) each of Holdings and any Restricted Subsidiary may sell or otherwise dispose of (x) outdated, obsolete, surplus or worn out property, in each case, in the ordinary course of business and (y) property no longer used or useful in the conduct of the business of Holdings and any Restricted Subsidiary;

(xi) each of Holdings and any Restricted Subsidiary may sell or otherwise dispose of assets (excluding any Revolving Credit Priority Collateral) acquired pursuant to a Permitted Acquisition which assets (w) are not used or useful to the core or principal business of Holdings and any Restricted Subsidiary, (x) have a fair market value not in excess of $12,000,000, (y) the aggregate proceeds (determined in a manner consistent with clause (x) above) received by the Lead Borrower or such Restricted Subsidiary from all such sales, transfers or dispositions relating to a given Permitted Acquisition shall not exceed 25% of the aggregate consideration paid for such Permitted Acquisition, and (z) are sold, transferred or disposed of on or prior to the first anniversary of the relevant Permitted Acquisition;

(xii) in order to effect a sale, transfer or disposition otherwise permitted by this Section 10.02, any Restricted Subsidiary may be merged, amalgamated or consolidated with or into another Person, or may be dissolved or liquidated;

(xiii) each of Holdings and any Restricted Subsidiary may effect Sale-Leaseback Transactions involving real property acquired after the Closing Date and not more than 180 days prior to such Sale-Leaseback Transaction for cash in an amount at least equal to the cost of such property; provided that the aggregate fair market value as reasonably determined by the Borrowers of such transactions, shall not exceed $12,000,000 during the term of this Agreement;

(xiv) each Credit Party and any Subsidiary may consummate the Transaction;

(xv) each of Holdings and any Restricted Subsidiary may issue or sell Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(xvi) each of Holdings and any Restricted Subsidiary may make transfers of property subject to casualty or condemnation proceedings upon the occurrence of the related Recovery Event;

(xvii) each of Holdings and any Restricted Subsidiary may abandon Intellectual Property rights in the ordinary course of business, which in the reasonable good faith determination of Holdings or a Restricted Subsidiary are not material to or used in the conduct of the business of Holdings and any Restricted Subsidiary taken as a whole, or which are no longer commercially practicable to maintain;

(xviii) each of Holdings and any Restricted Subsidiary may make voluntary terminations of or unwind Swap Contracts;

(xix) subject to Section 2.09(b)(i), each of Holdings and any Restricted Subsidiary may make dispositions resulting from foreclosures by third parties on properties of Holdings or any Restricted Subsidiary and acquisitions by Holdings or any Restricted Subsidiary resulting from foreclosures by such Person or properties of third parties;

(xx) each of Holdings and any Restricted Subsidiary may terminate leases and subleases;

(xxi) each of Holdings and any Restricted Subsidiary may make payments that are otherwise permitted under Sections 10.03 and 10.07;

(xxii) each of Holdings or any Restricted Subsidiary may sell or otherwise dispose of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property;

(xxiii) [reserved];

(xxiv) dispositions of Investments (including Equity Interests) in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xxv) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(xxvi) any disposition of any asset between or among the Restricted Subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to this Section 10.02; and

(xxvii) dispositions permitted by Section 10.03.

To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold or otherwise transferred as permitted by this Section 10.02 (other than to the Lead Borrower or any other Credit Party), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall, and shall be authorized to, take any actions deemed appropriate in order to effect the foregoing.

10.03 Dividends. Each of Holdings and any Restricted Subsidiary will not pay any Dividends with respect to Holdings or any Restricted Subsidiary, except that:

(i) any Restricted Subsidiary may pay Dividends or return capital or make distributions and other similar payments with regard to its Equity Interests to Holdings or to any Restricted Subsidiaries which directly or indirectly own equity therein;

(ii) any non-Wholly-Owned Subsidiary of Holdings may pay cash Dividends to its shareholders generally so long as Holdings or any Restricted Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii) so long as no Default or Event of Default exists at the time of the applicable Dividend, redemption or repurchase or would exist immediately after giving effect thereto and each of the Distribution Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such Dividend, redemption or repurchase, Holdings or any Restricted Subsidiary may pay cash Dividends to Holdings to allow Holdings to redeem or repurchase or to pay cash dividends to any other Parent Company to redeem or repurchase, contemporaneously with such Dividend, Equity Interests of Holdings or such

Parent Company from management, employees, officers and directors (and their successors and assigns) of Holdings and any Restricted Subsidiary; provided that (A) the aggregate amount of Dividends made by the Lead Borrower or any Restricted Subsidiary to Holdings pursuant to this clause (iii), and the aggregate amount paid by Holdings in respect of all such Equity Interests so redeemed or repurchased shall not (net of any cash proceeds received by Holdings or such Restricted Subsidiary, as applicable, (but in no event from any Initial Public Offering) from issuances of its Equity Interests and contributed to the Lead Borrower or such Restricted Subsidiary, as applicable, in connection with such redemption or repurchase), in either case, exceed $15,000,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years only); (B) such amount in any calendar year may be increased by an amount not to exceed: (I) the cash proceeds of key man life insurance policies received by Holdings or any Restricted Subsidiary after the Closing Date; plus (II) the net proceeds from the sale of Equity Interests of Holdings or any Parent Company, in each case to members of management, managers, directors or consultants of any Parent Company or any of its Subsidiaries that occurs after the Closing Date, where the net proceeds of such sale are received by or contributed to Holdings; less (III) the amount of any Dividends previously made with the cash proceeds described in the preceding clause (I); and (C) cancellation of Indebtedness owing to a Restricted Subsidiary from members of management, officers, directors, employees of Holdings or any Restricted Subsidiary in connection with a repurchase of Equity Interests of Holdings or any Parent Company will not be deemed to constitute a Dividend for purposes of this Agreement;

(iv) Holdings or any Restricted Subsidiary may pay cash Dividends to Holdings or a Parent Company so long as the proceeds thereof are promptly used by Holdings (or subsequently paid to any other Parent Company) to pay expenses incurred by Holdings or any other Parent Company in connection with offerings, registrations, or exchange listings of equity or debt securities and maintenance of same (A) where the net proceeds of such offering are to be received by or contributed to Holdings, (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or loaned, or (C) otherwise on an interim basis prior to completion of such offering so long as Holdings and any other Parent Company shall cause the amount of such expenses to be repaid to Holdings or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if such offering is completed;

(v) Holdings or any Restricted Subsidiary may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid to any other Parent Company) to pay costs (including all professional fees and expenses) incurred by Holdings or any other Parent Company in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Securities Exchange Act or the respective rules and regulations promulgated thereunder;

(vi) Holdings or any Restricted Subsidiary may pay cash dividends or other payments to, or make loans or advances to, Holdings, any Parent Company or the equity interest holders thereof in amounts required for any Parent Company or the equity interest holders thereof to pay, in each case without duplication:

(a) franchise and similar Taxes (and other fees and expenses) required to maintain their corporate existence to the extent such Taxes, fees and expenses are directly attributable to the ownership or operations of Holdings and any Restricted Subsidiary;

(b) for any taxable period for which Holdings or such Restricted Subsidiary is treated as a partnership or disregarded entity for U.S. federal and/or applicable state, local or foreign income tax purposes, amounts so that Holdings or any Parent Company (i) may without duplication, pay any income, franchise or other Taxes payable by it in respect of its ownership of Holdings, the Lead Borrower, or such Restricted Subsidiary, as applicable and (ii) without duplication may make the Tax distributions required by its operating agreement, excluding in each case, any Tax or required Tax distribution determined by reference to the income or activities of any Person other than the Subsidiaries of Holdings, provided that, the amount of such payments for any taxable period in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to Holdings or any Restricted Subsidiary;

(c) general corporate operating and overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) of any Parent Company to the extent such costs and expenses are directly attributable to the ownership or operations of Holdings and any Restricted Subsidiary;

(d) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any Parent Company;

(e) the purchase or other acquisition by any Parent Company of Holdings of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person; provided that, if such purchase or other acquisition had been made by Holdings, it would have constituted a Permitted Acquisition permitted to be made pursuant to Section 9.13; provided further that (A) such dividend, distribution, loan or advance shall be made concurrently with the closing of such purchase or other acquisition and

(B) such Parent Company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to Holdings or any Restricted Subsidiary or (2) the merger or amalgamation (to the extent permitted in Section 10.02) into Holdings or any Restricted Subsidiary of the Person formed or acquired in order to consummate such purchaser or other acquisition, and in each case to comply with and execute and deliver all of the documentation as and to the extent required by Section 9.13 to the reasonable satisfaction of the Administrative Agent; and

(f) any customary fees and expenses related to any unsuccessful equity offering by any Parent Company directly attributable to the operations of Holdings and any Restricted Subsidiary;

(vii) reasonable and customary indemnities to directors, officers and employees of any Parent Company in the ordinary course of business, to the extent directly attributable to the ownership or operation of Holdings and any Restricted Subsidiary;

(viii) Holdings may pay cash Dividends to any Parent Company so long as the proceeds thereof are promptly used by such Parent Company for payment of (x) obligations under or in respect of director and officer insurance policies to the extent directly attributable to the ownership or operation of Holdings and any Restricted Subsidiary or (y) so long as no Specified Event of Default shall have occurred and be continuing at such time, indemnification obligations owing to the Sponsor and Sponsor Affiliates under the Sponsor Agreement (as in effect on the Closing Date);

(ix) any Dividend used to fund the Transaction, including Transaction Costs;

(x) Holdings may pay cash Dividends to any Parent Company so long as the proceeds thereof are used to pay the Sponsor or Sponsor Affiliate fees, expenses and indemnification payments that are then permitted to be paid pursuant to Sections 10.06(v) and 10.06(viii);

(xi) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or similar equity incentive awards;

(xii) [reserved];

(xiii) Holdings may pay Dividends in an aggregate amount not to exceed the Available Amount as of the applicable date of such Dividend so long as the Distribution Conditions are satisfied on a Pro Forma Basis immediately prior to and after giving effect to such Dividend;

(xiv) purchases of minority interests in non-Wholly-Owned Subsidiaries by Holdings and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Investments pursuant to Section 10.05(xvii), shall not exceed $2,000,000;

(xv) Holdings and each Restricted Subsidiary may make Dividend payments or other distributions payable solely in the Equity Interests of such Person so long as in the case of dividend or other distribution by a Restricted Subsidiary, the Lead Borrower or a Restricted Subsidiary receives at least its pro rata share of such Dividend or distribution;

(xvi) Holdings may make payments with the cash proceeds contributed to its common equity from the net cash proceeds of any equity issuance by any Parent Company, so long as such payments are made substantially concurrently with such contribution and, with respect to any such payments, no Event of Default shall have occurred and be continuing or would result therefrom;

(xvii) Holdings and any Restricted Subsidiary may pay Dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with another provision of this Section 10.03; and

(xviii) other Dividends and distributions so long as (i) at the time of making such Dividend or distribution, no Default or Event of Default has occurred and is continuing or shall result therefrom (ii) the Distribution Conditions are satisfied on a Pro Forma Basis immediately prior to and after giving effect to such Dividend or distribution and (iii) prior to and after giving effect to such Dividend or distribution, the Total Net Leverage Ratio on a Pro Forma Basis for the most recently ended Test Period shall not exceed 4.50:1.00.

10.04 Indebtedness. Holdings will not, and will not permit any Restricted Subsidiary to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to (x) this Agreement and the other Credit Documents and (y) the Term Loan Credit Agreement;

(ii) Indebtedness under Swap Contracts entered into with respect to other Indebtedness permitted under this Section 10.04 so long as the entering into of such Swap Contracts are bona fide hedging activities and are not for speculative purposes;

(iii) Indebtedness of Holdings and any Restricted Subsidiary evidenced by Capitalized Lease Obligations and purchase money Indebtedness (including obligations in respect of mortgages, industrial revenue bonds, industrial development bonds and similar financings) described in Sections 10.01(vi) and (vii); provided that in no event shall the aggregate principal amount of Capitalized Lease Obligations and the principal amount of all such Indebtedness incurred or assumed in each case after the Closing Date permitted by this clause (iii) exceed the greater of $30,000,000 and 30% of Consolidated EBITDA at any one time outstanding;

(iv) [reserved];

(v) Indebtedness of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (y) in no event shall the aggregate principal amount of Indebtedness incurred or assumed in each case after the Closing Date permitted by this clause (v) exceed the greater of $25,000,000 and 25% of Consolidated EBITDA;

(vi) intercompany Indebtedness among Holdings and any Restricted Subsidiary to the extent permitted by Section 10.05(vi);

(vii) Indebtedness outstanding on the Closing Date and listed on Schedule 10.04(vii) (“Existing Indebtedness”) and any subsequent extension, renewal or refinancing thereof; provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension; provided, however, that such refinancing Indebtedness: (x) has a Weighted Average Life to Maturity at the time such refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being extended, renewed or refinanced; (y) to the extent such refinancing Indebtedness extends, renews or refinances Indebtedness subordinated or pari passu to the Loans, such refinancing Indebtedness is subordinated or pari passu to the Loans at least to the same extent as the Indebtedness being extended, renewed or refinanced; and (z) shall not include Indebtedness of a Restricted Subsidiary that is not a Credit Party that refunds, refinances, replaces, renews, extends or defeases Indebtedness of a Credit Party to the extent permitted to be incurred under clause (viii) below;

(viii) Indebtedness of Restricted Subsidiaries that are not Credit Parties; provided that (i) the aggregate principal amount of Indebtedness outstanding pursuant to this clause (viii) shall not at any time exceed the greater of $10,000,000 and 10% of Consolidated EBITDA and (ii) such Indebtedness shall not be guaranteed by any Credit Party;

(ix) [reserved];

(x) Indebtedness incurred in the ordinary course of business to finance insurance premiums or take-or-pay obligations contained in supply arrangements;

(xi) Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and Indebtedness in connection with the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, including, in each case, Bank Product Debt;

(xii) [reserved];

(xiii) [reserved];

(xiv) refinancings, renewals or extensions of any Indebtedness incurred pursuant to clause (v) above; provided that the aggregate principal amount of the Indebtedness to be refinanced, renewed or extended does not increase from that amount outstanding at the time of any such refinancing, renewal or extension, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension, and is on terms not less favorable in any material respect to the Lenders;

(xv) Indebtedness of the Lead Borrower and any Restricted Subsidiary; provided that (A) no Default or Event of Default then exists or would result therefrom, (B) such Indebtedness shall not exceed $25,000,000 and (C) to the extent such Indebtedness is incurred by a Credit Party, such Indebtedness shall not be an asset-based loan facility;

(xvi) Contingent Obligations for customs, stay, performance, bid, appeal, judgment, replevin and similar bonds and suretyship arrangements, and completion guarantees and other obligations of a like nature, all in the ordinary course of business;

(xvii) Contingent Obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(xviii) guarantees made by Holdings or any Restricted Subsidiary of Indebtedness of Holdings or any such Restricted Subsidiary permitted to be outstanding under this Section 10.04; provided that such guarantees are permitted by Section 10.05;

(xix) guarantees made by any Foreign Subsidiary that is not a Credit Party of Indebtedness of any other Foreign Subsidiary that is not a Credit Party permitted to be outstanding under this Section 10.04;

(xx) guarantees made by Restricted Subsidiaries acquired pursuant to a Permitted Acquisition of Indebtedness acquired or assumed pursuant thereto in accordance with clause (v) of this Section 10.04, or any refinancing thereof pursuant to clause (xiv) of this Section 10.04; provided that such guarantees may only be made by Restricted Subsidiaries who were required to be guarantors of the Indebtedness originally acquired or assumed pursuant to this Section 10.04 at the time of the consummation of the Permitted Acquisition to which such Indebtedness relates;

(xxi) customary Contingent Obligations in connection with sales, other dispositions and leases permitted under Section 10.02 (but not in respect of Indebtedness for borrowed money or Capitalized Lease Obligations) including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(xxii) guarantees of Indebtedness of directors, officers and employees of Holdings or any Restricted Subsidiary in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes;

(xxiii) [reserved];

(xxiv) [reserved];

(xxv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within two (2) Business Days of its incurrence;

(xxvi) (x) severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of Holdings or any Restricted Subsidiary incurred in the ordinary course of business, (y) Indebtedness representing deferred compensation or stock-based compensation to employees of Holdings and the Restricted Subsidiaries and (z) Indebtedness consisting of promissory notes issued by any Credit Party to current or former consultants, officers, directors and employees, their respective spouses, former spouses, successors, estates, executors, administrators, heirs, legatees or distributees to finance the purchase or redemption of Equity Interests of Holdings or of any Parent Company permitted by Section 10.03(iii);

(xxvii) [reserved];

(xxviii) (x) guarantees made by Holdings or any Restricted Subsidiary of obligations (not constituting debt for borrowed money) of Holdings or any Restricted Subsidiary owing to vendors, suppliers and other third parties incurred in the ordinary course of business and (y) Indebtedness of any Credit Party as an account party in respect of trade letters of credit issued in the ordinary course of business; provided that such guarantees are permitted by Section 10.05;

(xxix) Permitted Junior Debt of Holdings and any Restricted Subsidiary incurred under Permitted Junior Debt Documents so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of Permitted Junior Debt, (ii) no Default or Event of Default then exists or would result therefrom, (iii) the aggregate principal amount of Permitted Junior Debt issued or incurred after the Closing Date shall not exceed the greater of (x) $20,000,000 and (y) an amount such that immediately after giving effect to the incurrence of such additional Indebtedness and the receipt and application of the proceeds therefrom, (a) if secured (which must be on a junior basis to the Obligations), the Total Secured Net Leverage Ratio of Holdings and its Restricted Subsidiaries would not be greater than 6.00:1.00 or (b) if unsecured, the Total Net Leverage Ratio of Holdings and its Restricted Subsidiaries would not be greater than 6.00:1.00, and (iv) the Lead Borrower shall have furnished to the Administrative Agent a certificate from a responsible Officer certifying as to compliance with the requirements of preceding clauses (i), (ii) and (iii) and (iv) and containing the calculations required by preceding clause (iv); provided that the amount of Permitted Junior Debt which may be incurred pursuant to this clause (xxix) by non-Credit Parties shall not exceed $10,000,000;

(xxx) Indebtedness arising out of Sale-Leaseback Transactions permitted by Section 10.01(xviii);

(xxxi) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxx) above.

10.05 Advances, Investments and Loans. Each of Holdings and any Restricted Subsidiary will not, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents or designate a Subsidiary as an Unrestricted Subsidiary (each of the foregoing, an “Investment” and, collectively, “Investments” and with the value of each Investment being measured at the time made and without giving effect to subsequent changes in value or any write-ups, write-downs or write-offs thereof but giving effect to any cash return or cash distributions received by Holdings and any Restricted Subsidiary with respect thereto), except that the following shall be permitted:

(i) Holdings and any Restricted Subsidiary may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of Holdings or such Restricted Subsidiary;

(ii) Holdings and any Restricted Subsidiary may acquire and hold cash and Cash Equivalents;

(iii) Holdings and any Restricted Subsidiary may hold the Investments held by them on the Closing Date and described on Schedule 10.05(iii), and any modification, replacement, renewal or extension thereof that does not increase the principal amount thereof unless any additional Investments made with respect thereto are permitted under the other provisions of this Section 10.05;

(iv) Holdings and any Restricted Subsidiary may acquire and hold Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, and Investments received in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) Holdings and any Restricted Subsidiary may enter into Swap Contracts to the extent permitted by Section 10.04(ii);

(vi) (a) Holdings and any Restricted Subsidiary may make intercompany loans to and other investments in Credit Parties (other than Holdings, unless otherwise permitted by Section 10.03), (b) any Restricted Subsidiary that is not a Credit Party may make intercompany loans to and other investments in Holdings or any Restricted Subsidiary so long as in the case of such intercompany loans to Credit Parties (other than Holdings), all payment obligations of the respective Credit Parties are subordinated to their obligations under the Credit Documents on terms reasonably satisfactory to the Administrative Agent, (c) the Credit Parties may make intercompany loans to, guarantees on behalf of, and other investments in, Subsidiaries that are not Credit Parties so long as the aggregate amount of outstanding loans, guarantees and other Indebtedness made pursuant to this subclause (c) does not exceed the greater of $5,000,000 and 5% of Consolidated EBITDA, (d) any Restricted Subsidiary that is not a Credit Party may make intercompany loans to, and other investments in, any other Restricted Subsidiary that is also not a Credit Party and (e) Credit Parties may make intercompany loans and other investments in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that results in the proceeds of the initial Investment being invested in one or more Credit Parties; (other than Holdings, unless otherwise permitted by Section 10.03);

(vii) Permitted Acquisitions in accordance with Section 9.13;

(viii) loans and advances by Holdings and any Restricted Subsidiary to officers, directors and employees of Holdings and any Restricted Subsidiary in connection with (i) relocations and other ordinary course of business purposes (including travel and entertainment expenses) shall be permitted and (ii) any such Person’s purchase of Equity Interests of Holdings or any Parent Company; provided that no cash is actually advanced pursuant to this clause (ii) unless immediately repaid;

(ix) advances of payroll payments to employees of Holdings and any Restricted Subsidiary in the ordinary course of business;

(x) non-cash consideration may be received in connection with any sale of assets permitted pursuant to Section 10.02(iii) or (xi);

(xi) additional Restricted Subsidiaries may be established or created if Holdings and such Subsidiary comply with the requirements of Section 9.11, if applicable; provided that to the extent any such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 10.05, and such new Subsidiary at no time holds any assets or liabilities other than any merger or amalgamation consideration contributed to it contemporaneously with the closing of such transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.11, as applicable, until the respective acquisition is consummated (at which time the surviving, continuing or transferee entity of the respective transaction and its Subsidiaries shall be required to so comply in accordance with the provisions thereof);

(xii) extensions of trade credit may be made in the ordinary course of business (including advances made to distributors consistent with past practice), Investments received in satisfaction or partial satisfaction of previously extended trade credit from financially troubled account debtors, Investments consisting of prepayments to suppliers made in the ordinary course of business and loans or advances made to distributors in the ordinary course of business;

(xiii) earnest money deposits may be made to the extent required in connection with Permitted Acquisitions and other Investments to the extent permitted under Section 10.01(xxix);

(xiv) Investments in deposit accounts or securities accounts opened in the ordinary course of business;

(xv) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(xvi) Investments in the ordinary course of business consisting of UCC Article 3 or similar endorsements for collection or deposit;

(xvii) purchases of minority interests in non-Wholly-Owned Subsidiaries of Holdings by the Credit Parties; provided that the aggregate amount of such purchases, when added to the aggregate amount of Dividends pursuant to Section 10.03(xiv), shall not exceed $2,000,000;

(xviii) other Investments so long as (i) at the time of making such Investment, no Default or Event of Default has occurred and is continuing or shall result therefrom and (ii) before and after giving effect to such Investment, the Payment Conditions are satisfied;

(xix) in addition to Investments permitted by this Section 10.05, Holdings and any Restricted Subsidiary may make additional loans, advances, acquisitions and other Investments to or in a Person (including a Joint Venture), in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xix), not to exceed (1) the greater of $10,000,000 and 10% of Consolidated EBITDA, plus (2) so long as no Event of Default has then occurred and is continuing or would result from any action, the Available Amount;

(xx) the licensing, sublicensing or contribution of intellectual property rights pursuant to arrangements with Persons other than Holdings and the Restricted Subsidiaries in the ordinary course of business for fair market value, as determined by Holdings or such Restricted Subsidiary, as the case may be, in good faith;

(xxi) loans and advances to any Parent Company in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or cash Dividends made to any Parent Company), Dividends permitted to be made to any Parent Company in accordance with Section 10.03; provided that any such loan or advance shall reduce the amount of such applicable cash Dividend thereafter permitted under Section 10.03 by a corresponding amount (if such applicable subsection of Section 10.03 contains a maximum amount);

(xxii) Investments to the extent that payment for such Investments is made solely by the issuance of Equity Interests constituting common stock or Qualified Preferred Stock of Holdings (or any Equity Interests of any other Parent Company) to the seller of such Investments;

(xxiii) Investments of a Person that is acquired and becomes a Restricted Subsidiary or of a company merged or amalgamated or consolidated into any Restricted Subsidiary, in each case after the Closing Date and in accordance with this Section 10.05 and/or Section 10.02, as applicable, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, do not constitute a material portion of the aggregate assets acquired in such transaction and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(xxiv) Investments in a Restricted Subsidiary that is not a Credit Party or in a Joint Venture, in each case, to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Restricted Subsidiary or Joint Venture to a Credit Party;

(xxv) Investments made on or prior to the Closing Date to consummate the Transaction; and

(xxvi) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case, in the ordinary course of business.

10.06 Transactions with Affiliates. Each of Holdings and any Restricted Subsidiary will not enter into any transaction or series of related transactions with any Affiliate of Holdings or any of Holdings’ Subsidiaries, other than on terms and conditions not less favorable to Holdings or such Restricted Subsidiary as would reasonably be obtained by Holdings or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except:

(i) Dividends may be paid to the extent provided in Section 10.03;

(ii) loans and other transactions among Holdings, the Lead Borrower and any Restricted Subsidiary (and any Parent Company) may be made to the extent otherwise expressly permitted under Section 10.04 or 10.05;

(iii) customary fees and indemnification (including the reimbursement of out-of-pocket expenses) may be paid to directors of Holdings, the Lead Borrower and any Restricted Subsidiary (and, to the extent directly attributable to the operations of Holdings and the other Restricted Subsidiaries, to any other Parent Company);

(iv) Holdings and any Restricted Subsidiary may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions, stay bonuses, severance and other similar compensatory arrangements with officers, employees and directors of Holdings, the Lead Borrower and any Restricted Subsidiary in the ordinary course of business;

(v) so long as no Event of Default shall exist (both before and immediately after giving effect thereto) under Sections 11.01 or 11.05, the Lead Borrower may pay fees to the Sponsor or the Sponsor Affiliates (or dividend such funds to Holdings or any Parent Company to be paid to the Sponsor or the Sponsor Affiliates) in an amount that does not exceed $1,000,000 in any fiscal year and perform its other obligations pursuant to the terms of the Sponsor Agreement as in effect on the Closing Date;

(vi) the Transaction (including Transaction Costs) shall be permitted;

(vii) to the extent not otherwise prohibited by this Agreement, transactions between or among Holdings and any Restricted Subsidiary shall be permitted (including equity issuances);

(viii) Holdings may make payments (or make dividends to a Parent Company to make payments) to reimburse the Sponsor or the Sponsor Affiliates for its reasonable out-of-pocket expenses, and to indemnify it, pursuant to the terms of the Sponsor Agreement entered into in connection with the Transaction, in each case as in effect on the Closing Date, subject to amendments not materially adverse to the Lenders;

(ix) transactions and agreements described on Schedule 10.06(x) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(x) Investments in Holdings’ Subsidiaries and Joint Ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such Joint Venture is only an Affiliate as a result of Investments by Holdings and the Restricted Subsidiaries in such Subsidiary or Joint Venture) to the extent otherwise permitted under Section 10.05;

(xi) Holdings or any Restricted Subsidiary may pay Vault Co., a Sponsor associated business consulting firm (the “Consulting Firm”) to provide services as directed by Holdings or such Restricted Subsidiary separate from and in addition to the service to be provided under the Sponsor Management Agreement which may include pricing, procurement, lean manufacturing, e-commerce or similar consulting services intended to grow revenues, decrease costs or improve EBITDA or other performance metrics and shall be provided pursuant to a separate agreement between the Consulting Firm and Holdings and/or a Restricted Subsidiary that will set out the scope, terms and fees (which will be at or, generally, better than prevailing market rates) associated with any such services;

(xii) transactions between Holdings, a Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Holdings, a Restricted Subsidiary or any Parent Company; provided, however, that such director abstains from voting as a director of Holdings, a Restricted Subsidiary or such Parent Company, as the case may be, on any matter involving such other Person;

(xiii) the issuance of Equity Interests in the form of common stock or Qualified Preferred Stock to the Sponsor or any Parent Company, or to any director, officer, employee or consultant thereof;

(xiv) [reserved]; and

(xv) modifications to Indebtedness expressly permitted by Sections 10.07(b) and (d).

Notwithstanding anything to the contrary contained above in this Section 10.06, in no event shall Holdings or any Restricted Subsidiary pay any management, consulting or similar fee to the Sponsor or any Affiliate of the Sponsor (excluding transaction with portfolio companies of the Sponsor and its Affiliates in the ordinary course of business) except as specifically provided in clauses (v) and (xiii) of this Section 10.06.

10.07 Limitations on Payments of Permitted Junior Debt; Modifications of Term Loan Credit Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. Each of the Lead Borrower and any Restricted Subsidiary will not:

(a) make (or give any notice (other than any such notice that is expressly contingent upon the repayment in full in cash of all Obligations other than any indemnification obligations arising hereunder which are not due and payable) in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, Change of Control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), (each, a “Permitted Junior Debt Payment”) on account of any Permitted Junior Debt, except that so long as no Default under Section 11.01 or 11.05 and no Event of Default then exists or would exist immediately after giving effect to the respective repayment, redemption or repurchase, such Permitted Junior Debt may be repaid, redeemed, repurchased or defeased (so long as then retired or the required deposit under the applicable indenture or other document is then made) or the applicable indenture or other document is discharged (so long as the such Permitted Junior Debt will be paid in full within the time period set forth in the applicable indenture or other document) as follows: (x) so long as the Payment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such payment or repayment, in an aggregate amount not to exceed the Available Amount and (y) so long as the Total Net Leverage Ratio on a Pro Forma Basis for the most recently ended Test Period shall not exceed 4.50:1.00 in unlimited amounts; provided that nothing herein shall otherwise prevent the Borrower and Holdings’ Restricted Subsidiaries from (i) refinancing the Permitted Junior Debt; so long as (1) the aggregate principal amount of the Permitted Junior Debt to be refinanced does not increase from that amount outstanding at the time of such refinancing, (2) any new terms of such refinanced Permitted Junior Debt shall be of the type otherwise permitted by the other clauses of this Section 10.07, and (3) such refinanced Permitted Junior Debt shall satisfy the conditions set forth in the definitions of “Permitted Junior Debt” and Section 10.04(xxix) or (ii) so long as not Event of Default has occurred and is continuing, making any regularly scheduled interest and/or amortization payments on the Permitted Junior Debt; provided, however, that no Permitted Junior Debt Payment shall be permitted under this Section 10.07(a), if prior to and after giving effect to such Permitted Junior Debt Payment, Availability would be less than $10,000,000;

(b) amend or modify, or permit the amendment or modification of any provision of the Term Loan Credit Documents, except to the extent permitted by the Intercreditor Agreement;

(c) [reserved];

(d) amend or modify any Permitted Junior Debt Documents (after the entering into thereof) other than any amendment or modification that is not adverse to the interests of the Lenders in any material respect; provided that such modification will not be deemed to be materially adverse if such Indebtedness could be otherwise incurred under this Agreement with such terms as so modified at the time of such modification;

(e) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Equity Interests, or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (e) could not reasonably be expected to be materially adverse to the interests of the Lenders; or

(f) make any payment in respect of earn outs or other contingent payments in respect of the Acquisition Agreement, or amend, modify or change any payment date or amount thereof from the provisions set forth in the Acquisition Agreement as in effect on the Closing Date.

10.08 Limitation on Certain Restrictions on Subsidiaries. Each of Holdings and any Restricted Subsidiary will not, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Holdings or any Restricted Subsidiary, or pay any Indebtedness owed to Holdings or any Restricted Subsidiary, (b) make loans or advances to Holdings or any Restricted Subsidiary or (c) transfer any of its properties or assets to Holdings or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

(i) applicable law;

(ii) this Agreement and the other Credit Documents;

(iii) the Term Loan Credit Documents and other Indebtedness permitted by Section 10.04 so long as such restrictions are not materially more onerous on Holdings or any Restricted Subsidiary than those set forth in the Term Loan Credit Documents;

(iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Holdings or any Restricted Subsidiary;

(v) customary provisions restricting assignment of any licensing agreement (in which Holdings or any Restricted Subsidiary is the licensee) or other contract, lease or sublease entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(vi) restrictions on the transfer of any asset permitted hereunder pending the close of the sale of such asset;

(vii) any agreement or instrument governing Indebtedness assumed in connection with a Permitted Acquisition, to the extent the relevant encumbrance or restriction was not agreed to or adopted in connection with, or in anticipation of, the respective Permitted Acquisition and does not apply to Holdings or any Restricted Subsidiary, or the properties of any such Person, other than the Persons or the properties acquired in such Permitted Acquisition;

(viii) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(ix) any agreement or instrument relating to Indebtedness or Qualified Preferred Stock of a Foreign Subsidiary incurred pursuant to Section 10.04 to the extent such encumbrance or restriction only applies to such Foreign Subsidiary;

(x) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (vii) above; provided that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to Holdings and its Restricted Subsidiaries or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (vii);

(xi) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01;

(xii) restrictions and conditions imposed by the terms of the documentation governing any Indebtedness of a Restricted Subsidiary of Holdings that is not a Credit Party, which Indebtedness is permitted by Section 10.04;

(xiii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.05 and applicable solely to such joint venture;

(xiv) on or after the execution and delivery thereof, the Permitted Junior Debt Documents; and

(xv) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the secured parties with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis.

10.09 Business.

(a) Holdings will not permit at any time the business activities taken as a whole conducted by Holdings and any Restricted Subsidiary to be materially different from the business activities taken as a whole conducted by Holdings and any Restricted Subsidiary on the Closing Date (after giving effect to the Transaction) and Similar Businesses.

(b) Holdings will not engage in any business other than its ownership of the capital stock of, and the management of, the Lead Borrower and Holdings’ other Subsidiaries and activities incidental thereto; provided that Holdings may engage in those activities that are incidental to (i) the maintenance of its corporate existence in compliance with applicable law, (ii) legal, tax and accounting matters in connection with any of the foregoing or following activities, (iii) the entering into, and performing its obligations under, this Agreement, the Credit Documents, the Term Loan Credit Documents and the Sponsor Agreement (as in effect on the Closing Date), (iv) the issuance, sale or repurchase of its Equity Interests and the receipt of capital contributions, (v) the making of dividends or distributions on its Equity Interests, (vi) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (vii) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (viii) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (ix) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of Holdings’ Subsidiaries, (x) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable (including reimbursement to Affiliates for such expenses paid on its behalf), (xi) the consummation of the Transaction, (xii) the making of loans to or other Investments in, (as an intermediary) the Borrowers as and to the extent expressly permitted by this Agreement, (xiii) any other activity expressly permitted hereunder and (xiv) any business or service incidental or reasonably related to or in furtherance of any of the foregoing.

(c) The Credit Parties will not change their (i) accounting policies or reporting practices, except as permitted or required by U.S. GAAP or (ii) fiscal year.

10.10 Negative Pledges. Each of Holdings and any Restricted Subsidiary shall not agree or covenant with any Person to restrict in any way its ability to grant any Lien on its assets in favor of the Lenders, other than pursuant to the Intercreditor Agreement or any other intercreditor agreement contemplated by this agreement, and except that this Section 10.10 shall not apply to

(i) any covenants contained in this Agreement or any other Credit Documents or that exist on the Closing Date;

(ii) covenants contained in the Term Loan Credit Documents as in effect on the Closing Date or as amended in accordance with Section 10.07(b);

(iii) any Permitted Junior Debt (in each case so long as same do not restrict the granting of Liens to secure Indebtedness pursuant to this Agreement);

(iv) covenants and agreements made in connection with any agreement relating to secured Indebtedness permitted by this Agreement but only if such covenant or agreement applies solely to the specific asset or assets to which such Lien relates;

(v) customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the right of assignment thereof;

(vi) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures;

(vii) restrictions imposed by law;

(viii) customary restrictions and conditions contained in agreements relating to any sale of assets or Equity Interests pending such sale, provided such restrictions and conditions apply only to the Person or property that is to be sold;

(ix) contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(x) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money entered into after the Closing Date and otherwise permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the secured parties with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis;

(xi) restrictions on any Foreign Subsidiary that is not a Credit Party pursuant to the terms of any Indebtedness of such Foreign Subsidiary that is not a Credit Party permitted to be incurred hereunder;

(xii) licenses or contracts which, by the terms of such licenses and contracts, prohibit the granting of Liens on the rights contained therein;

(xiii) restrictions on cash (or Permitted Investments) or other deposits imposed by customers under contracts entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(xiv) customary net worth provisions contained in real property leases entered into by the Credit Parties, so long as the Lead Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Credit Parties to meet their ongoing obligations; and

(xv) any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i), (ii), (iii) (ix), (x) and (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Lead Borrower, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.11 Financial Covenants.

(a) The Lead Borrower and any Restricted Subsidiary shall, when Availability is less than $6,500,000 (the “Financial Covenant Test Amount”), have a Consolidated Fixed Charge Coverage Ratio of at least 1.0 to 1.0, tested for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter for which the Borrowers were required to deliver Section 9.01 Financials, and at the end of each succeeding fiscal quarter thereafter until the date on which Availability has exceeded the Financial Covenant Test Amount for 20 consecutive days.

(b) For purposes of determining compliance with the financial covenant set forth in Section 10.11(a) above, cash equity contributions (which equity shall be common equity or Qualified Preferred Stock) made to Holdings (which shall be contributed in cash to the common equity of the Lead Borrower) after the end of the relevant fiscal quarter and on or prior to the day that is 10 Business Days after the Lead Borrower and any Restricted Subsidiary become subject to testing the financial covenant under clause (a) of this Section 10.11 for such fiscal quarter and subsequently on or prior to the day that is 10 Business Days after the end of each subsequent financial quarter (such 10 Business Day periods being referred to herein as the “Interim Period”) will, at the request of the Lead Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) Specified Equity Contributions may be made no more than two times in any four consecutive fiscal quarters and no more than five times during the term of this Agreement, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrowers to be in pro forma compliance with such financial covenant, (c) the Borrowers shall not be permitted to borrow hereunder during the Interim Period until the relevant Specified Equity Contribution has been made, (d) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets calculated on the basis of Consolidated EBITDA contained herein and in the other Credit Documents and (e) there shall be no pro forma or other reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the financial covenant for the fiscal quarter in which such Specified Equity Contribution is made or any applicable subsequent periods which include such fiscal quarter.

Section 11. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01 Payments. Any Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan or any Note, or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect (without duplication of any materiality qualifiers contained therein) on the date as of which made or deemed made; or

11.03 Covenants. Holdings, the Lead Borrower or any Restricted Subsidiary shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.01(f)(i), 9.02(b), 9.04 (as to the Lead Borrower), 9.10, 9.12, 9.13(a), 9.15(c) (other than any such default which is not directly caused by the action or inaction of Holdings, the Lead Borrower or any Restricted Subsidiary, which such default shall be subject to clause (iii) below), or Section 10, (ii) fail to deliver a Borrowing Base Certificate required to be delivered pursuant to Section 9.15(a) within five (5) Business Days of the date such Borrowing Base Certificate is required to be delivered (other than during the occurrence of a Liquidity Event, in which case such period shall be three (3) Business Days), (iii) fail or neglect to perform, keep or observe any term, covenant or agreement contained in Section 9.15(b), which failure or neglect, in the case of this clause (iii) is not cured within ten (10) Business Days from the occurrence of such failure or neglect (other than during the occurrence of a Liquidity Event, in which case such period shall be three (3) Business Days), or (iv) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 11.01 and 11.02), and such default in the case of this clause (iv) shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

11.04 Default Under Other Agreements. Holdings, the Lead Borrower or any Restricted Subsidiary (i) shall default in the payment of principal, interest and other amounts payable in respect of any Indebtedness (other than the Obligations), or (ii) is in breach or default under any Indebtedness (other than the Obligations) if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness to cause such Indebtedness to be declared due and payable prior to the stated maturity thereof, provided that (A) it shall not be a Default or an Event of Default under this Section 11.05 unless the aggregate principal amount of all Indebtedness as described in the preceding clauses (i) or (ii) is at least equal to $30,000,000, and (B) in the case of clause (i) above, such default is unremedied and is not waived by the required holders of such Indebtedness; or

11.05 Bankruptcy, etc. Holdings, the Lead Borrower, any Credit Party or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) shall, to the extent applicable, commence a voluntary case or proceeding concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”) or commence analogous case, proceeding, step or procedure in any jurisdiction; or an involuntary case or proceeding is commenced against Holdings, the Lead Borrower, any Credit Party or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) in any jurisdiction, and the petition or proceeding is not controverted within 21 days, or is not dismissed within 60 days, after commencement of the case or proceeding; or a custodian (as defined in the Bankruptcy Code), receiver, interim receiver, receiver-manager, trustee, liquidator, administrator, monitor or similar officer is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Lead Borrower, any Credit Party or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary), or Holdings, the Lead Borrower, any Credit Party or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) commences any other proceeding under any reorganization, bankruptcy, insolvency, arrangement, winding-up, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Lead Borrower, any Credit Party or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary), or there is commenced against Holdings, the Lead Borrower, any Credit Party or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) any such proceeding which remains undismissed for a period of 60 days, or Holdings, the Lead Borrower, any Credit Party or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) is adjudicated, or is deemed for the purposes of any applicable law to be, insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings, the Lead Borrower, any Credit Party or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) suffers any appointment of any custodian, receiver, interim receiver, receiver-manager, trustee, liquidator, administrator, monitor or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Lead Borrower, any Credit Party or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by Holdings, the Lead Borrower, any Credit Party or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) (other than any Immaterial Subsidiary) for the purpose of effecting any of the foregoing; or

11.06 ERISA. (a) An ERISA Event has occurred with respect to a Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect or (b) a Credit Party or any ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and a Material Adverse Effect would result; or

11.07 Credit Documents. (i) Any Credit Document shall for any reason cease to be, or shall be asserted in writing by Holdings, any Borrower or any Restricted Subsidiary not to be, a legal, valid and binding obligation of any party thereto or (ii) any of the Security Documents shall for any reason cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation (to the extent provided therein), a perfected (or the equivalent under applicable law with respect to Collateral located outside of the United States) security interest in, and Lien on, all of the Collateral (other than Collateral with an aggregate fair market value not in excess of $15,000,000), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01)); or

11.08 Guaranties. Any Credit Party Guaranty or any provision thereof shall cease to be in full force or effect as to any Credit Party, or any Guarantor or any Person acting for or on behalf of such Credit Party shall deny or disaffirm such Credit Party’s obligations under the Credit Party Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Credit Party Guaranty to which it is a party or (ii) the Fund Guaranty or any provision thereof shall cease to be in full force or effect as to the Fund Guarantor (other than if terminated in accordance with its terms), or any Person acting for or on behalf of the Fund Guarantor shall deny or disaffirm the Fund Guarantor’s obligations under the Fund Guaranty or the Fund Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Fund Guaranty; or

11.09 Judgments. One or more judgments or decrees shall be entered against Holdings, the Lead Borrower or any Restricted Subsidiary involving in the aggregate for Holdings, the Lead Borrower and any Restricted Subsidiary a liability or liabilities (not paid or fully covered by a reputable and solvent insurance company with respect to judgments for the payment of money) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and (i) the aggregate amount of all such judgments and decrees (to the extent not paid or fully covered by such insurance company) equals or exceeds $30,000,000 or (ii) such judgments, individually and in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect; or

11.10 Change of Control. A Change of Control shall occur; or

11.11 Intercreditor Agreement, etc. Any provision of the Intercreditor Agreement or any Additional Intercreditor Agreement shall, for any reason, cease to be valid and binding on any party thereto (other than the Administrative Agent or the Collateral Agent) or any such party thereto shall so claim in writing to any Agent or any Lender or any such party challenges the validity of or its liability under the Intercreditor Agreement or any Additional Intercreditor Agreement; or

11.12 Anti-Money-Laundering/International Trade Law Compliance. (a) Any representation or warranty contained in Sections 8.15 is or becomes false or misleading, at any time or (b) any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.16;

then and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Lead Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to any Credit Party, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clause (i) below such Event of Default shall occur automatically without the giving of any such notice): (i) declare the Aggregate Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (iv) enforce each Credit Party Guaranty, (v) terminate, reduce or condition any Revolving Commitment, or make any adjustment to the Borrowing Base and (vi) require the Credit Parties to Cash Collateralize LC Obligations, and, if the Credit Parties fail promptly to deposit such Cash Collateral, the Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolving Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 7.01 are satisfied).

11.13 Application of Funds. After the exercise of remedies provided for above (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be Cash Collateralized as set forth above):

(a) any amounts received on account of the Obligations (other than proceeds of Collateral) shall, subject to the provisions of Sections 2.11 and 2.13(s), be applied in the following order:

First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Agents and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by any Agent in connection therewith due from any Credit Party;

Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Creditors in connection therewith (other than in respect of any Hedge Liabilities or Cash Management Liabilities);

Third, to the payment of all Obligations consisting of accrued interest then due and payable on account of the Swingline Loans;

Fourth, to the payment of the outstanding principal amount of the Obligations consisting of Swingline Loans;

Fifth, to interest then due and payable on Revolving Loans and other amounts due pursuant to Sections 3.01, 3.02 and 5.01;

Sixth, to Cash Collateralize all LC Exposures (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon and any other L/C Obligations;

Seventh, to the principal balance of Revolving Borrowings then outstanding and all Obligations on account of any Hedge Liabilities and Cash Management Liabilities, pro rata;

Eighth, to all other Obligations pro rata; and

Ninth, the balance, if any, as required by the Intercreditor Agreement or any Additional Intercreditor Agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns).

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Amounts distributed with respect to any Hedge Liabilities or Cash Management Liabilities, shall be the lesser of the maximum Hedge Liabilities or Cash Management Liabilities last reported to the Administrative Agent or the actual Hedge Liabilities or Cash Management Liabilities, in each case, as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Hedge Liabilities or Cash Management Liabilities, and may request a reasonably detailed calculation of such amount from the applicable Secured Creditor. If a Secured Creditor fails to deliver such calculation within five days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero.

In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Eighth of this Section 11.13(a), the Credit Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 11.13(a) is subject to the provisions of the Intercreditor Agreement.

(b) any proceeds of Collateral received by the Administrative Agent shall be applied ratably in the following order:

First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Agents and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by any Agent in connection therewith due from any Credit Party;

Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Creditors in connection therewith (other than in respect of Hedge Liabilities or Cash Management Liabilities);

Third, to the payment of all Obligations consisting of accrued interest then due and payable on account of the Swingline Loans;

Fourth, to the payment of the outstanding principal amount of the Obligations consisting of Swingline Loans;

Fifth, to interest then due and payable on Revolving Loans and other amounts due pursuant to Sections 3.01, 3.02 and 5.01;

Sixth, to Cash Collateralize all LC Exposures (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon and any other L/C Obligations;

Seventh, to the principal balance of Revolving Borrowings then outstanding and all Obligations on account of any Hedge Liabilities and Cash Management Liabilities, pro rata;

Eighth, to all other Obligations pro rata; and

Ninth, the balance, if any, as required by the Intercreditor Agreement or any Additional Intercreditor Agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns).

Excluded Hedge Liabilities with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Section 12. The Administrative Agent.

12.01 Appointment and Authorization.

(a) Each Lender hereby irrevocably designates and appoints PNC Bank, National Association as Administrative Agent and Collateral Agent for such Lender, each to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein. None of the Agents (other than the Administrative Agent and the Collateral Agent) shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as a Lender, a Swingline Lender or an Issuing Bank hereunder. Notwithstanding anything to the contrary set forth in any Credit Document and notwithstanding that any Agent may be named as the “security trustee” under any document, the Agents shall not have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Agents. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each of the Lenders (including in its capacity as a Cash Management Products and Services, any Lender-Provided Interest Rate Hedge and any Lender-Provided Foreign Currency Hedge) hereby further authorizes the Administrative Agent to enter into the Intercreditor Agreement, any Additional Intercreditor Agreement and any respective amendments thereto on behalf of such Lender. Without limiting the generality of the foregoing, each of the Lenders hereby authorizes and directs the Administrative Agent to bind each Lender to the actions required by such Lender under the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement. The Administrative Agent shall take such actions with respect to the amendments to the Intercreditor Agreement, Additional Intercreditor Agreement or any amendments thereto as instructed in writing by the Required Lenders.

(c) The provisions of this Article (other than Sections 12.09 and 12.11) are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions.

12.02 Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their duties under this Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects, except to the extent a court of competent jurisdiction determines in a final nonappealable judgment that the Administrative Agent or the Collateral Agent acted with gross negligence or willful misconduct in the selection of such agent or attorney.

12.03 Liability of Agents.

(a) No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent-Related Person shall believe in good faith shall be necessary, under the circumstances as provided in Section 11) except for its own gross negligence or willful misconduct as determined in a final nonappealable judgment by a court of competent jurisdiction in connection with its duties expressly set forth herein, (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder, (c) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that such Agent-Related Person is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that each of the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Administrative Agent or Collateral Agent to liability or that is contrary to any Credit Document or applicable law, or (d) except as expressly set forth in the Credit Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to any Credit Party that is communicated to or obtained by any Agent-Related Person in any capacity. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions (including the conditions set forth in Sections 6 and 7) of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

(b) If the Administrative Agent shall request instructions from the Lenders with respect to any act or action (including failure to act), consent, designation, specification, requirement or approval, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent in connection with this Agreement or any Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received written instructions, advice or concurrence from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in any other Credit Document); and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, the Lenders shall not have any right of action whatsoever against the Administrative Agent as a result of its acting or refraining from acting hereunder in either case in accordance with the instructions of the Required Lenders. This provision is intended solely for the benefit of the Administrative Agent and its successors and permitted assigns and is not intended and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

(c) Neither the Administrative Agent nor the Collateral Agent shall be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

(d) Neither the Administrative Agent nor the Collateral Agent shall be under any obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Credit Parties, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.

12.04 Reliance by the Agents.

(a) Each of the Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon (i) any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and (ii) advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by such Administrative Agent or Collateral Agent and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each of the Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each of the Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 6, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

12.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Lead Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Section 11; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

12.06 Credit Decision; Disclosure of Information by the Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Credit Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person. Administrative Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Administrative Agent with respect to any Credit Party or Collateral (“Report”). Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Administrative Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Credit Parties’ books, records and representations; (b) that Administrative Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Administrative Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind arising as a direct or indirect result of Administrative Agent furnishing same to such Lender.

12.07 Indemnification of the Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf of such Agent) (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf of such Agent) from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf of such Agent) of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent’s (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf such Agent) own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including, without limitation, the reasonable fees and disbursements of counsel) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the such Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Agents.

12.08 Administrative Agent in Its Individual Capacity. PNC Association and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though PNC was not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, PNC or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, PNC shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Administrative Agent, and the terms “Lender” and “Lenders” include PNC in its individual capacity.

12.09 Successor Administrative Agent.

(a) The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. Resignation or replacement of Administrative Agent as the administrative agent shall automatically operate as the resignation or replacement of such administrative agent as the collateral agent or security trustee. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Lead Borrower at all times other than during the existence of an Event of Default under Sections 11.01 or 11.05 (which consent of the Lead Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and with the consent of the Lead Borrower at all times other than during the existence of an Event of Default under Sections 11.01 or 11.05, a successor administrative agent from among the Lenders; provided that any such successor administrative agent shall be either a domestic office of a commercial bank organized under the laws of the United States or any State thereof, or a United States branch of a bank that is organized under the laws of another jurisdiction, in either case which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 12 and Section 13.01 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(b) Notwithstanding the foregoing, a retiring Administrative Agent shall continue in its obligations to hold collateral security on behalf of the Secured Parties until such time as a successor Administrative Agent is appointed. Upon the appointment of such successor Administrative Agent, the retiring Administrative Agent shall deliver all Collateral then in its possession to such successor Agent, and assist such successor Agent in transferring, amending or otherwise updating any public filings made to perfect or otherwise make public the security interests and Liens of the Agents and the other holders of the Obligations.

12.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.05 and 13.01) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 13.01.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

12.11 Collateral and Guaranty Matters. The Lenders and the Issuing Banks irrevocably authorize the Administrative Agent and the Collateral Agent, as applicable,

(i) to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (i) contingent indemnification obligations and expense reimbursement obligations not yet due and payable and (ii) Hedge Liabilities and Cash Management Liabilities not due and payable) and the expiration or termination of all Letters of Credit (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent), (B) that is sold or to be sold to a Person that is not a Credit Party as part of or in connection with any sale permitted hereunder or (C) subject to Section 13.12, if approved, authorized or ratified in writing by the Required Lenders;

(ii) at the request of the Lead Borrower, to subordinate any Lien on any property granted to or held by the Collateral Agent or Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 10.01(vi), (vii) and (xiv) but only to the extent such sections permit such Lien to be prior to the Liens held by the Collateral Agent and the Administrative Agent under the Credit Documents and such Collateral is not included in the Borrowing Base at such time; and

(iii) to release any Guarantor from its obligations under the Credit Party Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s, as applicable, authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Credit Party Guaranty pursuant to this Section 12.11.

12.12 Bank Product Providers. Each provider of any Cash Management Products and Services, Lender-Provided Foreign Currency Hedges or Lender-Provided Interest Rate Hedges, by delivery of a notice to the Administrative Agent of such agreement, agrees to be bound by this Section 12. Each such provider of any Cash Management Products and Services, Lender-Provided Foreign Currency Hedges or Lender-Provided Interest Rate Hedges shall indemnify and hold harmless all Agent-Related Persons, to the extent not reimbursed by the Credit Parties, against all claims that may be incurred by or asserted against any Agent-Related Person in connection with such provider’s Cash Management Liabilities or Hedge Liabilities.

12.13 Administrative Agent and the Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Credit Documents, and each of the Lenders (in its capacities as a Lender) and other Agent hereby irrevocably appoint and authorize the Administrative Agent to act as the agent of such Lender and such Agent for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this capacity, the Administrative Agent, as “collateral agent” and any agent, employee or attorney-in-fact appointed by the “collateral agent” pursuant to Section 12.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the “collateral agent”, shall be entitled to the benefits of all provisions of this Section 12 and Section 13 as though such agent, employee or attorney-in-fact were the “collateral agent” under the Credit Documents, as if set forth in full herein with respect thereto.

12.14 Withholding Taxes. To the extent required by any applicable laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 5.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 12.14. The agreements in this Section 12.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 12.14, the term “Lender” shall include any Issuing Bank and any Swingline Lender.

12.15 Collateral Agent As Security Trustee.

(a) The Collateral Agent declares that it holds (i) the benefit of each English law governed Security Agreement; (ii) the benefit of the covenants contained in each English law governed Security Agreement; and (iii) all the rights and claims thereunder, on trust for those entities which are from time to time Secured Creditors.

(b) The Collateral Agent may rely on, exercise and be protected by the discretions, protections, powers and rights conferred on trustees, mortgagees or receivers under the Act, the Trustee Acts 1925 and 2000 (the Trustee Acts), the Trustee Investment Act 1962 and the Insolvency Act 1986.

(c) Section 1 of the Trustee Act 2000 shall not apply to the duties of the Collateral Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Acts and the provisions of this Agreement and/or any relevant English law governed Security Agreement, the provisions of this Agreement (and/or the relevant English law governed Security Agreement) shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement and/or any relevant English law governed Security Agreement shall constitute a restriction or exclusion for the purposes of that Act.

(d) If the Liens held by the UK Security Trustee are released in full in accordance with Section 12.11 of this Agreement, the trusts set out in this Agreement shall be wound up.

(e) The perpetuity period for the trusts established under this Agreement is 125 years from the date of this Agreement.

Section 13. Miscellaneous.

13.01 Payment of Expenses, etc.

(a) The Credit Parties hereby jointly and severally agree to: (i) pay all reasonable and documented out-of-pocket costs and expenses of the Agents and Issuing Banks (limited in the case of legal counsel to the Administrative Agent, to the reasonable fees and disbursements of Hahn & Hessen LLP, and, if reasonably necessary, one local counsel in any relevant jurisdiction (or other reasonably necessary local or specialty counsel retained with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto (whether or not effective), of the Agents in connection with their syndication efforts with respect to this Agreement and of the Agents, each Issuing Bank and Lender in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings; (ii) pay and hold each Agent, each Lender and each Issuing Bank harmless from and against any and all Other Taxes with respect to the foregoing matters and save each Agent, each Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Agent, such Issuing Bank or such Lender) to pay such Other Taxes; and (iii) indemnify each Agent, each Lender, each Issuing Bank and their respective Affiliates and branches, and the officers, directors, employees, agents, and investment advisors of each of the foregoing (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, reasonable and documented out-of-pocket costs and expenses (limited in the case of legal counsel to reasonable attorneys’ fees and disbursements of (w) a single form of counsel for all Indemnified Persons, taken as a whole, (x) if necessary, a single firm of counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Persons, taken as a whole, (y) solely in the case of an actual or reasonably perceived conflict of interest, of one additional counsel in each applicable material jurisdiction to the affected Indemnified Persons and (z) one firm of regulatory counsel for all Indemnified Persons, taken as a whole) (but excluding Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, actions, costs, expenses and disbursements arising from a non-Tax claim) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, Issuing Bank or Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document, the issuance or amendment of any Letter of Credit, or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the environment relating in any way to any Real Property owned, leased or operated, at any time, by the Lead Borrower or any Restricted Subsidiary; the generation, storage, transportation, handling, Release or threat of Release of Hazardous Materials by the Lead Borrower or any Subsidiaries at any location, whether or not owned, leased or operated by the Lead Borrower or any of Holdings’ Subsidiaries; the non-compliance by the Lead Borrower or any Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property; or any Environmental Claim asserted against the Lead Borrower, any Subsidiaries or relating in any way to any Real Property at any time owned, leased or operated by the Lead Borrower or any Subsidiaries, including, in each case, without limitation, the reasonable and documented out-of-pocket fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding but excluding in each case any losses, liabilities, claims, damages or expenses (i) to the extent incurred by reason of the gross negligence, bad faith or willful misconduct of the applicable Indemnified Person, any Affiliate or branch of such Indemnified Person or any of their respective directors, officers, employees, representatives, agents, Affiliates, trustees or investment advisors, (ii) to the extent incurred by reason of any material breach of the obligations of such Indemnified Person under this Agreement or the other Credit Documents (in the case of each preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) that do not involve or arise from an act or omission by the Credit Parties or any of their respective Affiliates and is brought by an Indemnified Person (other than claims against any Agent or any arranger in its capacity as such or in its fulfilling such role unless such claims arise from the gross negligence or willful misconduct of such Indemnified Person) (as determined by a court of competent jurisdiction in a final, non-appealable judgment)) (collectively, the “Indemnified Liabilities”). To the extent that the undertaking to indemnify, pay or hold harmless any Agent, Issuing Bank or Lender or other Indemnified Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b) No Agent or any Indemnified Person shall be responsible or liable to any Credit Party or any other Person for (x) any determination made by it pursuant to this Agreement or any other Credit Document except for the gross negligence, bad faith or willful misconduct on the part of such Indemnified Person (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or (z) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement or any other Credit Document or the transactions contemplated hereby and thereby.

13.02 Right of Setoff.

(a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Agent, Issuing Bank and Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, in whatever currency) (other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness (in whatever currency) at any time held or owing by each Agent or such Lender (including, without limitation, by branches and agencies of each Agent, Issuing Bank or such Lender wherever located) to or for the credit or the account of the Lead Borrower or any Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Agent, Issuing Bank or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS, ISSUING BANKS AND THE AGENTS HEREUNDER.

13.03 Notices.

Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, c/o Steiner Leisure Limited, 770 S. Dixie Highway, Coral Gables, FL 33146, Attention: Stephen Lazarus, Telephone No.: (305) 358-9002, Facsimile No.: (305) 358-7704, with a copy to (which shall not constitute notice) c/o Catterton Partners, 599 West Putnam Avenue, Greenwich, CT 06839, Attention: Mark Grabowski, Telephone No.: (203) 629-4901; Facsimile No.: (203) 629-4903, with a copy to (which shall not constitute notice) c/o Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, Attention: Jason Kanner, P.C., Telephone No.: (212) 446-4902, Facsimile No.: (212) 446-6460; if to any Lender, at its address specified in writing to the Administrative Agent or as set forth in any Assignment and Assumption Agreement; if to the Administrative Agent, at its Notice Office and with a copy to (which shall not constitute notice) c/o Hahn & Hessen LLP; 488 Madison Avenue, New York, NY 10022, Attention: Steven J. Seif, Esq., Telephone No.: (212) 478-7200, Facsimile No.: (212) 478-7400, or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Lead Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and the Credit Parties shall not be effective until received by the Administrative Agent or the Lead Borrower, as the case may be.

(a) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent. Each of the Agents, Issuing Banks, the Lead Borrower or Holdings may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

13.04 Benefit of Agreement; Assignments; Participations, etc.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided however that no Borrower may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further that, although any Lender may transfer, assign or grant participation in its rights hereunder (other than any transfer, assignment, or grant to a Disqualified Lender unless an Event of Default then exists under Sections 11.01 or 11.05), such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 3.04 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided, further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Revolving Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory repayment of any Revolving Loan shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Revolving Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement, (iii) modify any of the voting percentages set forth in Section 13.12 or the underlying definitions, (iv) except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral under all the Security Documents supporting the Revolving Loans in which such participant is participating or (v) except as otherwise provided in the Credit Documents, release all or substantially all of the value of the Credit Party Guaranty supporting the Loans in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto). Each Borrower agrees that each participant shall be entitled to the benefits of Sections 3.01 and 5.01 (subject to the limitations and requirements of such Sections and it being understood that the documentation required under Section 5.01(b) and Section 5.01(c) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment; provided, however, that a participant shall not be entitled to receive any greater payment under Section 3.01 or Section 5.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant except to the extent such entitlement to a greater payment results from a change in any requirement described in clause (ii) of the definition of “Requirement of Law” after the sale of the participation takes place. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Lead Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and interest amounts) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loan, or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may assign all, or if less than all, a portion equal to at least $5,000,000 (or such lesser amount as may be agreed to by the Administrative Agent and, so long as no Event of Default then exists, the Lead Borrower, which consent shall not be unreasonably withheld or delayed) in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement (which Assignment and Assumption Agreement shall contain an acknowledgement and agreement by the respective assignee that, as a Lender, it shall be subject to, and bound by the terms of the Intercreditor Agreement), provided that (i) at such time, Schedule 2.01 shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrowers for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.04 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the (A) Administrative Agent (B) the applicable Issuing Bank and the applicable Swingline Lender and (C) so long as no Event of Default then exists under Section 11.01 or 11.05 and except in the case of an assignment any Person under clause (a) of the definition of “Eligible Transferee”, the consent of the Lead Borrower shall (in either case) be required in connection with any such assignment pursuant to clause (y) above (which consents, in any such case, shall not be unreasonably withheld, conditioned or delayed); provided that the

Lead Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof, (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (unless waived by the Administrative Agent in its sole discretion) and (v) no such transfer or assignment shall be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15; provided, however, that unless waived in writing by the Administrative Agent, each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Revolving Loan and any related Revolving Commitments. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Revolving Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person that is not already a Lender hereunder, such assignee shall provide to the Administrative Agent and the Borrowers such Tax forms as are required to be provided under clauses (b) and (c) of Section 5.01. To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 3.04 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 3.01 or 5.01 from those being charged by the assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to secure obligations of such Lender, including without limitation, a pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank in support of borrowings made by such Lender from such Federal Reserve Bank or such central bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrowers), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder

(d) Each Lender acknowledges and agrees to comply with the provisions of Section 13.04 applicable to it as a Lender hereunder.

13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrowers or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit

Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

13.06 Reserved.

13.07 Calculations; Computations.

(a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with U.S. GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto); provided that (i) except as otherwise specifically provided herein, all computations of the Applicable Margin, and all computations and all definitions (including accounting terms) used in determining compliance with Section 9.13, shall utilize U.S. GAAP and policies in conformity with those used to prepare the audited financial statements of Holdings and its Subsidiaries referred to in Section 8.05(a)(i) for the fiscal year of Holdings and its Subsidiaries ended December 31, 2014, and, (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis; provided further that if the Lead Borrower notifies the Administrative Agent that the Lead Borrower wishes to amend any leverage calculation or any financial definition used therein to implement the effect of any change in U.S. GAAP or the application thereof occurring after the Closing Date on the operation thereof (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders wish to amend any leverage test or any financial definition used therein for such purpose), then the Lead Borrower and the Administrative Agent shall negotiate in good faith to amend such leverage test or the definitions used therein (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in U.S. GAAP; provided further that all determinations made pursuant to any applicable leverage test or any financial definition used therein shall be determined on the basis of U.S. GAAP as applied and in effect immediately before the relevant change in U.S. GAAP or the application thereof became effective, until such leverage test or such financial definition is amended. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect).

(b) The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL; ETC.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN (i) THE INTERPRETATION OF A COMPANY MATERIAL ADVERSE EFFECT AND WHETHER A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED, (ii) THE ACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF PARENT (OR ITS AFFILIATES) HAS THE RIGHT TO TERMINATE ITS OBLIGATIONS (OR TO DECLINE TO CONSUMMATE THE ACQUISITION) UNDER THE ACQUISITION AGREEMENT AS A RESULT OF A BREACH OF SUCH REPRESENTATION IN THE ACQUISITION AGREEMENT AND (iii) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT (IN THE CASE OF EACH OF CLAUSES (i), (ii) AND (iii), WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY MORTGAGE OR OTHER SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE STATE IN WHICH THE RELEVANT MORTGAGED PROPERTY OR COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE PARTIES HERETO OR THERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, SUCH PARTY, AS THE CASE MAY BE, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING

COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER SUCH PARTY IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Lead Borrower and the Administrative Agent.

13.10 [Reserved].

13.11 Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc.

(a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Credit Parties party hereto or thereto, the Administrative Agent and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions) the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall (i) without the prior written consent of each Lender (and Issuing Bank, if applicable) directly and adversely affected thereby, extend the final scheduled maturity of any Revolving Commitment, or reduce the rate or extend the time of payment of interest or Fees thereon or reduce or forgive the principal amount thereof (it being understood that waivers or modifications of conditions precedent, Defaults or Events of Default shall not constitute a reduction or extension of the time of payment of interest or Fees thereon of any Lender), (ii) except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral under all the Security Documents without the prior written consent of each Lender, (iii) except as otherwise provided in the Credit Documents, release all or substantially all of the value of the Credit Party Guaranty without the prior written consent of each Lender, (iv) amend, modify or waive any pro rata sharing provision of Section 2.10, the payment waterfall provision of Section 11.13, or any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Commitments on the Closing Date), in each case, without the prior written consent of each Lender directly and adversely affected thereby, (v) reduce the percentage specified in the definitions of “Required Lenders” or “Supermajority Lenders” without the prior written consent of each Lender directly and adversely affected thereby (it being understood that, with the prior written consent of the Required Lenders or Supermajority Lenders, as the case may be, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Revolving Commitments are included on the Closing Date), (vi) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement without the consent of each Lender; provided further that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Aggregate Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender) and (2) without the consent of each Agent adversely affected thereby, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of such Agent, (3) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (4) without the consent of an Issuing Bank or a Swingline Lender, amend, modify or waive any provision relating to the rights or obligations of the such Issuing Bank or such Swingline Lender, (5) without the prior written consent of the Supermajority Lenders, change the definition of the terms “Availability” or “Borrowing Base” or any component definition used therein (including, without limitation, the definitions of “Eligible Accounts,” “Eligible Inventory” and “Qualified Cash”) if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves or to add Accounts and Inventory acquired in a Permitted Acquisition to the Borrowing Base as provided herein or (6) without the prior written consent of the Supermajority Lenders, increase the percentages set forth in the term “Borrowing Base” or add any new classes of eligible assets thereto.

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Lead Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 3.04 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay the outstanding Revolving Loans of such Lender in accordance with Section 3.04, provided that, unless the Commitments that are terminated, and Revolving Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further that in any event the Lead Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Revolving Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c) Notwithstanding anything to the contrary contained in clause (a) of this Section 13.12, the Borrowers, the Administrative Agent and each Lender providing the relevant Revolving Commitment Increase may (i), in accordance with the provisions of Section 2.15, enter into an Incremental Revolving Commitment Agreement, and (ii) in accordance with the provisions of Section 2.19, enter into an Extension Amendment, provided that after the execution and delivery by the Borrowers, the Administrative Agent and each such Lender, such Incremental Revolving Commitment Agreement or Extension Amendment may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12.

(d) Without the consent of any other person, the applicable Credit Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Creditors, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Creditors, in any property or so that the security interests therein comply with applicable Requirements of Law.

(e) Notwithstanding anything to the contrary herein, any fee letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto.

(f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definition of “Required Lenders” and “Supermajority Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

(g) Further, notwithstanding anything to the contrary contained in this Section 13.12, if following the Closing Date, the Administrative Agent and any Credit Party shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 3.01, 3.02, 5.01, 12.07 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14 Domicile of Loans. Each Lender may transfer and carry its Revolving Loans at, to or for the account of any office, branch, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 3.01 or 5.01 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15 Register. The Borrowers hereby designate the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Revolving Commitments and principal amount (and related interest amount) of Revolving Loans and LC Obligations by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Holdings, the Lead Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive for such purposes (absent manifest error)), notwithstanding notice to the contrary. With respect to any Lender, the transfer of the Commitments of, and the principal (and interest) amounts of the Revolving Loans owing to it, such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Revolving Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Revolving Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Revolving Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Revolving Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The registration of any provision of Revolving Commitment Increases pursuant to Section 2.15 shall be recorded by the Administrative Agent on the Register only upon the acceptance of the Administrative Agent of a properly executed and delivered Incremental Revolving Commitment Agreement. Coincident with the delivery of such Incremental Revolving Commitment Agreement for acceptance and registration of the provision of Revolving Commitment Increases, as the case may be, or as soon thereafter as practicable, to the extent requested by such Lenders and Notes shall be issued, at the Borrowers’ expense, to such Lender of a Revolving Commitment Increase, to be in conformity with Section 2.04 (with appropriate modification) to the extent needed to reflect Revolving Commitment Increases, and outstanding Revolving Loans made by such Lender of a Revolving Commitment Increase. The Register shall be available for inspection by the Lead Borrower and any Lender, at any reasonable time from time to time upon reasonable prior notice.

13.16 Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 13.16, each Agent and Lender agrees that it will use its commercially reasonable efforts not to disclose without the prior consent of the Lead Borrower other than to its employees, auditors, partners, directors, officer, agents, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender, any information with respect to the Lead Borrower or any Restricted Subsidiary which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by such Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Agent or Lender (or such Agent’s holding or parent company) or to the Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, or as required or requested by any governmental agency or representative thereof (including, without limitation, public disclosures by any Agent or Lender or any of their Affiliates required by the Securities and Exchange Commission or any other governmental or regulatory authority or the National Association of Insurance Commissioners (or any similar organization)), (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to any Agent or the Collateral Agent, (vi) to any prospective or actual direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 (or language substantially similar to this Section 13.16(a)), (vii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee, pledge or participant agrees to be bound by the confidentiality provisions contained in this Section 13.16 (or language substantially similar to this Section 13.16(a)), (viii) in connection with the exercise of any remedy hereunder or under any other Credit Documents or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (ix) any rating agency, (x) the CUSIP Service Bureau or other similar organization, or (xi) otherwise with the consent of the Borrower; (xi) to an investor or prospective investor in securities or interests issued by any fund that is administered, advised or managed by any Lender or any Affiliate of any Lender that also agrees that such information shall be kept confidential and used solely for the purpose of evaluating an investment in such securities or interests issued by such fund; provided further that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations or routine regulatory examinations conducted in the ordinary course with respect to such Agent or Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv), such Agent or Lender will use its commercially reasonable efforts to notify the Lead Borrower in advance of such disclosure so as to afford the Lead Borrower the opportunity to protect the confidentiality of the information proposed to be so disclosed.

(b) The Borrowers hereby acknowledge and agree that each Agent and Lender may share with any of their respective Affiliates and branches, and such Affiliates and branches may share with such Agent or Lender, any information related to Holdings, the Lead Borrower or any Subsidiary (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings, the Lead Borrower and the Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17 USA Patriot Act Notice. Each Agent, Issuing Bank and Lender hereby notifies Holdings and the Credit Parties that pursuant to the requirements of the USA PATRIOT Act Title III of Pub. 107-56 (signed into law October 26, 2001 and amended on March 9, 2009) (the “Patriot Act”) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” policies, regulations, laws or rules and Anti-Terrorism Laws, it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each such Credit Party and other information that will allow each Agent or Lender to identify each such Credit Party in accordance therewith, and each Credit Party agrees to provide such information from time to time to any Agent, Issuing Bank or Lender.

13.18 Special Provisions Regarding Pledges of Equity Interests in Persons Not Organized in Qualified Jurisdictions. The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, all Equity Interests in various Persons owned by the respective Credit Party be pledged, and, to the extent certificated, delivered for pledge, pursuant to the Security Documents (other than to the extent such Equity Interests constitute Excluded Collateral). The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized, or in which the Collateral is deemed located by applicable law, to create and perfect all security interests granted pursuant to the various Security Documents and to take all actions under the laws of, or applicable in, a Covered Jurisdiction (or any political subdivision of any of the foregoing), as applicable, to create and perfect the security interests in the Equity Interests of any Person organized under the laws of said jurisdictions (to the extent said Equity Interests are owned by any Credit Party) in each case to the extent required by the Collateral and Guarantee Requirement.

13.19 Waiver of Sovereign Immunity. Each of the Credit Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, in each case of any kind, hereby irrevocably agrees that, to the extent that Holdings, the Borrowers, or any of their respective Subsidiaries or any of its properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in a Covered Jurisdiction or elsewhere, to enforce or collect upon the Loans or any Credit Document or any other liability or obligation of Holdings, the Borrowers, or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, each Credit Party, for themselves and on behalf of their respective Subsidiaries, hereby expressly waive, to the fullest extent permissible under applicable law, any such immunity, and agree not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere (including a Covered Jurisdiction). Without limiting the generality of the foregoing, each Credit Party further agrees that the waivers set forth in this Section 13.19 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and other applicable law and are intended to be irrevocable for purposes of such Act and such other applicable law.

13.20 [Reserved].

13.21 INTERCREDITOR AGREEMENT.

(a) EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE INTERCREDITOR AGREEMENT, WHICH IN CERTAIN CIRCUMSTANCES MAY REQUIRE (AS MORE FULLY PROVIDED THEREIN) THE TAKING OF CERTAIN ACTIONS BY THE LENDERS, INCLUDING THE PURCHASE AND SALE OF PARTICIPATIONS BY VARIOUS LENDERS TO EACH OTHER IN ACCORDANCE WITH THE TERMS THEREOF.

(b) THE PROVISIONS OF THIS SECTION 13.21 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF ITS AFFILIATES MAKES

ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. A COPY OF THE INTERCREDITOR AGREEMENT MAY BE OBTAINED FROM THE ADMINISTRATIVE AGENT.

(c) THE INTERCREDITOR AGREEMENT IS AN AGREEMENT SOLELY AMONGST THE LENDERS (AND THEIR SUCCESSORS AND ASSIGNS) AND IS ACKNOWLEDGED BY HOLDINGS AND THE OTHER CREDIT PARTIES. AS MORE FULLY PROVIDED THEREIN, THE INTERCREDITOR AGREEMENT CAN ONLY BE AMENDED BY THE PARTIES THERETO IN ACCORDANCE WITH THE PROVISIONS THEREOF.

13.22 Absence of Fiduciary Relationship. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, (i) no Lender shall, solely by reason of this Agreement or any other Credit Document, have any fiduciary, advisory or agency relationship or duty in respect of any Lender or any other Person and (ii) Holdings and the Borrowers hereby waive, to the fullest extent permitted by law, any claims they may have against any Agent or Lender for breach of fiduciary duty or alleged breach of fiduciary duty.

13.23 Electronic Signatures. The words “execution,” “signed,” “signature,” and words of like import in any Credit Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.24 Judgment Currency. If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Credit Document (“Agreement Currency”) into another currency, the rate of exchange used shall be the Spot Rate for conversion into Dollars or, for conversion into another currency, the Spot Rate for the purchase of the Agreement Currency with such other currency through PNC Bank, National Association’s principal foreign exchange trading office for the other currency during such office’s preceding Business Day. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, a Credit Party shall discharge its obligation in respect of any sum due under a Credit Document only if, on the Business Day following receipt by the Administrative Agent of payment in the Judgment Currency, the Administrative Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent and Lenders against such loss. If the purchased amount is greater than the sum originally due, the Administrative Agent shall return the excess amount to such Credit Party (or to the Person legally entitled thereto).

Section 14. Credit Party Guaranty.

14.01 The Guaranty. In order to induce the Agents, the Collateral Agent and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Cash Management Documents or Hedging Documents in recognition of the direct benefits to be received by each Credit Party from the proceeds of the Revolving Loans and the entering into of such Cash Management Documents or Hedging Documents, as the case may be, each Credit Party hereby agrees with the Guaranteed Creditors as follows: each Credit Party hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of its Guaranteed Obligations to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of any Credit Party to the Guaranteed Creditors becomes due and payable hereunder, such Credit Party, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. This Credit Party Guaranty is a guaranty of payment and not of collection. This Credit Party Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Guaranteed Party), then and in such event the respective Credit Party agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Credit Party, notwithstanding any revocation of this Credit Party Guaranty or any other instrument evidencing any liability of any Guaranteed Party, and each Credit Party shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

14.02 Bankruptcy. Additionally, each Credit Party unconditionally and irrevocably guarantees the payment of any and all of its Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by any Guaranteed Party upon the occurrence of any of the events specified in Section 11.05, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in the currency in which the obligation was originally denominated.

14.03 Nature of Liability. The liability of each Credit Party hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and each Credit Party understands and agrees, to the fullest extent permitted under law, that the liability of such Credit Party hereunder shall not be affected or impaired by (a) any direction as to application of payment by any Guaranteed Party or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking (other than payment in cash of the Guaranteed Obligations), or (d) any dissolution, termination or increase, decrease or change in personnel by any Guaranteed Party, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to any Guaranteed Party pursuant to court order in any bankruptcy, insolvency, receivership, reorganization, arrangement, moratorium, winding up or other debtor relief proceeding, and each Credit Party waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 14.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor, or (h) any change in the corporate existence, structure or ownership of any Credit Party or any other Person liable for any of the Guaranteed Obligations, or (i) any bankruptcy, insolvency, receivership, reorganization, arrangement, moratorium, winding up or other debtor relief proceeding affecting any Credit Party, or their assets or any resulting release or discharge of any obligation of any Credit Party, or (j) the existence of any claim, setoff or other rights which any Credit Party may have at any time against any other Credit Party, a Guaranteed Creditor, or any other Person, whether in connection herewith or in any unrelated transactions, or (k) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Credit Party in respect of the Guaranteed Obligations or a Credit Party in respect of this Credit Party Guaranty or the Guaranteed Obligations.

14.04 Independent Obligation. The obligations of each Credit Party hereunder are independent of the obligations of any other guarantor, any other party or any Guaranteed Party, and a separate action or actions may be brought and prosecuted against any Credit Party whether or not action is brought against any other guarantor, any other party or any Guaranteed Party and whether or not any other guarantor, any other party or any Guaranteed Party be joined in any such action or actions. Each Credit Party waives, in its capacity as a guarantor, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Guaranteed Party or other circumstance which operates to toll any statute of limitations as to such Guaranteed Party shall operate to toll the statute of limitations as to the relevant Credit Party.

14.05 Authorization. To the fullest extent permitted under law, each Credit Party authorizes the Guaranteed Creditors without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Credit Party Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against any Guaranteed Party, any other Credit Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, any Guaranteed Party, other Credit Parties or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Guaranteed Party to its creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Guaranteed Party to the Guaranteed Creditors regardless of what liability or liabilities of such Guaranteed Party remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Cash Management Documents, Hedging Documents or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Cash Management Document, Hedging Document or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Credit Party from its liabilities under this Credit Party Guaranty.

14.06 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of any Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

14.07 Subordination. Any indebtedness of any Guaranteed Party now or hereafter owing to any Credit Party is hereby subordinated to the Guaranteed Obligations of such Guaranteed Party owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of such Guaranteed Party to such Credit Party shall be collected, enforced and received by such Credit Party for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of such Guaranteed Party to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of any Credit Party under the other provisions of this Credit Party Guaranty. Without limiting the generality of the foregoing, each Credit Party hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Credit Party Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

14.08 Waiver.

(a) Each Credit Party waives any right (except as shall be required by applicable law and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Guaranteed Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. For purposes of the law of the province of Quebec, if applicable, each Credit Party waives, in its capacity as a guarantor, the benefits of division and discussion. Each Credit Party waives any defense (except as shall be required by applicable statute and cannot be waived) based on or arising out of any defense of any Guaranteed Party, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of any Guaranteed Party, any other Guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Guaranteed Party other than payment of the Guaranteed Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of any Credit Party hereunder except to the extent the Guaranteed Obligations have been paid. Each Credit Party waives, to the fullest extent permitted under law, any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Credit Party against any Guaranteed Party or any other party or any security.

(b) Each Credit Party waives, to the fullest extent permitted under law, all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Credit Party Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Each Credit Party assumes all responsibility for being and keeping itself informed of each Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Credit Party assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise any Credit Party of information known to them regarding such circumstances or risks.

14.09 Maximum Liability. It is the desire and intent of each Credit Party and the Guaranteed Creditors that this Credit Party Guaranty shall be enforced against such Credit Party to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of any Credit Party under this Credit Party Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable federal, state, provincial or foreign law relating to fraudulent conveyances or transfers), then the amount of such Credit Party’s obligations under this Credit Party Guaranty shall be deemed to be reduced and such Credit Party shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

14.10 Payments. All payments made by a Credit Party pursuant to this Section 14 will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 2.06.

14.11 Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non Qualifying Party’s obligations under this Agreement or any other Credit Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 14.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 14.11, or otherwise under this Agreement or any other Credit Document, voidable under applicable Law, including applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 14.11 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Credit Documents. Each Qualified ECP Loan Party intends that this Section 14.11 constitute, and this Section 14.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.

14.12 Information. Each Credit Party assumes all responsibility for being and keeping itself informed of each applicable Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of non-payment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Credit Party assumes and incurs under this guarantee, and agrees that no Guaranteed Creditor shall have any duty to advise any Credit Party of information known to it regarding those circumstances or risks.

* * *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

BORROWERS:

STEINER U.S. HOLDINGS, INC.,
as Lead Borrower

By:	/s/ Stephen Lazarus
Name:	Stephen Lazarus
Title:	Chief Financial Officer

STEINER EDUCATION GROUP, INC.
STEINER RESORT SPAS (CALIFORNIA), INC.
SUS MARKETING, LLC
BLISS DIRECT, INC.
BLISS INTERNATIONAL LICENSING INC.
BLISS WORLD CARD COMPANY
BLISS WORLD HOLDINGS INC.
BLISS WORLD LLC
BWMI, INC.
FCNH, INC.
FLORIDA LUXURY SPA GROUP, INC.
IDEAL IMAGE DEVELOPMENT CORPORATION
IDEAL IMAGE DEVELOPMENT, INC.
IDEAL IMAGE DIRECT, LLC

IDEAL IMAGE OF ARIZONA, LLC
IDEAL IMAGE OF ARKANSAS, LLC
IDEAL IMAGE OF COLORADO, LLC
IDEAL IMAGE OF FLORIDA, LLC
IDEAL IMAGE OF GEORGIA (JV2), LLC
IDEAL IMAGE OF IDAHO, LLC
IDEAL IMAGE OF INDIANA, LLC
IDEAL IMAGE OF KENTUCKY, LLC
IDEAL IMAGE OF MARYLAND, LLC
IDEAL IMAGE OF MASSACHUSETTS, LLC IDEAL IMAGE OF MICHIGAN, LLC
IDEAL IMAGE OF MINNESOTA, LLC
IDEAL IMAGE OF MISSOURI, LLC
IDEAL IMAGE OF NEBRASKA, LLC
IDEAL IMAGE OF NEVADA, LLC
IDEAL IMAGE OF NEW MEXICO, LLC

[Signature Page ABL Agreement—1]

IDEAL IMAGE OF NEW YORK, LLC
IDEAL OF NORTH CAROLINA, LLC
IDEAL IMAGE OF OHIO, LLC
IDEAL IMAGE OF OKLAHOMA, LLC
IDEAL IMAGE OF OREGON, LLC
IDEAL IMAGE OF PENNSYLVANIA, LLC
IDEAL IMAGE OF RHODE ISLAND, LLC
IDEAL IMAGE OF TENNESSEE, LLC
IDEAL IMAGE OF TEXAS, LLC
IDEAL IMAGE OF UTAH, LLC
IDEAL IMAGE OF VIRGINIA, LLC
IDEAL IMAGE OF WASHINGTON, LLC
IDEAL IMAGE OF WISCONSIN, LLC
IDEAL VENTURES, INC.
IDEAL VENTURES OF ARIZONA INC.
I.I. COSMETIC INSTITUTE, INC.
MANDARA PSLV, LLC
MANDARA SPA (CRUISE I), L.L.C.
MANDARA SPA (CRUISE II), L.L.C.
MANDARA SPA (HAWAII), LLC
MANDARA SPA LLC
MANDARA SPA SERVICES LLC
MID-ATLANTIC MASSAGE THERAPY, INC.
SEG CORT LLC
STEINER AMERICAN CRUISES, INC.
STEINER BEAUTY PRODUCTS, INC.
STEINER INTERNATIONAL HOLDINGS LLC
STEINER INTERNATIONAL VENTURES, INC.
STEINER MANAGEMENT SERVICES, LLC
STEINER PRODUCT SUPPORT U.S., LLC
STEINER SPA RESORTS (CONNECTICUT), INC.
STEINER TRANSOCEAN U.S., INC.
VIRGINIA MASSAGE THERAPY, INC.
STEINER SPA RESORTS (NEVADA), INC.
STEINER RESORT SPAS (NORTH CAROLINA), INC.
ELEMIS LIMITED
STEINER TRAINING LIMITED
STEINER UK LIMITED

By:	/s/ Stephen Lazarus
Name:	Stephen Lazarus
Title:	Chief Financial Officer

[Signature Page ABL Agreement—2]

BLISSWORLD LIMITED

By:	/s/ Stephen Lazarus
Name:	Stephen Lazarus
Title:	Director

ELEMIS SPA LIMITED
E.J. CONTRACTS LIMITED
STEINER GROUP LIMITED

By:	/s/ Michael Stephan Haringman
Name:	Michael Stephan Haringman
Title:	Secretary

NEMO (UK) HOLDCO, LTD.

By:	/s/ James Michael Chu
Name:	James Michael Chu
Title:	Director

[Signature Page ABL Agreement—3]

GUARANTORS:

STEINER LEISURE LIMITED,
as Holdings and as a Guarantor

By:	/s/ Stephen Lazarus
Name:	Stephen Lazarus
Title:	Chief Financial Officer

STEINER MARKS LIMITED
STEINER SPA ASIA LIMITED
STEINER SPA LIMITED
STEINER TRANSOCEAN (II) LIMITED
STEINER TRANSOCEAN LIMITED
STO MEDISPA LIMITED

By:	/s/ Stephen Lazarus
Name:	Stephen Lazarus
Title:	Chief Financial Officer

COSMETICS LIMITED
COSMETIC EXPORT INTERNATIONAL LIMITED

By:	/s/ Youlanda Deveaux
Name:	Youlanda Deveaux
Title:	Vice President

NEMO HOLDCO, INC.

By:	/s/ James Michael Chu
Name:	James Michael Chu
Title:	President

[Signature Page ABL Agreement—4]

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent,
Swingline Lender, Issuing Bank and a Lender

By:	/s/ Thomas J. Lorenz
Name:	Thomas J. Lorenz
Title:	Senior Vice President

[Signature Page ABL Agreement]